As submitted to the Securities and Exchange Commission on April 14 , 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

British Virgin Islands	6199	Not Applicable
State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization	Classification Code Number)	Identification No.)

Dongsanhuan Middle Road

#1 Building Unit 1 Room 1501 Unit 13-14,

Chaoyang District, Beijing, People’s Republic of China 100020

+86 010-59817999

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Start Incorp Services Limited

Start Chambers,

Wickham’s Cay II,

P.O. Box 2221, Road Town,

Tortola, British Virgin Islands

Tel: +1 284 494 9820(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Benjamin Tan , Esq. Sichenzia Ross Ference Kesner LLP 61 Broadway, 32nd Floor New York, NY 10006 (212) 930-9700 – telephone (212) 930-9725 – facsimile	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 501 Madison Avenue, 14th Floor New York, NY 10022 (212) 588-0022 – telephone (212) 826-9307 - facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price (1)		Amount of registration fee
Ordinary shares, par value US$0.001 per share (2)	4,000,000	US$	5.00	US$	20,000,000	US$	2 , 318
Underwriter Warrant (3)	-		-		-
Ordinary shares, par value US$0.001 per share underlying Underwriter Warrants (4)	260,000	US$	6.00	US$	1,560,000	US$	181

(1)	The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	No separate fee is required pursuant to Rule 457(g) under the Securities Act of 1933,

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933. If we complete this offering, then on the closing date, we will issue underwriter warrants to Boustead Securities, LLC , serving as the representative of the underwriters to purchase such number of ordinary shares equal to six and one half percent (6.5%) of the total number of the ordinary shares sold by the Company in the offering at an exercise price of 120% of the price at which we sell our ordinary shares in this offering. Assuming a maximum placement of 260,000 warrants and an exercise price of $6.00 per share (120% of a $5.00 offering price), we would receive, in the aggregate, approximately $1,560,000 upon exercise of the underwriter warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion,

Dated                 , 2017

Minimum Offering: 1,600,000 Shares of Ordinary Shares

Maximum Offering: 4,000,000 Shares of Ordinary Shares

CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC.

This is the initial public offering of China Internet Nationwide Financial Services Inc. We are offering a minimum of 1,600,000 and a maximum of 4,000,000 of our ordinary shares. None of our officers, directors or affiliates may purchase shares in this offering. We expect that the initial public offering price of the ordinary shares will be US$5.00 per share.

Prior to this offering, there has been no public market for our ordinary shares. We intend to apply for listing of our ordinary shares on the NASDAQ Global Market under the symbol “CIFS”. If the application is approved, trading of our ordinary shares is expected to begin within five (5) days after the date of initial issuance of the ordinary shares. We cannot assure you that our application will be approved; however, we will not complete this offering without a listing approval letter from The NASDAQ Global Market.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in the ordinary shares involves risks. See “Risk Factors” beginning on page 21.

	Per Ordinary Share		Minimum Offering		Maximum Offering
Price to public (1)	US$	5.00	US$	8,000,000	US$	20,000,000
Underwriting discounts and commissions (2)	US$	0.325	US$	520,000	US$	1,300,000
Proceeds, before expenses, to us	US$	4.675	US$	7,480,000	US$	18,700,000

(1)	We expect that the offering price will be $5.00 per share.

(2)	We will pay the underwriters a cash fee of 6.5% on gross proceeds of this offering. In addition, the underwriters will receive a non-accountable expense allowance equal to 1% of the gross proceeds and compensation in addition to the commission. See “Plan of Distribution and Underwriting” beginning on page 140 of this prospectus for a description of compensation payable to the underwriters.

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In addition to the fees discussed above, we have agreed to issue to the underwriters and to register herein warrants to purchase up to a total of 260,000 ordinary shares (equal to 6.5% of the maximum number of ordinary shares sold in this offering) and to also register herein such underlying shares. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the initial public offering and expiring two (2) years from the effective date of the registration statement. The warrants are exercisable at a per share price of $6.00 (equal to 120% of the public offering price per share in the offering). The warrants are also exercisable on a cashless basis. We do not intend to list the warrants issued to the underwriters on an exchange or over-the-counter quotation system.

The registration statement of which this prospectus is a part also covers the underwriter warrants and the shares of ordinary shares issuable upon the exercise thereof. We also have agreed to reimburse the underwriters for certain of their out-of-pocket expenses. See “Plan of Distribution and Underwriting” for a description of these arrangements.

We expect our total cash expenses for this offering to be approximately $1,100,000 . The underwriters are only required to use their best efforts to sell the maximum number of securities offered (4,000,000). The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our underwriters after which at least 1,600,000 shares of our ordinary shares are sold assuming an offering price of $5.00 per share (the minimum offering); (ii) such time as 4,000,000 shares of our ordinary shares are sold assuming an offering price of $5.00 per share (the maximum offering) or (iii) August 31, 2017. If  we do not sell at least 1,600,000 shares by August 31, 2017, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to us on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China.

Neither the United States Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment in U.S. dollars to purchasers on or about           , 2017.

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This prospectus contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This prospectus contains statistical data and estimates published by National Bureau of Statistics and People’s of Bank of China, including a report titled “2012-2018 China’s Financial Advisory Services Industry Market Overview Analysis”, which we requested Beijing Han Ding Century Consulting Co. Ltd to prepare and for which we paid a fee and which we refer to in this prospectus as the “Han Ding Report”. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until           , 2017 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ordinary shares discussed under “Risk Factors,” before deciding whether to buy our ordinary shares. This prospectus contains information from a report commissioned by us and prepared in 2016, as updated from time to time, by Beijing Han Ding Century Consulting Co. Ltd, an independent market research firm, to provide information on the online consumer finance marketplace industry in China.

Our Mission

Our mission is to be the one-stop shop for providing financial solutions to small-to-medium sized enterprises.

Our founders started our company to champion small-to-medium sized enterprises, in the belief that the growth of such enterprises will form the backbone of and spur China’s transformation from a middle-class country to a high income economy. Meeting the capital needs of the small-to-medium sized enterprises will be integral to their growth.

Our Business

We are in the business of providing financial advisory services to meet the financial and capital needs of our clients, which comprise largely of small-to-medium sized enterprises. Through our wholly-owned subsidiaries, Hongkong Internet Financial Services Limited (“HKIFS”) and Beijing Yingxin Yijia Network Technology Co., Ltd (“WFOE”) and our contractually controlled and managed company, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“SYX” or “Sheng Ying Xin”)  and its wholly-owned subsidiary, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”), we offer commercial payment advisory services, international corporate financing advisory services and intermediary bank loan advisory services.

Historically, we had also made direct loans to certain qualified borrowers. We do not anticipate making any more direct loans but instead, we will be depositing (“entrusting”) our funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers. Be that as it may, we had made the “direct loans” to better utilize our excess cash on hand at that time. However we anticipate that future “entrusted loans” will be infrequent, if at all.

We generate revenue from service fees in connection with our (i) commercial payment advisory services, (ii) international corporate financing advisory services, and (iii) intermediary bank loan advisory services. Additionally we earn interest income from our direct or designated lending business. As returns from these (entrusted) loans are limited and infrequent, we do not regard such loan business as a separate line of business. In addition, we do not expect the balance of such loans to increase significantly in the future and the interest income from such loans would not become a significant portion of our net income. We may gradually cease the conduct of this form of investment when there are better investment options of our cash. We record the interest from these loans under “Other Income” in our financial statements.

We received an Internet Content Provider (“ICP”) license for value-added Internet information services in December 2015. We plan to develop our electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status. The ICP license is a permit issued by the Chinese Ministry of Industry and Information Technology to permit China-based websites to operate in China.

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Our Industry

We operate in a highly-competitive industry. China’s financial services industry has grown quite rapidly over the past decade as a result of China’s economic development, rising consumption power among Chinese consumers and increasing capitals needs among Micro, Small-to-Medium Size Enterprises (“SMEs”). Today, the industry’s prospects in China remain very attractive because the growing consumption levels and financial needs of these SMEs remain underserved.

According to the State Administration for Industry and Commerce (“SAIC”) “National Small-micro Enterprises Development Report” released in March 2014, as of the end of 2013, the total number of PRC enterprises was 15,278,400, of which there were 11,698,700 SMEs, accounting for 76.57% of the total.

According to the Han Ding Report, SMEs contributed 60% to the PRC’s gross domestic product (“GDP”) and 50% to the PRC’s national tax revenue in 2013. However, development of SMEs in the PRC has been stifled due to insufficient financial resources and support from traditional banks and major financing institutions because their company size, limited credit history and lack of guarantor support. This has resulted in a need for our advisory services.

Commercial Payment Advisory Services Industry

We provide commercial payment advisory services to our clients so that they may obtain acceptance bills from banks. The market for acceptance bills has grown significantly over the past twenty years. According to the Han Ding Report, in 2009, the total value of bank acceptance bills and discounted bank acceptance bills issued that year was more than RMB 10 trillion (approximately $1.50 trillion) and RMB 20 trillion (approximately$3.01 trillion), respectively. As of 2014, the total value of acceptance and discounted commercial acceptance bills was more than RMB 22 trillion (approximately$3.31 trillion) and RMB 60 trillion (approximately$9.029 trillion), respectively. In the first three quarters of 2015, enterprises had issued commercial acceptance bills of an aggregate value of RMB 16.6 trillion (approximately$2.50 trillion). Among those enterprises, about 66% were SMEs. Acceptance bills provide SMEs with an efficient solution to finance their capital needs. According to the Han Ding Report, acceptance bills are more commonly used in east China, such as in the Jiangsu, Zhejiang, Shandong and Guangdong provinces.

International Corporate Financing Advisory Services Industry

We help our clients that have overseas financing needs obtain financing to support their overseas business development. Since the PRC’s “Reform and Opening-up” Policy was first established in 1979, China has accomplished remarkable achievements in overseas investments. According to the 2014 Statistical Bulletin of China’s Outward Foreign Direct Investment, Chinese investors invested in 6,128 companies located in 156 different countries and territories, and the investment amount was approximately $123.12 billion, an increase of 14.2% from 2013.

The “One Belt and One Road” Policy was implemented in 2013 and it encourages Chinese companies to seek more development opportunities in the international market. As this policy continues to be implemented, more SMEs seek opportunities abroad, thus increasing the need for international corporate financing.

According to the China Monetary Policy Report for the Fourth Quarter of 2014, by the end of 2014, the amount of loan in foreign currencies of financial institutions was RMB 86.8 trillion (approximately$13.32 trillion), indicating a year-to-year growth rate of 13.3%. According to the Han Ding Report, by the end of September, 2015, the amount of loan in foreign currencies of financial institutions was RMB 97.8 trillion (approximately$14.71 trillion), representing a growth rate of 14.5% compared with the same period of 2014.

Intermediary Bank Loan Advisory Services Industry

We help our clients (typically SMEs) obtain loan financing from PRC banks. SMEs have become an important force for sustained, rapid and healthy development of China’s economy. Moreover, SMEs have played an irreplaceable role in promoting China’s economic development, providing jobs labors and promoting market prosperity. According to the survey of SME Bureau in 2008, 85.6% of SMEs lack liquidity, and 23% of defunct SMEs resulted from inadequate capital (Source: http://file.scirp.org/pdf/JSSM_2014062510302476.pdf).

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Because of this dire need to cater to the financing needs of SMEs, a large number of financial advisory entities have emerged in China. According to the Han Ding Report, regulation over the financial advisory industry is rudimentary at best. Competition is fierce, barriers of entry are low and the market is subject to significant changes as a result of an unstable financial and legal policy regulating the industry.

Competitive Strengths

Although we operate in a highly-competitive industry, we believe that the following strengths contribute to our success and are differentiating factors that set us apart from our peers.

●	Experienced and committed management team. Key members of our management team, including Mr. Jianxin Lin and Mr. Jinchi Xu, have had extensive experience in the financial advisory service industry. Mr. Lin and Mr. Xu have provided financial advisory services similar to our services to many small-to-medium sized enterprises since 2008 and collectively have over 15 years’ experience. Their experience has provided them with the skills and expertise that are essential in approaching and selecting appropriate banks, dealing with bank personnel, identifying and evaluating appropriate financial products and services, structuring tailored financial solutions and bargaining with banks on behalf of our clients. In addition, they also have extensive experience directly operating SMEs. Such experience has provided our key management team with a large and diverse industry client base and first-hand understanding of SMEs’ various financing needs.

●	Substantial potential client base. Prior to establishing our company, Mr. Jianxin Lin and Mr. Jinchi Xu have worked together to offer financial advisory services to small – to – medium sized enterprises since early 2008 and over the years, they accumulated a substantial client base and forged strong relationships with these clients through a proven track record of successfully advising on their financing needs. We believe that these clients will continue to be a source of business as well as a good referral source to new clients.

●	Strong Relationships with Domestic and Overseas Banks. We have forged strong, on-going relationships with domestic and oversea banks over the years. As the primary goal of financial advisory services offered by us is to facilitate the successful execution of financial transactions by our clients with third-party banks, we have, through the course of our representation, come to familiarize ourselves with the financial products and services of these banks. We have also successful promoted these financial products and services to our clients as part of structuring their financing needs and as a result, enabled the banks and their personnel to meet their business goals such as monthly deposits, loan and wealth management products sales targets. We believe this incentivizes banks and their employees to continue their relationship with us, updating us on new products and services and even offering preferential terms to our clients. It is through leveraging this relationship with many banks that we believe we are able to provide a unique value-added service to our clients and will be able to grow our client base. These banks may also refer us clients that they are unable to serve either due to their internal client assessment requirements or availability of financial product and service offerings.

●	Innovative Financial Solutions. We believe that because of our various suite of advisory services, we are able to come up with creative business solutions for our clients. Our services largely involve combining already existing, available financial products and services offered by banks (including bank deposits, wealth management products, letters of guarantee, acceptance bills and loans) to form a customized financing solution for both our clients and the banks with whom we work with. This innovative business model, in turn, allows us to meet our clients’ different needs by accessing high quality and highly sought-after financial products which may be offered only to selective clients of the bank and not to general public.

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Our Strategies

The key elements of our strategy to grow our business include:

●	Strengthen our service capabilities with a focus on higher margin commercial payment advisory service. We plan to focus on strengthening and developing commercial payment advisory services as our core business which we believe is a fast growing segment and has great growth potential. In Financial Year 2015, our most profitable revenue segment is in providing commercial payment advisory services where our profit margin was 97.5% compared to 97.1% for International corporate financing advisory services, 96.2% for intermediary bank loan advisory services. As a percentage of revenue, our revenue from commercial payment advisory services is the largest and we believe, based on observing the marketplace, that this segment will continue to be our main source of revenue. We plan to expand our commercial payment advisory services to large state-owned enterprises.

●	Expand geographical coverage. We aim to serve more clients from economically fast-developing areas such as Tianjin, Shandong, Hubei, Yangtze River Delta and the Pearl River Delta. So far the bulk of our clients are from the Fujian province because of legacy relationships with their clients with management, particularly, Mr. Jianxin Lin and Mr. Jinchi Xu. We believe we have significant growth potential in these areas because (i) there are a large number of small-to-medium sized enterprises there that have greater demand for financing and alternative payment methods, and (ii) local banks based in these areas offer more diverse financial products and flexible services.

●	Enhance our ability to attract, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantage in the market, we plan to implement a series of initiatives to attract additional and retain mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism. We implemented a key performance indicator, or KPI mechanism to assess the performance of departments and individuals and help determine compensation structures for each department and individual. We believe this KPI mechanism will enable us to monitor and keep track of the contributions and efforts of each employee and to help us efficiently identify and appropriately compensate our most valuable employees in the Company.

●	Expand our service portfolio. We plan to further expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

●	Enhance our IT infrastructure. We received an Internet Content Provider (“ICP”) license for value-added Internet information services on December 18, 2015. We are implementing our “Plus Internet” strategy by developing our electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status. We believe this will allow us to expand client reach beyond the physical boundaries of our office(s), and to efficiently match our clients’ financing needs with financing products offered by various financial sources online.

Our Challenges and Risks

We recommend that you consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 21 of this prospectus before purchasing our ordinary shares. If any of these risks occur, our business, prospects, financial condition, liquidity, results of operations and ability to make distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline and you could lose some or all of your investment. These risks include, among others, the following:

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PRC Legal Challenges.

●	Under PRC laws and regulations, we are permitted to use the proceeds from this offering to fund our PRC subsidiaries only through loans or capital contributions, subject to applicable government registration and approval requirements. We currently anticipate financing our subsidiaries by means of capital contributions. These capital contributions must be filed with the Ministry of Commerce of China, or MOFCOM, or its local counterpart. The cost for completing such filings and registration is minimal. See “Risk Factors—Risks Related to Doing Business in the People’s Republic of China— PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.”

●	Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

●	Since our operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

●	If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our ordinary shares, especially if such matter cannot be addressed and resolved favorably.

Limited Operating History.

●	Our significant business lines have a limited operating history, which makes it difficult to evaluate our future prospects and results of operations.

Competition.

●	We face considerable competition in each of our major business lines.

Availability of financial products developed by banks.

●	We rely on the financial products developed by banks as basis to provide our service to clients. Any disruption in the supply of these products could adversely impact our ability to deliver our service.

The employment and retain of professional staff.

●	Our business will suffer if we cannot employ or retain staff possessing industry and financial knowledge and experience.

Our ability to maintain and enhance our brand recognition and to conduct our sales and marketing activities cost-effectively.

●	As we have a limited operating history, our focus will be on maintaining and enhancing our brand recognition in a cost-effective manner. We may not be able to compete effectively with our more established competitors and this may in turn impede our growth and profitability.

Information technology infrastructure

●	We are heavily reliant on information technology and our business will suffer from any unexpected network interruptions or network failures.

See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of these and other risks and uncertainties associated with our business and investing in our ordinary shares.

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Corporate History and Structure

China Internet Nationwide Financial Services Inc. (“we” or “CIFS”) is a holding company incorporated under the laws of the British Virgin Islands on September 28, 2015. On October 7, 2015, we incorporated Hongkong Internet Financial Services Limited (“HKIFS ” ) in Hong Kong SAR. HKIFS, in turn, incorporated Beijing Yingxin Yijia Network Technology Co., Ltd (“WFOE”) in the People’s Republic of China with a registered capital of RMB1,000,000 (approximately US$ 150,375.94) on December 31, 2015. WFOE has entered into a series of contractual agreements with Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”), a company incorporated in the People’s Republic of China on September 16, 2014. Sheng Ying Xin was originally incorporated as Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd and later changed its name to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd on February 17, 2016. Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd, as it was then known, was initially incorporated with a registered capital of RMB 45,000,000 (approximately US$6,766,917.29). Its registered capital was later increased to RMB 150,000,000 (approximately US$ 22,556,390.98) on June 30, 2015 but later reduced to RMB 50,000,000 (approximately 7,518,796.99) on April 25, 2016. On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with a registered capital of RMB 5,000,000 (approximately, US$ 726,665), which capital has to be contributed in full by December 31, 2026. The legal representative of Kashgar SYX is Mr. Shaoyong Huang, who is also a 1% nominee equity shareholder of Sheng Ying Xin on behalf of Mr. Jianxin Lin.

The contractual agreements between WFOE and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto WFOE.

We presently provide all our financial advisory services through Sheng Ying Xin and Kashgar SYX although we have historically generated all our revenue through Sheng Ying Xin.

Engaging in the internet information services business is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information in China through strict business licensing requirement and other government regulations.

We are a British Virgin Islands company and our wholly-owned subsidiaries, Hongkong Internet Financial Services Limited and Beijing Yingxin Yijia Network Technology Co., Ltd are wholly foreign-owned enterprises. British Virgin Islands companies and wholly foreign-owned enterprises are restricted from holding certain licenses related to the provision of online information services and value-added internet formation service in China. Due to PRC legal restrictions on foreign ownership and investment in, among other areas, value-added telecommunications services, which include internet content providers, or ICPs, we, similar to all other entities with foreign-incorporated holding company structures operating in our industry in China, have to operate our internet businesses and other businesses in which foreign investment is restricted or prohibited in the PRC through variable interest entities.

Accordingly, we plan to operate our online electronic platform in China through Sheng Ying Xin, which is wholly owned by two Chinese shareholders, one of whom is our Chief Executive Officer, Mr. Jianxin Lin. The contractual arrangements collectively enable us to exercise effective control over, and realize substantially all of the economic risks and benefits arising from, the variable interest entities. See “Our History and Corporate Structure — Contractual Arrangements among Our Wholly-foreign Owned Enterprise, Variable Interest Entity and the Variable Interest Entity Equity Holders.” The contractual arrangements may not be as effective in providing operational control as direct ownership. See “Risk Factors — Risks Related to Our Corporate Structure.” As a result, we include the financial results of Sheng Ying Xin in our consolidated financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, as if it were our wholly-owned subsidiary.

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The following diagram illustrates our current corporate structure:

Jianxin Lin
Yuk Kwan Suen
Xingrong Wei
Ka-Fung Lau
Alain Geoffery Fouraux
100%
100%
100%
100%
100%
Jiaxin Management Limited, a British Virgin Islands corporation
Director: Jianxin Lin (1)
Yukkwan Investment Limited , a British Virgin Islands corporation
Director: Yuk Kwan Suen (4)
Xingrong Investment Limited, a British Virgin Islands corporation
Director: Xingrong Wei (4)
Kafung Management Limited, a British Virgin Islands corporation
Director: Ka-Fung Lau (4)
Alain Investment Holdings Limited , a British Virgin Islands corporation
Director: Alain Geoffery Fouraux (4)
81.7%
4.6%
4.2%
4.9%
4.6%
Offshore
China Internet Nationwide Financial Services Inc. ("CIFS"), a British Virgin Islands corporation
CEO: Jianxin Lin CFO: Lu Sun (1) (2)
100%
Hongkong Internet Financial Services Limited ("HKIFS"), a Hong Kong corporation
100%
Onshore
Jianxin Lin
Shaoyong Huang (1)
99%
1%
Beijing Yingxin Yijia Network Technology Co., Ltd. ("Yingxin Yijia" or "WFOE"), a People's Republic of China Corporation
VIE Contractual Arrangements (5)
Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. ("Sheng Ying Xin"), a People's Republic of China corporation
CEO: Jianxin Lin CFO: Lu Sun (1) (2)
100%
Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.
Legal Representative and Manager: Shaoyong Huang (3)

(1)

Mr. Jianxin Lin is our founder and has served as Chairman of the board of directors and Chief Executive Officer since our inception. Mr. Lin also founded Sheng Ying Xin (Beijing) Management Consulting Co. Ltd. (formerly known as Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd) in 2014 and is its Chief Executive Officer and General Manager.

Mr. Lin owns and controls 16,340,000 of our ordinary shares held by Jianxin Management Limited, a company incorporated in the British Virgin Islands and wholly owned by Mr. Lin. He has been serving as a director at Jianxin Management Limited since its inception. Mr. Lin also owns 99% equity interest directly and the remaining 1% equity interest indirectly through Mr. Shaoyong Huang as his nominee in Sheng Ying Xin (Beijing) Management Consulting Co. Ltd.
(2)

Ms. Lu Sun has served as our Chief Financial Officer since our inception. She has also been Chief Financial Officer of Sheng Ying Xin (Beijing) Management Consulting Co. Ltd since December 2015. Ms. Sun does not own any equity interest in CIFS nor Sheng Ying Xin.

(3)

On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with a registered capital of RMB 5,000,000 (approximately, US$ 726,665), which capital has to be contributed in full by December 31, 2026.  The legal representative of Kashgar SYX is Mr. Shaoyong Huang, who is also a 1% nominee equity shareholder of Sheng Ying Xin on behalf of Mr. Jianxin Lin.

(4)	Yukkwan Investment Limited, Xingrong Investment Limited, Kafung Management Limited and Alain Investment Holdings Limited, all companies incorporated in the British Virgin Islands own 920,000 (4.6%), 840,000 (4.2%), 980,000 (4.9%) and 920,000 (4.6%) ordinary shares in China Internet Nationwide Financial Services Inc., respectively. Yuk Kwan Suen owns and controls all the issued and outstanding ordinary shares of Yukkwan Investment Limited, Xingrong Wei owns and controls all the issued and outstanding ordinary shares of Xingrong Investment Limited, Ka-Fung Lau owns and controls all the issued and outstanding ordinary shares of Kafung Management Limited and Alain Geoffrey Fouraux owns and controls all the issued and outstanding ordinary shares of Alain Investment Holdings Limited.

(5)	Each of the VIE Contractual Agreements is described in detail below:

Contract that enables us to receive substantially all of the economic benefits from the variable interest entity

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Sheng Ying Xin and WFOE, WFOE provides Sheng Ying Xin with technical support, financing support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis and to the extent permissible under the PRC laws, utilizing its advantages in technology, human resources, and information. For services rendered to Sheng Ying Xin by WFOE under this agreement, WFOE is entitled to collect a service fee on a monthly basis, which is approximately equal to the net income of Sheng Ying Xin.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless it is terminated by WFOE with 30-day prior notice. Sheng Ying Xin does not have the right to terminate the agreement unilaterally. WFOE may unilaterally extend the term of this agreement with prior written notice.

The sole director and president of WFOE, Mr. Jianxin Lin, is currently managing Sheng Ying Xin pursuant to the terms of the Exclusive Business Cooperation Agreement. WFOE has absolute authority relating to the management of Sheng Ying Xin, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions.

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Contracts that give us effective control of the variable interest entity

Share Pledge Agreement

Under the Share Pledge Agreement between the SYX Shareholders and WFOE, the SYX Shareholders pledged all of their equity interests in Sheng Ying Xin to WFOE to guarantee the performance of Sheng Ying Xin’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The SYX Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws, and the funds collected by WFOE by enforcing the pledge will be used for satisfying all obligations secured under the Share Pledge Agreement. The SYX Shareholders further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest. All of the equity interest pledges with respect to the equity interests in Sheng Ying Xin according to the Share Pledge Agreement have been registered with Chaoyang branch of the Beijing Administration for Industry and Commerce in China on July 26, 2016.

The Share Pledge Agreement shall be effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Sheng Ying Xin. WFOE shall cancel or terminate the Share Pledge Agreement upon Sheng Ying Xin’s full payment of fees payable under the Exclusive Business Cooperation Agreement.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the SYX Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Sheng Ying Xin at the exercise price of RMB1.00. The agreement remains effective for a term of ten years and may be renewed at WFOE’s election. Once WFOE exercises the option, the parties shall enter into a separate equity interest transfer or similar agreement.

Power of Attorney

Under the Power of Attorney, the SYX Shareholders authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the director, supervisor, the chief executive officer and other senior management members of Sheng Ying Xin.

Although it is not explicitly stipulated in the Power of Attorney, the term of the Power of Attorney shall be the same term as the Exclusive Option Agreement.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as the SYX Shareholder is a shareholder of company, unless WFOE instructs the SYX Shareholder in writing to terminate the Power of Attorney in whole or in part.

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In the opinion of Han Kun Law Offices, our PRC legal counsel:

*	the ownership structures of our wholly-foreign owned enterprise and our variable interest entity in China, both currently and immediately after giving effect to this offering, do not and will not violate any applicable PRC law, regulation, or rule currently in effect based on current interpretation of those law, regulation or rule; and

*	the contractual arrangements between our wholly-foreign owned enterprise, our variable interest entity and the variable interest entity equity holders governed by PRC laws are valid, binding and enforceable in accordance with their terms and applicable PRC laws, rules, and regulations currently in effect, and will not violate any applicable PRC law, regulation, or rule currently in effect.

However, we have been further advised by our PRC legal counsel, Han Kun Law Offices, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our Internet-based business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors — Risks Related to Our Corporate Structure.”

Corporate Information

Our principal executive offices are located at Dongsanhuan Middle Road, Building Unit 1 Room 1501 Unit 13-14, Chaoyang District, Beijing, People’s Republic of China 100020. Our telephone number at this address is +86 -010-5981 7999. Our registered office in the British Virgin Islands is located at the offices of Start Incorp Services Limited Start Chambers, Wickham’s Cay II,P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.cifsp.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Delaney Corporate Services, Ltd, located at99 Washington Avenue, Albany, New York 12210-2822.

Implications of Being an Emerging Growth Company

As a company with less than US$1.0 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

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Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires in this prospectus:

●

“APR” or “annual percentage rate” refers to the annual rate that is charged to borrowers, including a fixed interest rate and a transaction fee rate, expressed as a single percentage number that represents the actual yearly cost of borrowing over the life of a loan;

●	“BVI” means the British Virgin Islands;

●	“BVI Act” means the BVI Business Companies Act, 2004 (as amended);

●	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

●	“CIFS”, “we,” “us,” “our company” and “our” refer to China Internet Nationwide Financial Services Inc., its subsidiaries and its consolidated variable interest entity;

●	“ICP” means internet content provider;

●	“ordinary shares” prior to the completion of this offering refers to our ordinary shares of par value US$0.001 per share, and upon and after the completion of this offering are to our ordinary shares, each of par value US$0.001 per share;

●	“RMB” and “Renminbi” refer to the legal currency of China;

●	“SMEs” are to small- and medium-sized enterprises;

●	“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States; and

●	“variable interest entity” is to our variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, that is 100% owned by PRC citizens, that holds our Internet content provider license, or ICP license or other business operation licenses or approvals, and generally operates our various websites for our internet businesses or other businesses in which foreign investment is restricted or prohibited, and is consolidated into our consolidated financial statements in accordance with U.S. GAAP as if it were our wholly-owned subsidiary;

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB 6.9430 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2016. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On December 31 , 2016, the noon buying rate for Renminbi was RMB 6.9430 to US$1.00.

This prospectus contains information and statistics relating to China’s economy and the industries in which we operate derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. The information in such sources may not be consistent with other information compiled in or outside China.

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THE OFFERING

Assumed offering price per ordinary share	We currently estimate that the initial public offering price will be US$5.00 per share.

Ordinary shares offered by us	Minimum: 1,600,000 ordinary shares

Maximum: 4,000,000 ordinary shares

Ordinary shares outstanding immediately before this offering *	20,000,000 ordinary shares

Ordinary shares outstanding immediately after this offering *	Minimum: 21,600,000 ordinary shares

Maximum: 24,000,000 ordinary shares

Gross Proceeds	Minimum: US$8,000,000

Maximum: US$20,000,000

Warrants to purchase additional ordinary shares

We have agreed to issue to the underwriters warrants to purchase up to a total of 260,000 ordinary shares (equal to 6.5% of the maximum number of ordinary shares sold in this offering) and to also register herein such underlying shares. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing 180 days from the effective date of the registration statement and expiring two (2) years from the effective date of the registration statement. The warrants are exercisable at a per share price of $6.00 (equal to 120% of the public offering price per share in the offering).

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Use of proceeds

We expect that we will receive net proceeds of approximately US$ 6.3 million (in the event of a minimum offering) and US$ 17.4 million (in the event of a maximum offering) from this offering, assuming an initial public offering price of US$5.00 per ordinary share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds we will receive from this offering for general corporate purposes, including without limitation, investment in product development, sales and marketing activities, technology infrastructure, team development, capital expenditures, improvement of corporate facilities and other general and administrative matters. We may also use a portion of these proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks relating to investing in our ordinary shares. You should carefully consider these risks before deciding to invest in our ordinary shares.

Lock-up

We, our directors, executive officers and our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ordinary shares, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. Immediately after the completion of this offering, a total of           ordinary shares (representing approximately           % of our ordinary shares then issued and outstanding) will be subject to the lock-up agreements and other restrictions on transfer as described under “Shares Eligible for Future Sale” and “Plan of Distribution and Underwriting.” These ordinary shares will become available for sale in the public market during the year period following the date of this prospectus as follows:

See “Shares Eligible for Future Sale” and “Plan of Distribution and Underwriting.”

Listing	We intend to apply to have the ordinary shares listed on the NASDAQ Global Market under the symbol “CIFS.” We will not complete this offering without a listing approval letter from The NASDAQ Global Market. Our ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ordinary shares against payment therefor through the facilities of Depository Trust Company on , 2017.

*	The number of shares of our ordinary shares outstanding immediately after this offering, as set forth in the table above excludes ordinary shares issuable upon the exercise of the underwriter warrants.

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Plan of Distribution and Underwriting

We have entered into an underwriting agreement with Boustead Securities, LLC, as representative of the underwriters (the “Representative”), and Network 1 Financial Securities, Inc. (together with the Representative, the “Underwriters”). The Underwriters are not purchasing or selling any securities offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of securities, but have agreed to use their best efforts to arrange for the sale of all of the securities offered hereby. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the Underwriters, and the Underwriters have agreed to offer and sell, on a best efforts basis, at the public offering price less the underwriting fees and commissions set forth below a minimum of 1,600,000 ordinary shares and a maximum of 40,000,000 ordinary shares. The Underwriters may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with the Offering.

The Underwriters must sell the minimum number of securities offered (1,600,000 ordinary shares) if any shares are sold. The Underwriters are required to use only their best efforts to sell the securities offered. We expect to conduct the initial closing of this Offering once we have raised the minimum offering amount of $8,000,000. Therefore, we may conduct additional closings until the maximum offering amount of $20,000,000 is raised or we decide in our sole discretion to terminate the Offering. On the initial and any subsequent closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price of the shares being sold by us on such closing date;

●	we will cause to be delivered the ordinary shares being sold on such closing date in book-entry form; and

●	we will pay the Underwriters their commissions.

Pursuant to an escrow agreement among us, the Underwriters and Signature Bank (the “Escrow Agent”), as escrow agent, until at least 1,600,000 ordinary shares are sold, all funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account with the Escrow Agent and will be held by the Escrow Agent for such account. The Underwriters and we shall require all investor checks for payment for the securities to be made payable to, Signature Bank, as the Escrow Agent and delivered to the Escrow Agent for deposit in the escrow account at 585 Fifth Avenue, New York, NY 10017 USA, Attention: Steve Fay, VP. All subscription agreements and checks should be delivered to Signature Bank, 585 Fifth Avenue, New York, NY 10017 USA, Attention: John Gonzalez , Senior Vice President . Failure to do so will result in checks being returned to the investor who submitted the check. The investors will have sole claim to the proceeds held in trust prior to the receipt of the minimum offering proceeds. The funds are held for the benefit of the investors until the minimum is reached. Prior to reaching the minimum claims may not be reached by creditors of the Company. If the Underwriters do not sell at least 1,600,000 ordinary shares by August 31, 2017, all funds will be returned within five (5) business days to subscribers without interest or deduction. If this Offering completes, then on the closing date, net proceeds will be delivered to us and we will issue the ordinary shares to purchasers. Unless purchasers instruct us otherwise, we will deliver the ordinary shares electronically upon receipt of purchaser funds to the accounts of those purchasers who hold accounts at the Underwriters, or elsewhere, as specified by the purchaser, as soon as practical upon the closing of the Offering. Alternately, purchasers who do not carry an account at the Underwriters may request that the shares be held in book-entry at the Company’s transfer agent, or may be issued in book-entry at the Company’s transfer agent and subsequently delivered electronically to the purchasers’ respective brokerage account upon request of the purchasers.

Fees, Commissions and Expense Reimbursement

The Underwriters will collectively receive an underwriting commission equal to between $520,000 in the case of a minimum offering and $1,300,000 in the case of a maximum offering, representing six and one half percent (6.5%) of the gross proceeds to be raised in this Offering.

The following table shows, for each of the minimum and maximum offering amounts, the per share and maximum total public offering price, underwriting fees to be paid to the Underwriters by us, and proceeds to us, before expenses.

	Per Share	Minimum Offering	Maximum Offering
Public Offering Price	$5.00	$8,000,000	$20,000,000
Underwriting fees and commissions	$0.375	$600,000	$1,500,000
Proceeds to Us, Before Expenses	$4.625	$7,400,000	$18,500,000

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Because the actual amount to be raised in this Offering is uncertain, the actual total Offering commissions are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the subscription agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the subscription agreement as well, which may also be waived.

Under the underwriting agreement, we have also agreed to reimburse the Representative non-accountable expenses payable in cash, equal to one percent (1%) of the gross proceeds of this Offering and an additional $75,000 of legal fees, $25,000 of travel expenses and $25,000 for a third party due diligence report incurred by the Underwriters in connection with the Offering. Any expenses in excess of $5,000 in the aggregate shall be subject to our prior written approval. We have also agreed to pay the Representative a financial advisory fee of $100,000.

We estimate that the total expenses of the Offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Underwriters’ fees and commissions, will be approximately $ 1,100,000 , all of which are payable by us.

The Underwriters intend to offer our ordinary shares to their retail customers only in states in which we are permitted to offer our ordinary shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the NASDAQ Global Market are “covered securities.” If we were unable to meet the NASDAQ Global Market’s listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the Offering in each state in which we planned to sell shares. Consequently, we will not complete this Offering unless we meet the NASDAQ Global Market’s listing requirements.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. The underwriting agreement and a form of subscription agreement are included as exhibits to the registration statement of which this prospectus forms a part.

Warrants

We have agreed to issue to the Representative and to register herein warrants to purchase up to a total of 260,000 ordinary shares (equal to 6.5% of the maximum number of ordinary shares sold in this Offering) and to also register herein such underlying shares. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the initial public offering and expiring two (2) years from the effective date of the Registration Statement. The warrants are exercisable at a per share price of $6.00 (equal to 120% of the public offering price per share in the Offering). The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Underwriters (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the Offering, except as provided for in FINRA Conduct Rule 5110(g)(2). The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, subdivisions, combinations, reclassification, merger or consolidation.

Corporate Information

Our principal executive office is located at Dongsanhuan Middle Road, #1 Building Unit 1 Room 1501 Unit 13-14, Chaoyang District, Beijing, People’s Republic of China 100020. Our telephone number is +86 010-59817999. Our corporate website and registered domain name is www.cifsp.com. We have registered our website with the Beijing City Communications Control Bureau and received an ICP license (ICP Number: 151135).

Summary Financial Information

In the table below, we provide you with summary financial data of our Company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

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Summary Consolidated Financial and Operating Data

The following summary consolidated statements of operations for the years ended December 31, 2015 and December 31, 2016 , and summary consolidated balance sheet as of December 31, 2015 and December 31, 2016 have been derived from our audited consolidated financial statements , which are included elsewhere in this prospectus. The following summary consolidated statements of operations for the period from September 16, 2014 (Inception) through December 31, 2014, and summary consolidated balance sheet as of December 31, 2014 have been derived from our audited consolidated financial statements, which was included in Form F-1 filed on November 4, 2016. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Summary Financial Statements

	For the fiscal year ended	For the fiscal year ended	Period from September 16, 2014 (Inception) through
	December 31, 2016	December 31, 2015	December 31, 2014

Total sales	$15,821,980	$7,781,686	$-
Income(Loss) from operations	13,847,800	5,821,783	(218,731)
Net other income	2,493,789	1,660,990	-
Net income/(loss)	13,888,767	5,612,025	(164,250)
Other comprehensive income/(expense)	(1,468,548)	(1,645,416)	(633)
Comprehensive income/(loss)	12,420,219	3,966,609	(164,883)
Basic and diluted earnings/(loss) per share (based on 20,000,000 weighted average shares outstanding onDecember 31, 2016, 2015 and, 2014)	0.694	0.281	(0.008)

	As of December 31,
	2016	2015	2014

Total assets	$29,853,278	$30,644,991	$304,266
Total current liabilities	4,463,935	2,319,601	469,149
Total shareholders’ equity (deficit)	25,389,343	28,325,390	(164,883)
Total liabilities and shareholders’ equity	$29,853,278	$30,644,991	$304,266

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RISK FACTORS

An investment in our ordinary shares involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.

The market for China’s financial services is new and may not develop as expected. The regulatory framework for this market is also evolving and may remain uncertain for the foreseeable future. Potential borrowers may not be familiar with this market and may have difficulty distinguishing our services from those of our competitors. Convincing potential new borrowers of the value of our services is critical to the expansion of our operations.

We launched our services in October 2014 and have a limited operating history. As our business develops or in response to competition, we may continue to introduce new services or make adjustments to our existing services, or make adjustments to our business model. Any significant change to our business model, such as our offering of entrusted loan services, may not achieve expected results and may have a material and adverse impact on our financial conditions and results of operations. It is therefore difficult to effectively assess our future prospects. You should consider our business and prospects in light of the risks and challenges we encounter or may encounter in this developing and rapidly evolving market. These risks and challenges include our ability to, among other things:

●	navigate an evolving regulatory environment;

●	maintain and deepen the relationship our senior management have with the banks and working with a broader base of commercial banks and/or financial institutions;

●	expand the base of borrowers;

●	broaden our operation geographically;

●	enhance our risk management capabilities;

●	improve our operational efficiency;

●	attract, retain and motivate talented employees; and

●	defend ourselves against regulatory, litigation, privacy or other claims.

If we fail to educate potential borrowers and banks about the value of our services, if the market for our services does not develop as we expect, or if we fail to address the needs of our target market, or other risks and challenges, our business and results of operations will be harmed.

Our historical financial results may not be indicative of our future performance.

Our business has achieved rapid growth since our inception. Our net revenue increased from $0 for the period from September 16, 2014 (Inception) through December 31, 2014 to $7,781,686 for the year ended December 31, 2015 and $15,821,980 for the year ended December 31, 2016. Our net loss was $164,250 for the period from September 16, 2014 (Inception) through December 31, 2014 , and increased to a net income of $5,612,025 for the year ended December 31, 2015 and $13,888,767 for the year ended December 31, 2016. However, our historically high growth rate and the limited history of financial leasing business make it difficult to evaluate our prospects. We may not be able to sustain our historically rapid growth or may not be able to grow our business at all.

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If we are unable to maintain or increase the volume of loan transactions facilitated through us or if we are unable to retain existing clients or attract new clients, our business and results of operations will be adversely affected.

The volume of loan transactions facilitated through us has grown rapidly since our inception. The total amount of loans facilitated through our marketplace was RMB1.5 billion (approximately US$218.6 million) in 2016 and RMB 975 million (approximately US$147 million) in 2015, which increased substantially from zero in 2014 (we only began operations in October 2014). To maintain the high growth momentum of growth, we must continuously increase the volume of loan transactions by retaining current customers and attracting more customers.

We intend to continue to dedicate significant resources to our customer acquisition efforts, including providing a wider variety of wealth management products and establishing relationships with more banks. If there are insufficient qualified loan requests, we may be unable to deploy banks’ lending capital in a timely or efficient manner. If there are insufficient bank commitments, borrowers may be unable to obtain capital through us and may turn to other sources for their borrowing needs.

The overall transaction volume may be affected by several factors, including our brand recognition and reputation, the interest rates offered to borrowers relative to market rates, the effectiveness of our risk control, the repayment rate of our borrowers, the efficiency of our services, the macroeconomic environment and other factors. In connection with the introduction of new products or in response to general economic conditions, we may also impose more stringent borrower qualifications to ensure the quality of borrowers referred by us, which may negatively affect the growth of loan volume.

If we are unable to attract qualified borrowers and sufficient bank commitments or if borrowers do not continue to use our services at the current rates, we might be unable to increase our transaction volume and revenues as we expect, and our business and results of operations may be adversely affected.

If we are unable to maintain low default rates for loans facilitated by our marketplace, our business and results of operations may be materially and adversely affected.

Investments in loans referred by us involve inherent risks as the return of the principal on a loan investment made through us is not guaranteed, although we aim to limit losses due to borrower defaults to within an industry acceptable range through various preventive measures we have taken or will take.

Our ability to attract borrowers and banks, and build trust in, our services is significantly dependent on our ability to effectively evaluate a borrower’s credit profile and maintain low default rates. To conduct this evaluation, we have employed a series of risk management procedures and developed a proprietary credit assessment and decisioning model. Our credit scoring model aggregates and analyzes the data submitted by a borrower as well as the data we collect from a number of internal and external sources, and then generates a score for the prospective borrower. The score will be used to determine the credit-worthiness of a borrower and whether we should sign a service contract with that borrower.

If we are unable to effectively and accurately assess the credit profiles of borrowers, we may either be unable to offer attractive fee rates or returns to borrowers, or unable to maintain low default rates of loans facilitated by us. If we expand to serve new borrower groups beyond prime borrowers in the future, we may find it difficult or unable to maintain low default rates of loans facilitated through us. If widespread borrower defaults were to occur, banks will incur losses and lose confidence in our services and our business and results of operations may be materially and adversely affected.

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Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our operations are heavily dependent on the relationship our executive management, particularly Jianxin Lin and Jinchi Xu, have with our bank partners. We do not have any formal agreement with our bank partners for the provision of commercial payment advisory services, intermediary bank loan advisory services or the international corporate financing advisory service. While Mr. Jianxin Lin is currently our largest shareholder and Chairman of the Board and Mr. Xu is our Chief Operating Officer and we have provided different incentives to them, we cannot assure you that we can continue to retain their services. If either of Mr. Lin or Mr. Xu were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Our business is dependent on the continued efforts of our senior management, some of whom have interests and responsibilities outside of our business. Apart from the possibility of a conflict of interest, if one or more of them is/are unable to devote sufficient time and effort to our business, our business may be adversely impacted.

Our business is still in its infancy and our growth is dependent on the availability and efforts of our senior management. However certain members of our management, in particular, our Chief Executive Officer and Chairman, Mr. Jianxin Lin, has commitments and responsibilities outside of our Company. Apart from the possibility of a conflict of interest, if he or any of our management is unable to provide sufficient time, and effort to our business, our business may be adversely impacted.

Successful strategic relationships with the banks are important for our future success.

Our operations are heavily dependent on the relationship our senior management has with our bank partners. We anticipate that we will continue to leverage our strategic relationships with the existing bank partners to grow our business while we will also pursue new relationships with other banks or financial institutions. Identifying, negotiating and documenting relationships with these partners require significant time and resources. We do not have any current agreements with our present banking partners and accordingly are not prohibited from working with their competitors or from offering competing services and vice versa. Our competitors may be effective in providing incentives to our partners to favor their products or services. Certain types of partners may devote more resources to support their own competing businesses. In addition, these partners may not perform as expected under our “agreements” with them and we may have disagreements or disputes with such partners, which could adversely affect our brand and reputation. If we cannot successfully maintain effective strategic relationships with these bank partners, our business will be harmed.

We may not be familiar with new regions or markets we enter and may not be successful in offering new products and services.

We may expand our business and enter other regional markets in the future. However, we may be unable to replicate our success in Fujian province in new markets. In expanding our business, we may enter markets in which we have limited, or no, experience. We may not be familiar with the local business and regulatory environment and we may fail to attract a sufficient number of customers due to our limited presence in that region. In addition, competitive conditions in new markets may be different from those in our existing market and may make it difficult or impossible for us to operate profitably in these new markets. If we are unable to manage these and other difficulties in our expansion into other regions in China, our prospects and results of operations may be adversely affected.

As we continuously adjust our business strategies in response to the changing market and evolving customer needs, our new business initiatives will likely lead us to offer new products and services. However, we may not be able to successfully introduce new products or services to address our customers’ needs because we may not have adequate capital resources or lack the relevant experience or expertise or otherwise. In addition, we may be unable to obtain regulatory approvals for our new products and services. Furthermore, our new products and services may involve increased and unperceived risks and may not be accepted by the market and they may not be as profitable as we anticipated, or at all. If we are unable to achieve the intended results for our new products and services, our business, financial condition, results of operations and prospects may be adversely affected.

Our business model could be negatively affected by changes and fluctuation in the banking industry.

Our business model is premised on the fact that SMEs and microenterprises are generally underserved by the banking industry because commercial banks in China have been reluctant to lend to SMEs and microenterprises without credit support, such as third-party guarantees, or adequate collateral of tangible assets, and we believe that they will remain so in the foreseeable future. This has created opportunities for us to develop and expand our business. However, new trends in the banking industry or the applicable regulatory requirements may alleviate the high transaction costs or the lack of collateral and public information generally associated with bank financing to our target clients or otherwise make this business more attractive to banks. In the event that commercial banks begin to compete with us by making loans directly to our target clients without our facilitation, we may experience less demand for and greater competition with respect to our financial leasing business. Furthermore, any such direct competition with our cooperating banks will undermine our relationship with them and may adversely affect our business, results of operations and prospects.

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In addition, our business may be subject to factors affecting the banking industry generally, such as the abrupt spike in China’s interbank rates and the subsequent fears of tightened liquidity as experienced by Chinese banks in the second and third quarters of 2013, as well as the increasing non-performing loan ratios as reported by the banking industry in 2014. Such factors adversely affecting China’s banking industry may result in constraints on the banking system’s liquidity and subsequent reductions in the amount of, or tightened approval requirements for, loans available to our clients. As a result, we may experience reduced demand for our services as the banks may have less available funding.

Fraudulent activity on our marketplace could negatively impact our operating results, brand and reputation and cause the use of our loan products and services to decrease.

We are subject to the risk of fraudulent activity both on our marketplace and associated with borrowers and third parties handling borrower information. Our resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraud. Significant increases in fraudulent activity could negatively impact our brand and reputation, reduce the volume of loan transactions facilitated through us and lead us to take additional steps to reduce fraud risk, which could increase our costs. High profile fraudulent activity could even lead to regulatory intervention, and may divert our management’s attention and cause us to incur additional expenses and costs. Although we have not experienced any material business or reputational harm as a result of fraudulent activities in the past, we cannot rule out the possibility that any of the foregoing may occur causing harm to our business or reputation in the future. If any of the foregoing were to occur, our results of operations and financial conditions could be materially and adversely affected.

Misconduct, errors and failure to function by our management and employees could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our management and employees. Our business depends on our management and employees to interact with potential borrowers, conduct due diligence review and collect borrowers’ information, all of which involve the use and disclosure of personal information. We could be materially adversely affected if transactions were redirected, misappropriated or otherwise improperly executed, if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with borrowers and banks is governed by various PRC laws. It is not always possible to identify and deter misconduct or errors by management and employees, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our management and employees take, convert or misuse funds, documents or data or fail to follow protocol when interacting with borrowers and investors, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow protocol, and therefore we could be subject to civil liability and our relevant management and employees could be subject to criminal liability.

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Our reputation may be harmed if information supplied by borrowers is inaccurate, misleading or incomplete, including if the borrowers use the loan proceeds for purposes other than as originally provided.

Borrowers supply a variety of information that is included in the loan listings on our marketplace. While we try to verify all the information we receive from borrowers, and such information may be inaccurate or incomplete. If banks agree to make credit facilities available through our referrals based on information supplied by borrowers that is inaccurate, misleading or incomplete, those banks may not receive their expected returns and our reputation may be harmed. Moreover, inaccurate, misleading or incomplete borrower information could also potentially subject us to liability as an intermediary under the PRC laws and regulations.

The laws and regulations governing the financial advisory service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.

Due to the relatively short history of the financial advisory service industry in China, the regulatory framework governing our industry is under development by the PRC government.

As of the date of this prospectus, we have not been subject to any material fines or other penalties under any PRC laws or regulations including those governing the financial advisory service industry in China. However, if our practice is deemed to violate any rules, laws or regulations, we may face injunctions, including orders to cease illegal activities, and may be exposed to other penalties as determined by the relevant government authorities as well. If such situations occur, our business, financial condition and prospects would be materially and adversely affected. In addition, given the evolving regulatory environment in which we operate, we cannot rule out the possibility that the PRC government will institute a licensing regime covering our industry. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

We had previously made three direct loans to selected corporate clients in contravention of the PRC Lending General Provisions and may be subject to fines by the People’s Bank of China (“PBOC”).

Prior to April 14, 2016, we provided loans directly to selected clients. We entered into two loan contracts with Beijing Ailirui Trading Company Limited (“Ailirui”) on June 10, 2015 and June 15, 2015 to lend RMB 45 million (approximately $6.78 million) and RMB 105 million (approximately $15.81 million) respectively at the interest rates of 18% and 16%, respectively, per annum pro-rated to the actual term of the loan with a maturity date of December 31, 2015. However, these loans were not repaid on December 31, 2015 and on December 31, 2015 and February 28, 2016, we entered into two supplemental contracts to extend the term of these loans to February 29, 2016 and August 31, 2016, respectively. These loans have all since been repaid in full.

On March 18, 2016, we entered into another loan contract with Xiamen Jingsu Trading Limited Company (“Jingsu”) to lend a total of RMB 20 million (approximately $2.88 million) at an interest rate of 14% per annum pro-rated to the actual term of the loan. On each of March 24, 28 and 31, 2016 and April 14, 2016, Jingsu signed four notes to evidence the drawing down of loans on these dates of RMB 5 million (approximately $0.72 million), RMB 5 million (approximately $0.72 million), RMB 5 million (approximately $0.72 million) and RMB 3 million (approximately $0.43 million), respectively, from Sheng Ying Xin (Beijing) Management Consulting Co., Ltd amounting to an aggregate of RMB 18 million (approximately $2.59 million) instead of RMB20 million as originally contemplated by the aforementioned loan contract. These loans had an original maturity date of September 17, 2016 which was later extended to March 17, 2017. These loans have since been repaid in full.

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As advised by our PRC legal counsel, Han Kun Law Offices, such direct lending activities with corporate clients are not in compliance with certain provisions of the Lending General Provisions, under which, the PBOC could impose fines on us and the amount of the potential fine would be no less than one time but no more than five times the gains that we obtained from such direct lending activities. The gains from said lending activities in 2016 were approximately $2.37 million and accordingly, the potential fine would be no less than $2.37 million and no more than US $11.8 million. However, pursuant to Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, private lending contracts relating to direct private lending activities between companies (such as ours) are effective if such lending activities are not part of the ordinary business of the lender. Therefore, according to our PRC legal counsel and based on past practices and recent interpretation of the Supreme People’s Court, it is unlikely PBOC will impose any fines or penalties on us. However, we cannot assure that no such fines or other punitive actions will be taken against us.

If our financial advisory services do not achieve sufficient market acceptance, our financial results and competitive position will be harmed.

We incur expenses and consume resources upfront to develop, acquire and market new financial advisory services. New services must achieve high levels of market acceptance in order for us to recoup our investment in developing, acquiring and bringing them to market.

Our existing or new loan or wealth management products that we refer our customers and changes to our services could fail to attain sufficient market acceptance for many reasons, including but not limited to:

●	our failure to predict market demand accurately and supply loan and wealth management products that meet this demand in a timely fashion;

●	borrowers and investors using our services may not like, find useful or agree with any changes;

●	our failure to properly price new loan and wealth management products;

●	defects, errors or failures in our services;

●	negative publicity about our services or our effectiveness;

●	views taken by regulatory authorities that the new products or our services do not comply with PRC laws, rules or regulations applicable to us; and

●	the introduction or anticipated introduction of competing products by our competitors.

If our new loan products or service changes do not achieve adequate acceptance in the market, our competitive position, results of operations and financial condition could be harmed.

If we do not compete effectively, our results of operations could be harmed.

The consumer finance marketplace industry in China is intensely competitive and evolving. We compete with a large number consumer finance marketplaces. We also compete with financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as consumer finance business units in commercial banks, credit card issuers and other consumer finance companies. With respect to borrowers to purchase wealth management products, we primarily compete with other investment products and asset classes, such as equities, bonds, investment trust products, bank savings accounts, real estate and alternative asset classes.

Our competitors operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current and potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms. Our competitors may also have longer operating histories, more extensive borrower or investor bases, greater brand recognition and brand loyalty and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Our competitors may be better at developing new products, offering more attractive investment returns or lower fees, responding faster to new technologies and undertaking more extensive and effective marketing campaigns. In response to competition and in order to grow or maintain the volume of loan transactions facilitated through our marketplace, we may have to offer higher investment return to investors or charge lower transaction fees, which could materially and adversely affect our business and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our marketplace could stagnate or substantially decline, we could experience reduced revenues or our marketplace could fail to achieve or maintain more widespread market acceptance, any of which could harm our business and results of operations.

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Our direct lending/entrusted loan business is subject to greater credit risks than larger lenders, which could adversely affect our results of operations.

There are inherent risks associated with our direct lending activities, including credit risk, which is the risk that borrowers may not repay the outstanding loans balances in our direct loan business. So far, our direct lending clients have all been SMEs. These borrowers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have fewer financial resources to weather a downturn in the economy. Such borrowers may expose us to greater credit risks than lenders lending to larger, better-capitalized state-owned businesses with longer operating histories. Conditions such as inflation, economic downturn, local policy change, adjustment of industrial structure and other factors beyond our control may increase our credit risk more than such events would affect larger lenders.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our net revenues, expenses, net income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Fluctuations in quarterly results may adversely affect the price of our ordinary shares.

In addition, we may experience seasonality in our business, reflecting seasonal fluctuations in SME’s bank financing patterns. For example, we may experience lower transaction value during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year.

We may be involved in legal proceedings arising from our operations.

We may become involved in disputes with borrowers, bank lenders and/or other parties in connection with provision of our financial advisory services. In particular, the bank lenders may name us as a defendant in its collection proceeding against the borrowers we introduced. These disputes may lead to legal proceedings, and may cause us to suffer costs. Such legal proceedings may also adversely affect our reputation which in turn could lead to a slowdown in our new business opportunities.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing borrowers and investors to our marketplace. Successful promotion of our brand and our services depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Our efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

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A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect borrower willingness to seek loans and investor ability and desire to invest in loans. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. Adverse economic conditions could also reduce the number of qualified borrowers seeking loans through us. Should any of these situations occur, the amount of loans facilitated through us and our net revenues will decline, and our business and financial conditions will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

We have received capital contributions from Mr. Jianxin Lin, our founder in the past. Although we believe that our anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months from the date of the prospectus, we cannot assure you this will be the case. We may need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our marketplace and better serve borrowers and investors. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our platform and loan products;

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●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced loan products and services or that any new or enhanced loan products and services, if developed, will achieve market acceptance or prove to be profitable.

The future development and implementation of anti-money laundering laws in China may increase our obligation to supervise and report transactions with our customers, thereby increasing our compliance efforts and costs and exposing us to criminal measures or administrative sanctions for non-compliance.

We believe that we are not currently subject to PRC anti-money laundering laws and regulations and are not required to establish specific identification and reporting procedures relating to anti-money laundering. PRC laws and regulations relating to anti-money laundering have evolved significantly in recent years and may continue to develop. In the future, we may be required to supervise and report transactions with our customers for anti-money laundering or other purposes, which may increase our compliance efforts and costs and may expose us to potential criminal measures or administrative sanctions if we fail to establish and implement the required procedures or otherwise fail to comply with the relevant laws and regulations.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, software engineering, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

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In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and investors could diminish, resulting in a material adverse effect to our business.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs. Furthermore, we do not maintain key man life insurance on any of members of key management including Mr. Jianxin Lin and Mr. Jinchi Xu. In the event any key member were to be unable to continue their services for any reason including death or disability, our operations will be severely impacted which, in turn, will severely impact our revenue and profitability.

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Our ability to protect the confidential information of our borrowers may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We collect, store and process certain personal and other sensitive data from our borrowers, which makes our computer systems an attractive target and potentially vulnerable to cyber- attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our computer systems could cause confidential borrower information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with borrowers and investors could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

Our operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. After our platform is established and with the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. We cannot assure you that the internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage.

In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

Any significant disruption in service on our computer systems, including events beyond our control, could prevent us from processing loans, reviewing borrowers’ applications and materials, reduce the attractiveness of our services and result in a loss of borrowers.

In the event of an outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our computer system and our underlying network infrastructure are critical to our operations, customer service, reputation and our ability to retain existing and attract new borrowers. Much of our system hardware is hosted in a leased facility located in Beijing that is operated by our IT Staff. We also maintain a real-time backup system at a separate facility also located in Beijing. Our operations depend on our ability to protect our systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If there is a lapse in service or damage to our leased Beijing facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on loans, damage our brand and reputation, divert our employees’ attention, subject us to liability and cause borrowers to abandon our services, any of which could adversely affect our business, financial condition and results of operations.

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We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We have made application for three trademarks, all of which are pending with the Trademark Office under the State Administration for Industry and Commerce. Thus, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated, circumvented or misappropriated, or such intellectual property will be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

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If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our platform.

Our business could also be adversely affected by the effects of Zika virus, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Our business operations could be disrupted if any of our employees is suspected of having Zika virus, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

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Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our variable interest entity do not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, we could be subject to penalties or be forced to relinquish our interests in those operations.

Foreign ownership of certain types of internet businesses, such as internet information services, is subject to restrictions under applicable PRC laws, rules and regulations. For example, foreign investors are generally not permitted to own more than 50% of the equity interests in a value-added telecommunication service provider. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas. Accordingly, under current and applicable PRC laws, it is possible that we acquire up to 50% equity interests in Sheng Ying Xin. However, if we were to acquire more than 50% of the equity interests in Sheng Ying Xin, Sheng Ying Xin will lose its ICP License. Under current PRC laws, any foreign-invested entity providing value-added telecommunication services is required to demonstrate to the relevant branch of the Ministry of Industry and Information Technology (the “MIIT”), namely in our case, the Beijing Communication Administration, that its foreign investors have a positive track of, and operation experience in operating value-added telecommunication services outside the PRC. In practice, the Beijing Communication Administration makes a determination after sixty (60) days after receiving the complete set of application documents. We believe that we presently do not have the necessary experience and track record in providing value- added telecommunications services overseas and intend to take steps to build a track record and accumulate the requisite experience in anticipation that we may acquire the equity interests in Sheng Ying Xin when the restrictions on percentage of foreign ownership are eased or lifted. There is however no guarantee that we will be successful in this endeavor and if we are unsuccessful, we will not be able to acquire the equity interests in Sheng Ying Xin.

All our revenue is generated by contractually controlled and managed entity, Sheng Ying Xin and its subsidiary Kashgar SYX. Sheng Ying Xin is 99% directly owned by our Chief Executive Officer, Mr. Jianxin Lin and 1% indirectly owned by Mr. Lin through his nominee, Mr. Shaoyong Huang.

The contractual arrangements give us effective control over Sheng Ying Xin and enable us to obtain substantially all of the economic benefits arising from it as well as consolidate the financial results of it in our results of operations. Although the structure we have adopted is consistent with longstanding industry practice, and is commonly adopted by comparable companies in China, the PRC government may not agree that these arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

In the opinion of Han Kun Law Offices, our PRC counsel, the ownership structures of our wholly-foreign owned enterprise and our variable interest entity in China, both currently and immediately after giving effect to this offering, do not and will not violate any applicable PRC law, regulation or rule currently in effect based on the current interpretation of those law, regulation or rule; and the contractual arrangements between our wholly-foreign owned enterprise, our variable interest entity and their respective equity holders governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect and will not violate any applicable PRC law, rule or regulation currently in effect based on the current interpretation of those law, regulation or rule. However, Han Kun Law Offices have also advised us that there are substantial uncertainties regarding the interpretation and application of current PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities and PRC courts may in the future take a view that is contrary to the opinion of our PRC legal counsel.

It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or our variable interest entity are found to be in violation of any existing or future PRC laws, rules or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including revoking the business and operating licenses of our PRC subsidiary or variable interest entity, requiring us to discontinue or restrict our operations, restricting our right to collect revenue, blocking one or more of our websites, requiring us to restructure our operations or taking other regulatory or enforcement actions against us. The imposition of any of these measures could result in a material adverse effect on our ability to conduct all or any portion of our business operations. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our variable interest entity in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws, rules and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our variable interest entity or otherwise separate from it and if we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our variable interest entity in our consolidated financial statements. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

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Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law.

The Ministry of Commerce, or the MOFCOM, published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the major existing laws and regulations governing foreign investment in China While the MOFCOM solicited comments on this draft earlier last year, substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the entire legal framework regulating foreign investments in China.

Among other things, the draft Foreign Investment Law purports to introduce the principle of “actual control” in determining whether a company is considered a foreign invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs, whereas an entity organized in a foreign jurisdiction, but cleared by the MOFCOM as “controlled” by PRC entities and/or citizens, would nonetheless be treated as a PRC domestic entity for investment in the “restriction category” on the “negative list.” In this connection, “control” is broadly defined in the draft law to cover any of the following summarized categories:

●	holding 50% or more of the voting rights or similar equity interest of the subject entity;

●	holding less than 50% of the voting rights or similar equity interest of the subject entity but having the power to directly or indirectly appoint or otherwise secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to materially influence the board, the shareholders’ meeting or other equivalent decision making bodies; or

●	having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial, staffing and technology matters.

Once an entity is determined to be an FIE, and its investment amount exceeds certain thresholds or its business operation falls within a “negative list” purported to be separately issued by the State Council in the future, market entry clearance by the MOFCOM or its local counterparts would be required.

The “variable interest entity” structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangements would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors. For any companies with a VIE structure in an industry category that is in the “restriction category” on the “negative list,” the existing VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC state owned enterprises or agencies, or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as FIEs and any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.

Based on the definition of “control” in the draft Foreign Investment Law as currently proposed, we believe that there are strong basis for a determination that we and our variable interest entity is ultimately controlled by PRC citizens for the following reasons:

●	81.7% of issued shares of CIFS are held and beneficially owned by PRC citizens or nationals;

●	Because CIFS indirectly controls WFOE which, in turn, via a series of VIE Agreements, has the exclusive right to nominate and appoint all the members of the board of directors of Sheng Ying Xin and therefore effectively controls the board and all management decisions of Sheng Ying Xin and also has the power to exert decisive influence over its operations, financial, staffing and technology matters.

However, there are significant uncertainties as to how the control status of our company, our variable interest entity and our equity investees with a VIE structure would be determined under the enacted version of the Foreign Investment Law. In addition, it is uncertain whether any of the businesses that we currently operate or plan to operate in the future through our consolidated entities and the businesses operated by our equity investees with a VIE structure would be on the to-be-issued “negative list” and therefore be subject to any foreign investment restrictions or prohibitions. We also face uncertainties as to whether the enacted version of the Foreign Investment Law and the final “negative list” would mandate further actions, such as MOFCOM market entry clearance, to be completed by companies with existing VIE structure and whether such clearance can be timely obtained, or at all. If we or our equity investees with a VIE structure were not considered as ultimately controlled by PRC domestic investors under the enacted version of the Foreign Investment Law, further actions required to be taken by us or such equity investees under the enacted Foreign Investment Law may materially and adversely affect our business and financial condition.

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In addition, our corporate governance practice may be materially impacted and our compliance costs could increase if we were not considered as ultimately controlled by PRC domestic investors under the enacted version of the Foreign Investment Law. For instance, the draft Foreign Investment Law as proposed purports to impose stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from investment implementation report and investment amendment report that would be required for each investment and alteration of investment specifics, a prospectus would be mandatory, and large foreign investors meeting certain criteria would be required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations could potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible could be subject to criminal liabilities.

Our contractual arrangements may not be as effective in providing control over the variable interest entities as direct ownership.

We rely on contractual arrangements with our variable interest entity to operate our electronic platform in China and other businesses in which foreign investment is restricted or prohibited. For a description of these contractual arrangements, see “Our History and Corporate Structure — Contractual Arrangements among Our Wholly-foreign Owned Enterprise, Variable Interest Entity and the Variable Interest Entity Equity Holders.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our variable interest entity.

If we had direct ownership of the variable interest entity, we would be able to exercise our rights as an equity holder directly to effect changes in the boards of directors of the entity, which could effect changes at the management and operational level. Under our contractual arrangements, we may not be able to directly change the members of the boards of directors of the entity and would have to rely on the variable interest entity and the variable interest entity equity holders to perform their obligations in order to exercise our control over the variable interest entity. The variable interest entity equity holders may have conflicts of interest with us or our shareholders, and they may not act in the best interests of our company or may not perform their obligations under these contracts. For example, our variable interest entity and its equity holders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, including maintaining our website and using our domain names and trademarks which the relevant variable interest entity has exclusive rights to use, in an acceptable manner or taking other actions that are detrimental to our interests. Pursuant to the call option, we may replace the equity holders of the variable interest entity at any time pursuant to the contractual arrangements. However, if any equity holder is uncooperative and any dispute relating to these contracts or the replacement of the equity holders remains unresolved, we will have to enforce our rights under the contractual arrangements through the operations of PRC law and arbitral or judicial agencies, which may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. See “Any failure by our variable interest entity or its equity holders to perform their obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations.” Consequently, the contractual arrangements may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership.

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Any failure by our variable interest entity or its equity holders to perform their obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations.

If our variable interest entity or its equity holders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. Although our wholly-owned PRC subsidiary, WFOE, has entered into an exclusive option agreement in relation to our variable interest entity, which provides that WFOE may exercise an option to acquire, or nominate a person to acquire, ownership of the equity in that entity or, in some cases, its assets, to the extent permitted by applicable PRC laws, rules and regulations, the exercise of the call option is subject to the review and approval of the relevant PRC governmental authorities. WFOE has also entered into a share pledge agreement with respect to the variable interest entity to secure certain obligations of such variable interest entity or its equity holders to WFOE under the contractual arrangements. However, the enforcement of such agreement through arbitral or judicial agencies may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. Moreover, our remedies under the share pledge agreement are primarily intended to help WFOE collect debts owed to WFOE by the variable interest entity equity holders under the contractual arrangements and may not help us in acquiring the assets or equity of the variable interest entity.

In addition, although the terms of the contractual arrangements provide that they will be binding on the successors of the variable interest entity equity holders, as those successors are not a party to the agreements, it is uncertain whether the successors in case of the death, bankruptcy or divorce of a variable interest entity equity holder will be subject to or will be willing to honor the obligations of such variable interest entity equity holder under the contractual arrangements. If the relevant variable interest entity or its equity holder (or its successor), as applicable, fails to transfer the shares of the variable interest entity according to the relevant exclusive option agreement or share pledge agreement, we would need to enforce our rights under the exclusive option agreement or share pledge agreement, which may be costly and time-consuming and may not be successful.

The contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration or court proceedings in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. Moreover, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law, and as a result it may be difficult to predict how an arbitration panel or court would view such contractual arrangements. As a result, uncertainties in the PRC legal system could limit our ability to enforce the contractual arrangements. Under PRC law, if the losing parties fail to carry out the arbitration awards or court judgments within a prescribed time limit, the prevailing parties may only enforce the arbitration awards or court judgments in PRC courts, which would require additional expense and delay. In the event we are unable to enforce the contractual arrangements, we may not be able to exert effective control over the variable interest entities, and our ability to conduct our business, as well as our financial condition and results of operations, may be materially and adversely affected.

We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by our variable interest entity, which could severely disrupt our business, render us unable to conduct some or all of our business operations and constrain our growth.

Our variable interest entity holds licenses and approvals and assets that are necessary for our business operations, to which foreign investments are typically restricted under applicable PRC law. The contractual arrangements contain terms that specifically obligate variable interest entity equity holders to ensure the valid existence of the variable interest entities and restrict the disposal of material assets of the variable interest entities. However, in the event the variable interest entity equity holders breach the terms of these contractual arrangements and voluntarily liquidate our variable interest entity or our variable interest entity declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by the variable interest entity, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if our variable interest entity undergoes a voluntary or involuntary liquidation proceeding, its equity holders or unrelated third-party creditors may claim rights to some or all of the assets of such variable interest entity, thereby hindering our ability to operate our business as well as constrain our growth.

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The equity holders, directors and executive officers of our variable interest entity, as well as our employees who execute other strategic initiatives may have potential conflicts of interest with our company.

PRC laws provide that a director and an executive officer owes a fiduciary duty to the company he or she directs or manages. The directors and executive officers of the variable interest entity, including Jianxin Lin, our lead founder and executive chairman, must act in good faith and in the best interests of the variable interest entity and must not use their respective positions for personal gain. On the other hand, as a director of our company, Mr. Lin has a duty of care and loyalty to act in the best interests of our company, which in the ordinary course will include acting in the best interests of our shareholders as a whole under British Virgin Islands law. We control our variable interest entity through contractual arrangements and the business and operations of our variable interest entity are closely integrated with the business and operations of our subsidiaries. Nonetheless, conflicts of interests for these individuals may arise due to dual roles both as directors and executive officers of the variable interest entity and as directors or employees of our company, and may also arise due to dual roles both as variable interest entity equity holders and as directors or employees of our company.

We cannot assure you that these individuals will always act in the best interests of our company should any conflicts of interest arise, or that any conflicts of interest will always be resolved in our favor. We also cannot assure you that these individuals will ensure that the variable interest entity will not breach the existing contractual arrangements. If we cannot resolve any such conflicts of interest or any related disputes, we would have to rely on legal proceedings to resolve these disputes and/or take enforcement action under the contractual arrangements. There is substantial uncertainty as to the outcome of any such legal proceedings. See “ Any failure by our variable interest entity or its equity holders to perform their obligations under the contractual arrangements would have a material and adverse effect on our business, financial condition and results of operations.”

The contractual arrangements with our variable interest entity may be subject to scrutiny by the PRC tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

The tax regime in China is rapidly evolving and there is significant uncertainty for taxpayers in China as PRC tax laws may be interpreted in significantly different ways. The PRC tax authorities may assert that we or our subsidiaries or the variable interest entity or their equity holders owe and/or are required to pay additional taxes on previous or future revenue or income. In particular, under applicable PRC laws, rules and regulations, arrangements and transactions among related parties, such as the contractual arrangements with our variable interest entity, may be subject to audit or challenge by the PRC tax authorities. If the PRC tax authorities determine that any contractual arrangements were not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the PRC tax liabilities of the relevant subsidiaries and/or variable interest entity and/or variable interest entity equity holders could be increased, which could increase our overall tax liabilities. In addition, the PRC tax authorities may impose late payment interest. Our net income may be materially reduced if our tax liabilities increase.

Risks Related to Doing Business in the People’s Republic of China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

All of our operations are conducted in the PRC and substantially all of our revenue is sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

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While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our businesses, financial condition and results of operations.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Most of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degree of interpretation by PRC regulatory agencies and courts. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

PRC regulations regarding acquisitions impose significant regulatory approval and review requirements, which could make it more difficult for us to pursue growth through acquisitions.

Under the PRC Anti-Monopoly Law, companies undertaking acquisitions relating to businesses in China must notify MOFCOM, in advance of any transaction where the parties’ revenues in the China market exceed certain thresholds and the buyer would obtain control of, or decisive influence over, the target. In addition, on August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission, or the CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. Under the M&A Rules, the approval of MOFCOM must be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. Applicable PRC laws, rules and regulations also require certain merger and acquisition transactions to be subject to security review. Our proposed acquisition of control of, or decisive influence over, at least any two participating companies (including us) with a turnover within the PRC of more than RMB400 million (approximately US$60.15 million) in the fiscal year prior to any proposed acquisition and all of the participating companies (including us)with a turnover within the PRC of more than RMB2 billion (approximately US$0.30 billion) or with a global turnover of RMB10 billion (approximately US$ 1.50 billion) in the fiscal year prior to any proposed acquisition, would be subject to MOFCOM merger control review. Certain transactions we may undertake could be subject to MOFCOM merger review. Complying with the requirements of the relevant regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. In addition, MOFCOM has not accepted antitrust filings for any transaction involving parties that adopt a variable interest entity structure. If MOFCOM’s practice remains unchanged, our ability to carry out our investment and acquisition strategy may be materially and adversely affected and there may be significant uncertainty as to whether transactions that we may undertake would subject us to fines or other administrative penalties and negative publicity and whether we will be able to complete large acquisitions in the future in a timely manner or at all.

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PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. For further discussion on SAFE Circular 37 and its impact on dividend distribution, please see below “Regulations Relating to Foreign Exchange and Dividend Distribution – SAFE Circular 37” on page 109.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation. However, we may not be aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and cannot assure you that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. On February 28, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Pursuant to SAFE Notice 13, entities and individuals are required to apply for foreign exchange registration of foreign direct investment and overseas direct investment, including those required under the SAFE Circular 37, with qualified banks, instead of SAFE. The qualified banks, under the supervision of SAFE, will directly review the applications and conduct the registration. Furthermore, since it is unclear how those new SAFE regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

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Any failure to comply with PRC regulations regarding our employee equity incentive plans, should we have one, may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted restricted shares, RSUs or options may follow SAFE Circular 37 and the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, to apply for the foreign exchange registration. According to those regulations, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our equity incentive plans (should we have one) or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law.

In addition, the State Administration for Taxation has issued circulars concerning employee share options, restricted shares or RSUs. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares or RSUs vest, will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares or RSUs. Although we currently withhold income tax from our PRC employees in connection with their exercise of options and the vesting of their restricted shares and RSUs, if the employees fail to pay, or the PRC subsidiaries fail to withhold, their income taxes according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiary in China to fund offshore cash and financing requirements.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiary and on remittances from the variable interest entity, for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our principal operating subsidiary or the variable interest entity incurs additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our PRC subsidiary and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside a portion of its net income each year to fund certain statutory reserves. These reserves, together with the registered equity, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary. As of December 31 , 2016, these restricted assets totaled RMB 60,780,175 (approximately US$10,824,481 ).

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Limitations on the ability of the variable interest entity to make remittance to WFOE to pay dividends to us could limit our ability to access cash generated by the operations of those the variable interest entity, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund our PRC subsidiary by making loans to or additional capital contributions to our PRC subsidiary, subject to applicable government registration and filing requirements.

Any loans to our PRC subsidiary, which is treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiary to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of approved total investment and the amount of registered capital of such foreign-invested company. We may also decide to finance our PRC subsidiary by means of capital contributions. These capital contributions must be filed with the MOFCOM or its local counterpart.

In addition, on March 30, 2015, SAFE promulgated the Circular on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or SAFE Circular 19, prohibiting foreign-invested enterprise from using an RMB fund converted from its foreign exchange capital for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises or purchasing real estate not for self-use.

If we fail to comply with such regulations, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the PRC Enterprise Income Tax Law and its implementing rules, both of which came into effect on January 1, 2008, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. Currently, we do not generate any revenue offshore. However, if this proportion were to increase and if we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

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We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or other assets attributable to a PRC establishment of a non-PRC company.

On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax and Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which replaced or supplemented certain previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation, on December 10, 2009. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax.

According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

Bulletin 7 may be determined by the tax authorities to be applicable to some of our offshore restructuring transactions or sale of the shares of our offshore subsidiaries or investments where PRC taxable assets are involved. The transferors and transferees may be subject to the tax filing and withholding or tax payment obligation, while our PRC subsidiaries may be requested to assist in the filing. Furthermore, we, our non-resident enterprises and PRC subsidiaries may be required to spend valuable resources to comply with Bulletin 7 or to establish that we and our non-resident enterprises should not be taxed under Bulletin 7, for our previous and future restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Bulletin 7, our income tax costs associated with such potential acquisitions or disposals will increase, which may have an adverse effect on our financial condition and results of operations.

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Restrictions on currency exchange may limit our ability to utilize our revenue effectively.

Presently all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC subsidiary, which is a wholly-foreign owned enterprise, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares, or pay principal and interest in foreign currencies to the holders of the notes. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries and the variable interest entities.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. In April 2012, the PRC government announced that it would allow more RMB exchange rate fluctuation. On August 11, 2015, the PRC government set the central parity rate for the RMB nearly 2% lower than that of the previous day and announced that it will begin taking into account previous day’s trading in setting the central parity rate. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar. Substantially all of our revenues and costs are denominated in Renminbi, and a significant portion of our financial assets are also denominated in Renminbi while a significant portion of our debt is denominated in U.S. dollars. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of the Renminbi may materially and adversely affect our liquidity and cash flows. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount we would receive.

Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering.

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, or the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission, or the CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

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While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Han Kun Law Offices, that the CSRC approval is not required in the context of this offering because we established our PRC subsidiary, WFOE, by mean of direct investment rather than by merger or acquisition of the equity interest or assets of any “Domestic Company” as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements between WFOE and Sheng Ying Xin as a type of transaction which is subject to the M&A Rules. However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. See “Regulation — M&A Rules and Overseas Listings.”

Risks Related to our Ordinary Shares

The trading price of our ordinary shares and is likely to be volatile, which could result in substantial losses to our shareholders.

The trading price of our ordinary shares is likely to continue to be volatile and could fluctuate widely in response to a variety of factors, many of which are beyond our control. In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ordinary shares. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards other PRC companies listed in the United States and consequently may impact the trading performance of our ordinary shares. In addition to market and industry factors, the price and trading volume for our ordinary shares may be highly volatile for specific business reasons, including:

●	variations in our results of operations;

●	announcements about our earnings that are not in line with analyst expectations;

●	publication of operating or industry metrics by third parties, including government statistical agencies, that differ from expectations of industry or financial analysts;

●	changes in financial estimates by securities research analysts;

●	announcements made by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	press reports, whether or not true, about our business;

●	regulatory allegations or actions or negative reports or publicity against us, regardless of their veracity or materiality to our company;

●	changes in pricing made by us or our competitors;

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●	conditions in the financial advisory market;

●	additions to or departures of our management;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of transfer restrictions on our outstanding ordinary shares or ordinary shares;

●	sales or perceived potential sales or other disposition of existing or additional ordinary shares or ordinary shares or other equity or equity-linked securities, including by our principal shareholders, directors officers and other affiliates;

●	actual or perceived general economic and business conditions and trends in China and globally; and

●	changes or developments in the PRC or global regulatory environment.

Any of these factors may result in large and sudden changes in the volume and trading price of our ordinary shares. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies and industries. These fluctuations may include a so-called “bubble market” in which investors temporarily raise the price of the stocks of companies in certain industries, such as the e-commerce industry, to unsustainable levels. These market fluctuations may significantly affect the trading price of our ordinary shares. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class named as a defendant in shareholder class action lawsuits. The litigation process may utilize a material portion of our cash resources and divert management’s attention from the day-to-day operations of our company, all of which could harm our business. If adversely determined, the class action suits may have a material adverse effect on our financial condition and results of operations.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ordinary shares price.

A significant portion of the net proceeds of this offering is allocated for general corporate purposes, which may include working capital needs and potential acquisitions, partnerships and alliances. Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our ordinary shares price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

Substantial future sales or perceived potential sales of our ordinary shares, ordinary shares or other equity or equity-linked securities in the public market could cause the price of our ordinary shares to decline significantly.

Sales of our ordinary shares or other equity or equity-linked securities in the public market, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline significantly. As of December 31, 2016, we had 20,000,000 ordinary shares outstanding. All of our ordinary shares were freely transferable by persons other than our affiliates without restriction or additional registration under the Securities Act. The ordinary shares held by our affiliates are not subject to any lock-up arrangements and will be available for sale subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act, under sales plans adopted pursuant to Rule 10b5-1 or otherwise. Sale of these ordinary shares or their perceived potential sale in the public market could cause the price of our ordinary shares to decline significantly.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline significantly.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NASDAQ corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our ordinary shares and the ordinary shares.

We are exempted from certain corporate governance requirements of the NASDAQ by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on the NASDAQ. The standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

●	have regularly scheduled executive sessions for non-management directors; or

We have relied on and intend to continue to rely on some of these exemptions. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of the NASDAQ.

As a foreign private issuer, we are exempt from certain disclosure requirements under the Exchange Act, which may afford less protection to our shareholders than they would enjoy if we were a domestic U.S. company.

As a foreign private issuer, we are exempt from, among other things, the rules prescribing the furnishing and content of proxy statements under the Exchange Act and the rules relating to selective disclosure of material nonpublic information under Regulation FD. In addition, our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit and recovery provisions contained in Section 16 of the Exchange Act. We are also not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act. As a result, our shareholders may be afforded less protection than they would under the Exchange Act rules applicable to domestic U.S. companies.

If and when permitted by law, we may conduct a public offering and listing of our shares in China, which may result in increased regulatory scrutiny and compliance costs as well as increased fluctuations in the prices of our ordinary shares and ordinary shares listed in overseas markets.

Although not currently allowed under PRC law, if and when permitted by law, we may conduct a public offering and/or listing of our shares on a stock exchange in China in the future. We have not set a specific timetable or decided on any specific form for an offering in China. The precise timing of the offering and/or listing of our shares in China would depend on a number of factors, including relevant regulatory developments and market conditions. If we complete a public offering or listing in China, we would become subject to the applicable laws, rules and regulations governing public companies listed in China, in addition to the various laws, rules and regulations that we are subject to in the United States as a reporting company. The listing and trading of our securities in multiple jurisdictions and multiple markets may lead to increased compliance costs for us, and we may face the risk of significant intervention by regulatory authorities in these jurisdictions and markets.

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In addition, under current PRC laws, rules and regulations, our ordinary shares will not be interchangeable or fungible with any shares we may decide to list on a PRC stock exchange, and there is no trading or settlement between these markets in the United States and mainland China. Furthermore, these two markets have different trading characteristics and investor bases, including different levels of retail and institutional participation. As a result of these differences, the trading prices of our ordinary shares may not be the same as the trading prices of any shares we may decide to list on a PRC stock exchange. The issuance of a separate class of shares and fluctuations in its trading price may also lead to increased volatility in, and may otherwise materially decrease, the prices of our ordinary shares.

Our shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited because we are incorporated under British Virgin Islands law, we conduct substantially all of our operations in China and most of our directors and substantially all of our executive officers reside outside the United States.

We are incorporated in the British Virgin Islands and conduct substantially all of our operations in China through our wholly-foreign owned enterprise and the variable interest entity. Most of our directors and substantially all of our executive officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for our shareholders to bring an action against us or against these individuals in the British Virgin Islands or in China in the event that they believe that their rights have been infringed under the securities laws of the United States or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the British Virgin Islands and China may render them unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States of China, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Our corporate affairs will be governed by our Memorandum and Articles of Association, the BVI Act and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and by the BVI Act. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our ordinary shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company and whose management, directors and/or major shareholders were also incorporated, resident, or otherwise established in a United States jurisdiction.

As a result of the foregoing, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

The laws of the British Virgin Islands provide limited protection for minority shareholders, so minority shareholders may have limited or no recourse if they are dissatisfied with the conduct of our affairs.

Under the laws of the British Virgin Islands, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies (as summarized under “Description of Share Capital—Shareholders’ Rights under British Virgin Islands Law Generally”). The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the company and are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. As such, if those who control the company have disregarded the requirements of the BVI Act or the provisions of the company’s memorandum and articles of association, or oppose to do so, then the courts will likely grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) acts that constitute fraud on the minority where the wrongdoers control the company; (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote or breach of a duty owed to the shareholder by the Company; and (iv) acts where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

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British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of one avenue to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such an action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce judgments of courts in the United States based on certain liability provisions of United States securities law or to impose liabilities, in original actions brought in the British Virgin Islands, based on certain liability provisions of the United States securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The requirements of being a public company may strain our resources and distract our management.

Following the completion of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us, either or both of which could have a negative effect on our business, financial condition and results of operations.

As a public company, we will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual and current reports with respect to our business and financial performance. The Sarbanes-Oxley Act requires that we maintain disclosure controls and procedures and internal control over financial reporting. To improve the effectiveness of our disclosure controls and procedures and our internal control over financing reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns and we will incur significant legal, accounting and other expenses that we did not have as a private company prior to this offering, which could have a material adverse effect on our business, financial condition and results of operations.

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There could be adverse United States federal income tax consequences to United States investors if we were or were to become a passive foreign investment company.

While we do not believe we are or will become a passive foreign investment company, or PFIC, there can be no assurance that we were not a PFIC in the past and will not become a PFIC in the future. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for United States federal income tax purposes if either: (1) 75% or more of our gross income in a taxable year is passive income, or (2) the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%. The calculation of the value of our assets will be based, in part, on the quarterly market value of our ordinary shares, which is subject to change. See “DESCRIPTION OF SHARE CAPITAL— Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

Although we do not believe we were or will become a PFIC, it is not entirely clear how the contractual arrangements between us and our variable interest entities will be treated for purposes of the PFIC rules. If it were determined that we do not own the stock of our variable interest entities for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. See “DESCRIPTION OF SHARE CAPITAL— Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

If we were or were to become a PFIC, such characterization could result in adverse United States federal income tax consequences to our shareholders that are United States investors. For example, if we are a PFIC, our United States investors will become subject to increased tax liabilities under United States federal income tax laws and regulations and will become subject to burdensome reporting requirements. We cannot assure you that we were not or will not become a PFIC for any taxable year. You are urged to consult your own tax advisors concerning United States federal income tax consequence on the application of the PFIC rules. See “DESCRIPTION OF SHARE CAPITAL — Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us, our industry and the regulatory environment in which we and companies integral to our ecosystem operate. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

●	our growth strategies;

●	our future business development, financial condition and results of operations;

●	competition in our industry;

●	fluctuations in general economic and business conditions in China;

●	expected changes in our revenues and certain cost and expense items and our operating margins;

●	the regulatory environment in which we and companies integral to our business operate;

●	our proposed use of proceeds from this offering; and

●	assumptions underlying or related to any of the foregoing.

The global and PRC financial advisory and internet market may not grow at the rates projected by market data, or at all. The failure of these industries or markets to grow at the projected rates may have a material adverse effect on our business, financial condition and results of operations and the market price of our ordinary shares. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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OPERATING METRICS

Key Performance Metrics

We regularly monitor a number of metrics in order to measure our current and projected future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.

	For the Year Ended December 31,
	2014	2015		2016
	RMB	RMB	US$	RMB	US$
	(in Million)
Amount of financing advised:	-	4,536	728	9,770	1,471
Commercial Payment	-	2,167	348	6,126	922
International Corporate Financing	-	1,370	220	2,192	330
Intermediary Loan	-	999	160	1,452	219

	For the Year Ended December 31,
	2014	2015	2016
Number of clients advised(1)	-	23	29
Commercial Payment	-	8	19
International Corporate Financing	-	4	4
Intermediary Loan	-	11	6

(1)	The number of clients for a specified period represents the number of clients whose financing were funded during such period.

	For the Year Ended December 31,
	2014	2015	2016
	(in US$ thousands)
Advisory fees billed to clients(1)	-	7,782	15,822

(1)	Represent amounts net of VAT.

The amount of financing advised is calculated by summing up the financing amount indicated on the financing advisory contracts. The revenue is calculated by multiplying the service fee ratio indicated on the contract and the financing amount advised.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$ 17.4 million ,  in the event of maximum offering after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$5.00 per ordinary share. A US$1.00 increase in the assumed initial public offering price of US$6.00 per ordinary share would increase the net proceeds to us from this offering by US$4,000,000, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

We plan to use the net proceeds of this offering for general corporate purposes, which may include investment in product development, sales and marketing activities, acquisition of other companies, technology infrastructure, team development, capital expenditures, improvement of corporate facilities and other general and administrative matters. Specifically, we plan to use approximately 10 % of the net proceeds to increase our working capital. In addition, we plan to use about 50% of the net proceeds for the acquisition of businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. We may also use about 15% of the net proceeds to develop our online financial service practice. We also plan to spend 15% of the net proceeds on marketing our business. We plan to use the rest (10%) of the net proceeds for improvement of our internal control system and other general and administrative matters. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering and the concurrent private placement. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. . See “Risk Factors—Risks related to our Ordinary Shares—You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ordinary share price.”

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions and to our consolidated variable interest entity only through loans, subject to the filings with government authorities and limit on the amount of capital contributions and loans. Subject to completion of applicable government filing and registration requirements, we may extend inter-company loans to our wholly foreign-owned subsidiary in China or make additional capital contributions to our wholly-foreign-owned subsidiary to fund its capital expenditures or working capital. For an increase of registered capital of our wholly foreign-owned subsidiary, we need to complete a filing with the MOFCOM or its local counterparts. If we provide funding to our wholly foreign-owned subsidiary through loans, the total amount of such loans may not exceed the difference between the entity’s total investment as approved by the foreign investment authorities and its registered capital. Such loans must be registered with SAFE or its local branches, which usually takes up to 20 working days to complete. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in the People’s Republic of China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering and the concurrent private placement to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

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DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under British Virgin Islands law, namely that our company may only pay dividends if the value of the company’s assets exceed its liabilities and the company is able pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the British Virgin Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulations on Dividend Distribution” and “Taxation—People’s Republic of China Taxation.”

Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31 , 2016:

●	on an actual basis;

●	on an as adjusted basis to reflect the sale of ordinary shares by us in this offering at an assumed initial public offering price of US$5 per ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our ordinary shares and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Maximum Offering (4,000,000 Ordinary Shares)
U.S. Dollars

December 31, 2016

	As Reported	Pro Forma Adjusted for IPO (1)
Ordinary Shares	20,000,000	24,000,000
Ordinary Shares – Amount	$20,000	$24,000
Additional Paid-In Capital	$9,147,398	$26,543,398
Statutory Reserves	$545,013	$545,013
Retained Earnings	$10,595,920	$10,595,920
Accumulated Other Comprehensive Income	$(2,048,306)	$(2,048,306)
Total	$18,260,026	$42,789,343

Minimum Offering (1,600,000 Ordinary Shares)
U.S. Dollars

December 31 , 2016

	As Reported	Pro Forma Adjusted for IPO (1)
Ordinary Shares	20,000,000	21,600,000
Ordinary Shares – Amount	$20,000	$21,600
Additional Paid-In Capital	$9,147,398	$16,543,398
Statutory Reserves	$545,013	$545,013
Retained Earnings	$10,595,920	$10,595,920
Accumulated Other Comprehensive Income	$(2,048,306)	$(2,048,306)
Total	$18,260,026	$31,689,343

(1) Gives effect to the sale of the minimum offering and the maximum offering, as applicable, at a public offering price of $5.00 per share and to reflect the application of the proceeds after deducting our estimated offering expenses.

(2) Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting the underwriter commission, underwriter expense allowance and other expenses. In a maximum offering, we expect to receive net proceeds of approximately $17,400,000 ($20,000,000 offering, less placement commission of $1,300,000, non-accountable expense allowance of $200,000 and offering expenses of approximately $1,100,000 ). In a minimum offering, we expect to receive net proceeds of approximately $6,300,000 ($8,000,000 offering, less placement commission of $520,000, non-accountable expense allowance of $80,000 and offering expenses of approximately $1,100,000 ). For an itemization of an estimation of the total offering expenses, see “Expenses Relating to this Offering” beginning on page 144 of this prospectus.

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DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and our net tangible book value per ordinary shares after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31 , 2016 was approximately US$25.1 million, or US$1.25 per ordinary share as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$5 per ordinary share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after December 31, 2016, other than to give effect to our sale of the ordinary shares offered in this offering at the assumed initial public offering price of US$5 per ordinary share, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2016 would have been US$42.8 million, or US$1.78 per ordinary share, assuming a maximum offering of 4,000,000 shares. This represents an immediate increase in net tangible book value of US$0.53 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$3.22 per ordinary share in this offering.

Without taking into account any other changes in net tangible book value after December 31, 2016, other than to give effect to our sale of the ordinary shares offered in this offering at the assumed initial public offering price of US$5 per share, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31 , 2016 would have been US$31.7 million, or US$1.47 per ordinary share, assuming a minimum offering of 1,600,000 shares. This represents an immediate increase in net tangible book value of US$0.22 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$3.53 per ordinary share to investors purchasing our shares in this offering.

The following table illustrates such dilution:

	Per Ordinary Share
	Maximum offering ($)	Minimum offering ($)

Assumed initial public offering price	5.00	5.00
Net tangible book value as of December 31 , 2016	1.25	1.25
As adjusted net tangible book value after giving effect to this offering	1.78	1.47
Amount of dilution in net tangible book value to new investors in this offering	3.22	3.53
increase in net tangible book value per ordinary share to the existing shareholders	0.53	0.22

A US$1.00 increase (decrease) in the assumed public offering price of US$5 per ordinary share would, after giving effect to this offering, increase (decrease) our as adjusted net tangible book value by US$4,000,000 assuming a maximum offering, the as adjusted net tangible book value per ordinary share increase (decrease) by US$0.17 per ordinary share and the dilution in as adjusted net tangible book value per ordinary share to new investors in this offering by US$3.05 ( US$3.38 ) per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

A US$1.00 increase (decrease) in the assumed public offering price of US$5 would, after giving effect to this offering, increase (decrease) our as adjusted net tangible book value by US$1,600,00, assuming a minimum offering , the as adjusted net tangible book value per ordinary share increase (decrease) by US$0.07 per ordinary share and the dilution in as adjusted net tangible book value per ordinary share to new investors in this offering by US$3.46 ( US$3.61 ) per ordinary share,, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on an as adjusted basis as of December 31 , 2016, the differences between existing shareholder and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price
	Amount	Percent	Amount	Percent	Per Share
MINIMUM OFFERING
Existing shareholders	20,000,000	92.6%	$25,389,343	76.0%	$1.27
New investors	1,600,000	7.4%	$8,000,000	24.0%	$5.00
Total	21,600,000	100.0%	$33,389,343	100.0%	$1.55

	Shares Purchased		Total Consideration		Average Price
	Amount	Percent	Amount	Percent	Per Share
MAXIMUM OFFERING
Existing shareholders	20,000,000	83.3%	$25,389,343	56.0%	$1.27
New investors	4,000,000	16.7%	$20,000,000	44.0%	$5.00
Total	24,000000	100.0%	$45,389,343	100.0%	$1.89

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

In addition, the discussion and tables above exclude ordinary shares reserved for future issuance under our 2016 share incentive plan, which may be granted as options, restricted shares and restricted share units.

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EXCHANGE RATE INFORMATION

Most of our revenues and expenses are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB 6.9430 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31 , 2016. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, at the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On December 31 , 2016, the noon buying rate was RMB 6.9430 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

	Noon buying rate
Period	Period end	Average(1)	High	Low
	(RMB per US$1.00)
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011	6.2939	6.4475	6.6364	6.2939
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480

Source: Federal Reserve Statistical Release

(1)	Annual averages are calculated using the average of the rates on the last business day of each month during the relevant year.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being a British Virgin Islands business company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange controls or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include, but are not limited to:

●	the British Virgin Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States.

We have appointed Delaney Corporate Services, Ltd, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Harneys, our legal counsel as to British Virgin Islands law, and Han Kun Law Offices, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the British Virgin Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

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There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands will not recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Harneys has advised us that although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Commercial Division of the Eastern Caribbean Supreme Court in the British Virgin Islands, provided such judgment:

●	is given by a foreign court of competent jurisdiction;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	is not in respect of taxes, a fine or a penalty; and

●	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands.

Han Kun Law Offices have further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ordinary shares.

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OUR HISTORY AND CORPORATE STRUCTURE

Our Major Corporate Milestones

Our Corporate Structure

China Internet Nationwide Financial Services Inc. (“we” or “CIFS”) is a holding company incorporated under the laws of British Virgin Islands on September 28, 2015. On October7, 2015, we incorporated Hongkong Internet Financial Services Limited (“HKIFS) in Hong Kong SAR. HKIFS, in turn, incorporated Beijing Yingxin Yijia Network Technology Co., Ltd (“WFOE”) in the People’s Republic of China with a registered capital of RMB1,000,000 (approximately US$150,375.94) on December 31, 2015. WFOE has entered into a series of contractual agreements with Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”), a company incorporated in the People’s Republic of China on September 16, 2014. Sheng Ying Xin was originally incorporated as Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd and later changed its name to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd on February 17, 2016. Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd , as it was then known, was initially incorporated with a registered capital of RMB 45,000,000 (approximately US$6,766,917.29). Its registered capital was later increased to RMB 150,000,000(approximately US$22,556,390.98) on June 30, 2015 but later reduced to RMB 50,000,000 (approximately US$7,518,796.99) on April 25, 2016. On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with a registered capital of RMB 5,000,000 (approximately, US$ 726,665), which capital has to be contributed in full by December 31, 2026. The legal representative of Kashgar SYX is Mr. Shaoyong Huang, who is also a 1% nominee equity shareholder of Sheng Ying Xin on behalf of Mr. Jianxin Lin.

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The contractual agreements between WFOR and Sheng Ying Xin essentially confer control and management as well as the economic benefits of Sheng Ying Xin onto WFOE.

We presently provide all our financial advisory services through Sheng Ying Xin and Kashgar SYX although we have historically generated all our revenue through Sheng Ying Xin.

The following diagram illustrates our current corporate structure:

Contractual Arrangements among Our Wholly-foreign Owned Enterprise, Variable Interest Entity and the Variable Interest Entity Equity Holders

We are a British Virgin Islands company and our wholly owned PRC subsidiary, Beijing Yingxin Yijia Network Technology Co., Ltd is a wholly foreign-owned enterprise (“WFOE”). British Virgin Islands companies and wholly foreign owned PRC enterprises are restricted from holding certain licenses related to the online information service and conduct of value-added telecommunication services in China.

We are implementing our “Plus Internet” strategy by developing an online electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status. Because this would fall under the provision of online information service and conduct of value-added telecommunication services in China, we would be subject to significant restrictions under current PRC laws and regulations. The PRC government regulates internet access, the distribution of online information in China through strict business licensing requirement and other government regulations.

Accordingly, we, through Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, applied for and received an Internet Content Provider (“ICP”) license for value-added Internet information services on December 18, 2015.

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The registered shareholders of Sheng Ying Xin are Mr. Jianxin Lin and Mr. Shaoyong Huang (collectively, the “SYX Shareholders”). Neither we nor our subsidiaries own any equity interest in Sheng Ying Xin. Instead, we control and receive the economic benefits of Sheng Ying Xin’s business operation through a series of contractual arrangements. WFOE, Sheng Ying Xin and its shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on April 26, 2016. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Sheng Ying Xin, including absolute control rights and the rights to the assets, property and revenue of Sheng Ying Xin. Based on a legal opinion issued by Han Kun Law Offices dated April 13 , 2017, the VIE Agreements constitute valid and binding obligations of the parties to such agreements, and are enforceable and valid in accordance with the laws of the PRC. According to the Exclusive Business Cooperation Agreement, Sheng Ying Xin is obligated to pay service fees to WFOE approximately equal to the net income of Sheng Ying Xin.

Other than the ICP license and other licenses and approvals for businesses in which foreign ownership is restricted or prohibited held by our variable interest entity, Sheng Ying Xin, we hold our material assets in, and conduct our material operations through Sheng Ying Xin and generate all our revenue from it. We plan to gradually transition our financial advisory services, which is not subject to foreign ownership restrictions to WFOE over time. Presently, we rely on the VIE Agreements to capture the profits and associated cash flow from operations to transfer such cash flow from the Sheng Ying Xin to WFOE.

The following diagram is a simplified illustration of the ownership structure and contractual arrangements that we have in place for our variable interest entity:

Each of the VIE Agreements is described in detail below:

Contract that enables us to receive substantially all of the economic benefits from the variable interest entity

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Sheng Ying Xin and WFOE, WFOE provides Sheng Ying Xin with technical support, financing support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis and to the extent permissible under the PRC laws, utilizing its advantages in technology, human resources, and information. For services rendered to Sheng Ying Xin by WFOE under this agreement, WFOE is entitled to collect a service fee on a monthly basis, which is approximately equal to the net income of Sheng Ying Xin.

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The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless it is terminated by WFOE with 30-day prior notice. Sheng Ying Xin does not have the right to terminate the agreement unilaterally. WFOE may unilaterally extend the term of this agreement with prior written notice.

The sole director and president of WFOE, Mr. Jianxin Lin, is currently managing Sheng Ying Xin pursuant to the terms of the Exclusive Business Cooperation Agreement. WFOE has absolute authority relating to the management of Sheng Ying Xin, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions.

Contracts that give us effective control of the variable interest entity

Share Pledge Agreement

Under the Share Pledge Agreement between the SYX Shareholder sand WFOE, the SYX Shareholders pledged all of their equity interests in Sheng Ying Xin to WFOE to guarantee the performance of Sheng Ying Xin’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The SYX Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws, and the funds collected by WFOE by enforcing the pledge will be used for satisfying all obligations secured under the Share Pledge Agreement. The SYX Shareholders further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest. All of the equity interest pledges with respect to the equity interests of Sheng Ying Xin according to the Share Pledge Agreement have been registered with relevant office of the Administration for Industry and Commerce in China.

The Share Pledge Agreement shall be effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Sheng Ying Xin. WFOE shall cancel or terminate the Share Pledge Agreement upon Sheng Ying Xin’s full payment of fees payable under the Exclusive Business Cooperation Agreement.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the SYX Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Sheng Ying Xin at the exercise price of RMB1.00. The agreement remains effective for a term of ten years and may be renewed at WFOE’s election. Once WFOE exercises the option, the parties shall enter into a separate equity interest transfer or similar agreement.

Power of Attorney

Under the Power of Attorney, the SYX Shareholders authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the director, supervisor, the chief executive officer and other senior management members of Sheng Ying Xin.

Although it is not explicitly stipulated in the Power of Attorney, the term of the Power of Attorney shall be the same term as the Exclusive Option Agreement.

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This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as the SYX Shareholder is a shareholder of company, unless WFOE instructs the SYX Shareholder in writing to terminate the Power of Attorney in whole or in part.

In the opinion of Han Kun Law Offices, our PRC legal counsel:

●	the ownership structures of our wholly-foreign owned enterprise and our variable interest entity in China, both currently and immediately after giving effect to this offering, do not and will not violate any applicable PRC law, regulation, or rule currently in effect based on current interpretation of those law, regulation or rule; and

●	the contractual arrangements between our wholly-foreign owned enterprise, our variable interest entity and the variable interest entity equity holders governed by PRC laws are valid, binding and enforceable in accordance with their terms and applicable PRC laws, rules, and regulations currently in effect, and will not violate any applicable PRC law, regulation, or rule currently in effect.

However, we have been further advised by our PRC legal counsel, Han Kun Law Offices, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our Internet-based business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors — Risks Related to Our Corporate Structure.”

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SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of operations for the period from September 16, 2014 (Inception) through December 31, 2014, the years ended December 31, 2015 and 2016, and selected consolidated balance sheet as of December 31, 2014 , 2015 and 2016 have been derived from our audited consolidated financial statements , which save for audited consolidated financial statements for the period from September 16, 2014 (Inception) through December 31, 2014 are included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31, 2016	Year Ended December 31, 2015	September 16, 2014 (Inception) through December 31, 2014

Revenue
- Third parties	$15,821,980	$7,360,581	$-
- Related parties	-	421,105	-
Total revenue	15,821,980	7,781,686	-

Cost of revenues	380,072	235,152	-
Gross profit	15,441,908	7,546,534	-

Operating expenses
Selling and marketing expenses	245,246	151,489	41,414
General and administrative expenses	1,348,862	1,573,262	177,317
Total Operating expenses	1,594,108	1,724,751	218,731
Income (loss) from operations	13,847,800	5,821,783	(218,731

Other income
Interest income on bank deposit	1,273	292	-
Gain on disposal of a non-operating department	-	454,836	-
Other expenses	(301,618)	(741,112)	-
Interest income from loans to third parties	2,794,134	1,946,974	-
Total other income, net	2,493,789	1,660,990	-

Income (loss) before income tax expenses	16,341,589	7,482,773	(218,731)
Income tax expenses (benefit)	2,452,822	1,870,748	(54,481)
Net Income (loss)	$13,888,767	$5,612,025	$(164,250)
Other comprehensive loss
Foreign currency translation loss	(1,468,548))	(1,645,416)	(633)
Comprehensive Income (Loss)	$12,420,219	$3,966,609	$(164,883)

Weighted average number of shares, basic and diluted	20,000,000	20,000,000	20,000,000
Basic and diluted earnings/(loss) per share	$0.694	$0.281	$(0.008)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this report.

Overview

We are in the business of providing financial advisory services to meet the financial and capital needs of our clients, which comprise largely of small-to-medium sized enterprises (“SMEs”). Through our wholly-owned subsidiaries, Hongkong Internet Financial Services Limited and Beijing Yingxin Yijia Network Technology Co., Ltd and our contractually controlled and managed company, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and its wholly-owned subsidiary, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”), we offer commercial payment advisory services, international corporate financing advisory services and intermediary bank loan advisory services.

Historically, we had made direct loans to certain qualified borrowers. We do not anticipate making any more direct loans but instead, we will be depositing (“entrusting”) our funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers.

We generate revenue from service fees in connection with our (i) commercial payment advisory services, (ii) international corporate financing advisory services, and (iii) intermediary bank loan advisory services. Additionally we earn interest income from our direct or designated lending business. As returns from these (entrusted) loans are limited and infrequent, we do not regard such loan business as a separate line of business. In addition, we do not expect the balance of such loans to increase significantly in the future and the interest income from such loans would not become a significant portion of our net income. We may gradually cease the conduct of this form of investment when there are better investment options of our cash. We record the interest from these loans under “Other Income” in our financial statements.

We received an Internet Content Provider (“ICP”) license for value-added Internet information services in December 2015. We plan to develop our electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status, and ultimately, complete the entire application and approval process online. The ICP license is a permit issued by the Chinese Ministry of Industry and Information Technology to permit China-based websites to operate in China.

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Key Factors Affecting Our Results of Operations

Major factors affecting our results of operations include the following:

Economic Conditions in China

The demand for financial advisory services from borrowers is dependent upon overall economic conditions in China. General economic factors, including the interest rate environment and unemployment rates, may affect borrowers’ willingness to seek loans and investors’ ability and desire to invest in loans. For example, significant increases in interest rates could cause potential borrowers to defer obtaining loans as they wait for interest rates to become stable or decrease. Additionally, a slowdown in the economy, such as from a rise in the unemployment rate and a decrease in real income, may affect individuals’ level of disposable income. This may negatively affect borrowers’ repayment capability, which in turn may decrease their willingness to seek loans and potentially cause an increase in default rates. If actual or expected default rates increase generally in China or the consumer finance market, investors may delay or reduce their investments in loan products in general, including those in our marketplace.

Ability to Acquire Borrowers Effectively

Our ability to increase the loan volume facilitated through us largely depends on our ability to attract potential borrowers through sales and marketing efforts. Presently, we are largely dependent on key members of our management team, including Mr. Jianxin Lin and Mr. Jinchi Xu, who have extensive experience in the financial advisory service industry and important relationships with borrowers, banks and lending institutions for our business.

Our future sales and marketing efforts will include those related to borrower acquisition and retention, and general marketing. We intend to continue to dedicate significant resources to our sales and marketing efforts and constantly seek to improve the effectiveness of these efforts, in particular with regard to borrower and investor acquisition.

Effectiveness of Risk Management

Our ability to effectively segment borrowers into appropriate risk profiles affects our ability to match them with attractive products and services offered by the relevant bank or lending institution in terms of offering attractive pricing to borrowers as well as our ability to offer them attractive returns on financial products, both of which directly relate to the level of user confidence in our services.

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Ability to Innovate

Our growth to date has depended on, and our future success will depend in part on, successfully meeting borrower demand with new and innovative loan and investment products customized for their needs. We have made and intend to continue to make efforts to source loan and investment products to meet the individualized needs of our borrowers. We constantly evaluate the popularity of existing product offerings and services that cater to the ever evolving needs of our borrowers. We also seek to negotiate better terms for our customers based on our relationships with banks and lending institutions.

Over time we will continue to expand our offerings by introducing new products. We plan to expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

From the borrower perspective, we will continue to tailor credit products to meet their specific needs.

We are implementing our “Plus Internet” strategy by developing an online electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status, and ultimately, complete the entire application and approval process online.

Ability to Compete Effectively

Our business and results of operations depend on our ability to compete effectively in the markets in which we operate. The financial advisory services marketplace industry in China is intensely competitive, and we expect that competition to persist and intensify in the future. In addition to competing with other consumer finance marketplaces, we also compete with other types of financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as consumer finance business units in commercial banks, credit card issuers and other consumer finance companies. If we are unable to compete effectively, the demand for our marketplace could stagnate or substantially decline, we could experience reduced revenues or our marketplace could fail to maintain or achieve more widespread market acceptance, any of which could harm our business and results of operations.

Regulatory Environment in China

The regulatory environment for the financial advisory services industry in China is developing and evolving, creating both challenges and opportunities that could affect our financial performance. Due to the relatively short history of the financial advisory services industry in China, the PRC government has not adopted a clear regulatory framework governing our industry. We will continue to make efforts to ensure that we are compliant with the existing laws, regulations and governmental policies relating to our industry and to comply with new laws and regulations or changes under existing laws and regulations that may arise in the future. While new laws and regulations or changes to existing laws and regulations could make loans more difficult to be accepted by borrowers on terms favorable to us, or at all, these events could also provide new product and market opportunities.

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Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While we base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies used in the preparation of our financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Principle of consolidation

The consolidated financial statements include the financial statements of all the subsidiaries and VIEs of the Company. All transactions and balances between the Company and its subsidiaries and VIEs have been eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Revenue Recognition

Revenue principally consists of consulting service revenue. Revenue comprises the fair value of the consideration received or receivable for the provision of services in the ordinary course of the Company’s activities and is recorded net of value added tax (“VAT”). Consistent with the criteria of ASC 605 “Revenue Recognition” (“ASC 605”), the Company recognizes revenue when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been provided, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

Our services include commercial payment advisory services, intermediary bank loan advisory services, and international corporate financing advisory services.

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For commercial payment advisory services, after signing contracts with the client, the Company starts to identify and select banks and financial products, coordinate with banks to structure financing solutions for the client. Then the client prepares application materials and sends them to the bank. When approved by the bank, the client will deposit cash with the bank or purchases wealth management products sold by the bank. After this step, the bank will issue a letter of guarantee, which the client will pledge as security for the acceptance bills. The letter of guarantee is a document that the bank provides certifying itself as guarantor. Our service fee is a percentage of the amount of cash deposited with or wealth management products purchased from the bank by the client. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client.

For intermediary bank loan advisory services, the Company matches small-to-medium sized enterprises (“SMEs”) with financing sources. The Company charges borrowers an introduction fee which is calculated at a percentage of the loan. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the client receives the bank financing and signs off on the contract completion confirmation.

For international corporate financing advisory services, the Company works with overseas banks to structure and provide clients with financing solutions to obtain facilities from overseas banks for the clients’ offshore affiliates. After signing contracts with the client, the Company starts to identify overseas banks and domestic banks, structure financing solutions and facilitate application processes. After the client provides security to the domestic bank, the domestic bank will issue a letter of guarantee to the overseas bank. The overseas bank will provide credit to the affiliate designated by client. Our service fee is a percentage of credit granted by the overseas bank to the offshore affiliate. The Company recognizes revenue after the offshore affiliate receives credit approval notice from the offshore bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the affiliate receives the bank financing and the client signs off on the contract completion confirmation.

There is no claw-back provision or other guarantees. Full service fee are due upon the contract completion confirmation from the client.

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Interest income from loans to a third party

The Company accepts clients’ application for short-term loans and conducts review of their credit status an application materials. The Company lends their own funds in the form of entrusted loans to the eligible clients and receives interest income which is calculated at a percentage of the amount of fund the Company lent. The Company recognized interest revenue monthly on accrued basis as interest income.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable and short term loans approximate their fair values because of the short-term nature of these instruments.

Results of Operations

The following tables set forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of variance. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year Ended December 31,		Variance
	2016	2015	Amount	%
Revenue	$15,821,980	$7,781,686	$8,040,294	103%
Cost of revenue	380,072	235,152	144,920	62%
Gross profit	15,441,908	7,546,534	7,895,374	105%
General and administrative expense	1,348,862	1,573,262	(224,400)	(14)%
Selling and distribution expense	245,246	151,489	93,757	62%
Income from operations	13,847,800	5,821,783	8,026,017	138%
Interest income on bank deposit	1,273	292	981	336%
Gain on disposal of a non-operating department	-	454,836	(454,836)	(100)%
Other expenses	(301,618)	(741,112)	439,494	59%
Interest income from loans to a third party	2,794,134	1,946,974	847,160	44%
Income before income taxes	16,341,589	7,482,773	8,858,816	118%
Income tax expenses	2,452,822	1,870,748	582,074	31%
Net income	$13,888,767	$5,612,025	$8,276,742	147%
Comprehensive income	$12,420,219	$3,966,609	$8,453,610	213%

Revenue

For the year ended December 31, 2016, we had total revenue of $15,821,980 compared to the $7,781,686 for the year ended December 31, 2015.

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A breakdown of our revenue for the years ended December 31, 2016 and 2015 is set forth below:

	Year Ended December 31,				Variance
	2016	%	2015	%	Amount	%
Intermediary Bank Loan Advisory Services	$4,124,509	26%	$3,000,463	39%	$1,124,046	37%
International Corporate Financing Advisory Services	1,256,101	8%	852,426	11%	403,675	47%
Commercial Payment Advisory Services	10,441,370	66%	3,928,797	50%	6,512,573	166%
Total Amount	$15,821,980	100%	$7,781,686	100%	$8,040,294	103%

Our revenue increased substantially in the fiscal year of 2016 compared to the same period in 2015 mainly because we only started generating revenue in 2015 whereas we have had a full year to ramp up our business to show not only significant year-over year growth but a diversification in our sources of revenue in 2016.

Approximately 66% of our revenue for the year ended December 31, 2016 was derived from providing commercial payment advisory services, in which we helped 19 SMEs obtain acceptance bills from banks in 19 transactions with a total transaction amount of RMB6.1billion (approximately $922.3 million). 26% of our revenue for the year ended December 31, 2016 was derived from providing intermediary bank loan advisory services, in which we arranged 6 loan financings with a total loan amount of RMB1.5 billion (approximately $218.6 million). Finally, 8% of our revenue for the year ended December 31, 2016 is derived from providing international corporate financing advisory services, in which we had helped 4 SMEs obtain facilities from overseas banks in the amount of $330.0 million for their offshore affiliates. We expect that our revenue mix will remain similar in 2017 as in 2016.

Cost of Revenue

Total cost of revenue, which comprises mainly revenue-generating staffing costs for the year ended December 31, 2016 was $380,072 compared to $235,152 for the year ended December 31, 2015. The significant year-to-year increase is in line with the year-to-year increase in our revenue.

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Our cost of revenue is broken down by service lines as follows:

	Year Ended December 31,				Variance
	2016	%	2015	%	Amount	%
Intermediary Bank Loan Advisory Services	$98,674	25.9%	$112,649	47,9%	$(13,975)	(12.4)%
International Corporate Financing Advisory Services	35,301	9.3%	25,070	10.7%	10,231	40.8%
Commercial Payment Advisory Services	246,097	64.8%	97,433	41.4%	148,664	152.6%
Total Amount	$380,072	100.0%	$235,152	100.0%	$144,920	61.6%

To drive our growth in the future, we intend to incur considerable costs and expenses in expanding our business into other economically viable areas. These costs would include setting up new branches, recruiting new staff and marketing. We also expect to incur significant resources in targeting and acquiring potential companies or business that will be complementary and synergistic to our business. If we are successful in acquiring these targets in the future, there is no guarantee that the acquisition will be successful or that the target’s financial performance and profitability will be at the same level as ours and accordingly, we may be less profitable as a result of the acquisition. Additionally, we face uncertainties in growing our business to other regions that we are not familiar with. Our plans may not come into fruition and yield dividends if we are unable to penetrate and gain market share in these new markets. We foresee that our expansion plans will negatively impact our earnings and cash flow, at least for the short term. However, if we are able to implement our growth plan, properly manage our acquired business and companies and gain market share, we expect our earnings and cash flow to correspondingly grow. Because we have such a short operating history and we are in the midst of implementing our expansion plans, it is unlikely that our past performance will be indicative of our future performance.

Gross profit and gross margin

For the year ended December 31, 2016, total gross profit was 15,441,908, and gross profit margin was 97.6%. For the year ended December 31, 2015, total gross profit was $7,546,534 and gross profit margin was 97.0%. Our gross margin increased slightly compared with 2015 as our revenue increased since we served more clients with less incremental costs incurred in 2016. The year-over-year gross profit increase by 104.6% is in line with the revenue growth of 103.3% over the same periods.

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Gross profit generated by our intermediary bank loan advisory services was $4,025,835 for the year ended December 31, 2016, and our gross profit margin in this service line was approximately 97.6%. Gross profit generated by our international corporate financing advisory services was $1,220,800 for the year ended December 31, 2016, and our gross profit margin in this service line was approximately 97.2%. Finally, gross profit generated by our commercial payment advisory services was $10,195,273 for the year ended December 31, 2016, and our gross profit margin for this service line was approximately 97.6%. We are able to keep a relatively high profit margin since our costs comprise mainly staffing expenses which are relatively small compared to our revenue size.

Expenses

The following table sets forth the breakdown of our operating expenses for the year ended December 31, 2016 and 2015, respectively:

	Year Ended December 31,				Variance
	2016	%	2015	%	Amount	%
General and administrative expenses	$1,348,862	85%	$1,573,262	91%	$(224,400)	(14)%
Selling and distribution expenses	245,246	15%	151,489	9%	93,757	62%
Total Amount	$1,594,108	100%	$1,724,751	100%	$(130,643)	(8)%

General and Administrative Expenses

General and administrative expenses consist primarily of staff salaries, rental expenses, depreciation and travel expenses incurred by our general and administrative personnel, legal and professional expenses. General and administrative expenses were $1,348,862, or 9% of total revenue for the year ended December 31, 2016, as compared to $1,573,262 of 20% of total revenue for the year ended December 31, 2015, a decrease of $224,400. The decrease is mainly because the specific incremental professional fee incurred in 2016 was in connection with our IPO activities and it is capitalized, recorded as deferred offering cost, and will be charged against the gross proceeds of the offering. The professional fees incurred in 2015 were accounted for in general and administration expenses.

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Selling expenses

Our selling expenses consist primarily of salaries of and bonuses to sales personnel, and travel expenses. Selling expenses for the year ended December 31, 2016 and for the year ended December 31, 2015 were $245,246 and $151,489, respectively. The increase in selling expenses is in tandem with our revenue growth.

Other income and expense

The following table sets forth the breakdown of our other income for the years ended December 31, 2016 and 2015, respectively:

	Year Ended December 31,				Variance
	2016	%	2015	%	Amount	%
Interest income on loans to third parties	$2,794,134	112%	$1,946,974	117%	$847,160	44%
Gain on disposal of a non-operating department	-	-	454,836	27%	(454,836)	(100)%
Interest income on bank deposits	1,273	0%	292	0%	981	336%
Other expenses	(301,618)	(12)%	(741,112)	(44)%	439,494	(59)%
Total Amount	$2,493,789	100%	$1,660,990	100%	$832,799	50%

Other expenses

Other expenses for the year ended December 31, 2016 mainly represent donations to a charity fund in China. Other expenses for the year ended December 31, 2015 represent staffing costs incurred by a non-operating department which was sold in September 2015.

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Interest income on loans to third parties

Interest income on loans to a third party represents interest income accrued on loans to third party companies. The loans were due within one year with interest rates ranging from 14% to 16%. As of December 31, 2016 and 2015, the Company had a loan balance of $19,237,422 and $23,099,666, respectively. The interest income for the year ended December 31, 2016 and December 2015 are $2,791,134 and $1,946,974, respectively. Interest income in 2016 was much more than in 2015 although the loan balance in both years did not show a marked increase primarily because the loan in 2015 was made later in the year and interest on it was not paid until 2016.

Net income

As a result of the above, our net income for the year ended December 31, 2016 was $13,888,767, as compared to $5,612,025 for the year ended December 31, 2015. The increase in net income resulted from the Company’s business expansion in 2016.

Liquidity and Capital Resources

As of December 31, 2016, the Company had cash and cash equivalents of $1,880,425, an increase of $1,425,224 from $455,201 as of December 31, 2015.

The following table summarizes our cash flows for the year ended December 31, 2016 and for the year ended December 31, 2015:

	Year ended December 31, 2016	Year ended December 31, 2015
Net cash provided by operating activities	$14,470,829	$597,599
Net cash provided by (used in) investing activities	2,491,607	(24,137,400)
Net cash (used in) provided by financing activities	(15,746,323)	24,436,373
Effect of exchange rate change on cash and cash equivalents	209,111	(446,056)
Net increase in cash and cash equivalents	1,425,224	450,516
Cash and cash equivalents, beginning balance	455,201	4,685
Cash and cash equivalents, ending balance	$1,880,425	$455,201

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As of December 31, 2016 and December 31, 2015, the Company held cash in U.S. dollars of $1 and $1 respectively.

Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiary and VIE only from their retained earnings, if any, determined in accordance with PRC GAAP. In addition, the Company’s subsidiary and VIE in China are required to make annual appropriations of 10% of after-tax profit to a general reserve fund or statutory reserve fund until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Paid in capital of the PRC subsidiary and VIE included in the Company’s consolidated net assets are also non-distributable for dividend purposes. As a result of these PRC laws and regulations, the Company’s PRC subsidiary and VIE are restricted in their abilities to transfer net assets to the Company in the form of dividends, loans or advances. The Company is expected to focus the operation mainly in PRC and is not expected to have significant operations outside PRC in foreseeable future, and is not expected to have significant transfer of cash to and/or from the PRC subsidiary and VIE.

According to applicable PRC laws and regulations, a number of conditions must be met before any dividends of a wholly foreign owned enterprise, such as our PRC subsidiary, may be distributed. In accordance with the Implementation Rules of Wholly Foreign-Owned Enterprise Law of the PRC promulgated by the State Council, prior to the payment of any dividend, our PRC subsidiary is required to (i) reserve funds from its profit of current accounting year to make up its losses for the previous accounting years, (ii) pay the income taxes pursuant to applicable tax laws of the PRC and (iii) reserve accumulated funds to improve our PRC subsidiary’s ability to withstand operation risks. Therefore, the PRC regulations could conceivably limit the amount of dividends that can be paid by our PRC subsidiary although our PRC subsidiary has historically not paid any dividends. We believe that such limitation will exist in the future.

Operating activities

Net cash provided by operating activities was $14,470,829 for the year ended December 31, 2016, an increase of $13,873,230 from cash provided by operating activities of $597,599 for the year ended December 31, 2015. The increase is mainly due to the increase in our net income by $8.27 million.

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Investing activities

Net cash provided by investing activities for the year ended December 31, 2016 was $2,491,607, an increase of $26,629,007 as compared to net cash used in investing activities of $24,137,400 for the year ended December 31, 2015. The increase is mainly due to the collection of loan from a third party in 2016 of $22.58 million, while the loans made to third parties were approximately $4 million lower than in 2015.

Financing activities

Net cash used in financing activities for the year ended December 31, 2016 was $15,746,323, a decrease of $40,182,696 from net cash provided by financing activities of $24,436,373 for the year ended December 31, 2015. The decrease was mainly attributable to the capital refund to the shareholders of $15,356,265 in 2016, while in the comparative period the shareholders contributed $24,523,663.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s operating lease commitment and donation as of December 31, 2016:

	Donation	Office Rental	Total
Year ending December 31,
2017	$576,618	$471,628	$1,048,246
2018	576,618	-	576,618
2019	576,618	-	576,618
2020	864,927	-	864,927
Total	$2,594,781	$471,628	$3,066,409

For the year ended December 31, 2016, donation expenses were $301,101 For the year ended December 31, 2016 and 2015, rental expenses under operating leases were approximately $453,667 and $483,970, respectively.

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INDUSTRY

Financial Services Industry in China

Background

The Chinese financial sector has been transformed into a diversified, multilevel system with a central bank at the helm. Policy lending at the State Banks has been modernized and policy banks were created, while the adoption of a banking law provided the foundations for commercially-oriented banking. Interbank lending, securities, equities, and foreign exchange markets have been established and progress has been made in the use of the indirect instruments of monetary policy.

We believe that in order to calibrate the interactions between technological progress, value added, increases in job creation and income levels during China’s transformation process to become a middle class country and, later on, a high income economy, China will be focusing on unleashing entrepreneurship and the Micro, Small-to-Medium Size Enterprises (“SME”) potential.

We believe that a bigger and more resilient SME sector and renewed entrepreneurial dynamism, would help to spur the gains of technological progresses by stimulating innovation along the industrial complex, developing new skills through the workforce, creating new jobs, and improving income levels and its distribution

According to the SAIC (State Administration for Industry and Commerce) “National Small-micro Enterprises Development Report” released in March 2014, as of the end of 2013 , the total number of enterprises was 15,278,400, of which there were 11,698,700 SMEs, accounting for 76.57% of the total.

An integral part of the growth of SMEs in China has been attending to their capital needs. In terms of lending, small and medium financial institutions have been the mainstay of China’s financial institutions. Since 1989, loans made by Chinese financial institutions have continued to climb, so have the total and the share of loans offered by small and medium financial institutions. As a matter of fact, their share has increased from less than 15% in1989 to 45 % in 2011.

Outstanding Loans of All Chinese Financial Institutions and of Chinese Small and Medium Financial Institutions (1989-2011)

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(Source: http://carlosmagarinos.com/wp-content/uploads/2015/12/Financial-Reform-SMEs-Development-in-China.pdf)

The Proportion of Small and Medium Financial Institutions to Chinese Financial Institutions in terms of Outstanding Loans(1989-2011)

(Source: http://carlosmagarinos.com/wp-content/uploads/2015/12/Financial-Reform-SMEs-Development-in-China.pdf)

Financing SMEs

There are several common tools used by SMEs to help them in their financing including without limitation, Mutual Guarantee Societies, Specialized Rating Agencies for SMEs, SME Bonds, Multi-Annual Financing Plans and Small and Medium Sized Financial Institutions.

The majority of SME financing comes indirectly from small and medium financial institutions. Small and medium financial institutions here refer to all the financial agencies other than the major four state-owned banks, securities and insurance agencies. The group includes joint-stock commercial banks, city commercial banks, urban credit cooperatives, rural credit cooperatives, rural commercial banks, small loan companies as well as local financial institutions.

Small and medium financial institutions have certain advantages in financing. As they are always in the same area as their borrowers, they are familiar with the operation status of their borrowers, which effectively reduces the negative impact of information asymmetry and lowers the cost of financing. Small financial institutions are flexible, responsive lenders who know their borrowers so much that they can accept guarantees that are not acceptable for large financial institutions, such as invisible guarantee based on social network. Therefore, despite the efforts made by China to increase the share of direct financing for SMEs, it is likely that indirect financing through small financial institutions will remain the mainstay for Chinese SMEs (Source: http://carlosmagarinos.com/wp-content/uploads/2015/12/Financial-Reform-SMEs-Development-in-China.pdf). In spite of the concentration of loans from local small and medium financial institutions, according to the recent statistics from the People’s Bank of China (“PBOC”) , as of the end of 2015, the balance of SME loans was RMB 23.46 trillion (approximately US$3.53 billion), accounting for 23.90% of the all PBOC’s loans.

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SMEs face certain challenges in obtaining financing from lending institutions:

●	There is a dearth of guarantors willing to guarantee their loans;

●	The financial products and services and terms of such products and services are constantly changing;

●	The credit profile of suitable borrowers vary from lending institution to lending institution and are generally oblique to the general public;

●	Primary-level banks have limited lending authorization;

●	They are often unable to meet the credit rating standards, which focus on various financial indicators;

●	They are unable to provide sufficient security.

China’s Consumer Finance Market

On a macro-economics level, consumption in China is growing rapidly but remains underfinanced, suggesting tremendous growth potential for China’s consumer finance market.

Consumption in China has experienced rapid growth as a result of China’s economic development and rising consumption power among Chinese consumers. According to the National Bureau of Statistics of China, China’s GDP increased from RMB47.3 trillion (approximately US$7.11 trillion) in 2011 to RMB63.6 trillion (approximately US$9.56 trillion) in 2014, while annual per capita disposable income increased from RMB14,582 (approximately US$2193.78) in 2011 to RMB20,167 (approximately US$3032.63) in 2014. Consumption has increasingly become an important driver of China’s GDP growth, with the ratio of final consumption to GDP reaching 51.0% in 2013, according to the National Bureau of Statistics of China. “Final consumption” is the total expenditure of residents on the consumption of goods and services in a certain period, namely the expenditure of residents for purchases of goods and services from the domestic economic territory and abroad to meet the requirements of their daily life, and excludes the expenditure of non-residents on consumption in the economic territory of the country. While China’s ratio of final consumption to GDP in 2013 was the highest in six years, it was still relatively low compared to the corresponding figure for the U.S. in the same period, which was 83.2% according to the World Bank, suggesting tremendous future potential. We believe the United States, which is characterized by high levels of consumption and high consumption loan balance to GDP ratios, provides a good proxy for the way China may develop given the growth of China’s economy, China’s large and expanding consumer base and the Chinese government’s policies to encourage consumption. As consumption in China continues to rise, we believe China’s consumer finance market will develop to address unmet consumer demand.

Despite growing consumption levels, consumption in China is underfinanced. According to the Han Ding Report , China’s consumption loan balance to GDP ratio was merely 22.8% in 2013 , compared to 46% for Taiwan, 71.5% for South Korea and 68% for the United States during the same period, suggesting significant growth potential. “Consumer finance” consists of loans granted to consumers for purchasing consumption goods and services. Consumption in China is underfinanced primarily because loans from traditional financial institutions are not easily accessible. For example, to obtain a bank loan, a potential borrower needs to physically go to a bank branch. However, most bank branches offering consumption loans are located only in tier 1 and tier 2 cities. In addition, the application process for a bank loan is complex and time-consuming. The ineffectiveness of traditional financial institutions at serving the consumer finance market indicates significant business opportunities for alternative credit providers. Furthermore, the Guidelines released by the People’s Bank of China together with nine other regulatory agencies in July 2015 implicitly recognize the accessibility issues presented by traditional financial institutions and the promise internet finance presents in addressing them, indicating that regulatory support exists for organizations able to take advantage of such business opportunities. China’s consumption loan balance had reached RMB 19.0 trillion (approximatelyUS$2. 86 trillion) by the end of 2015 , and is expected to further grow to RMB 41.1 trillion (approximately US$ 6.18 trillion) by the end of 2019, according to the Han Ding Report . The development of new financial services and products will be one of the key growth drivers.

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The consumer finance market in China is poised for explosive growth. By 2019, China’s consumption loan balance is expected to reach RMB41.1 trillion (approximately US$ 6.185.62 trillion) according to the Han Ding Report. Growth in the consumer finance market will be driven by the following factors:

●	The relatively small base of consumers in this underpenetrated market

●	Consumers’ growing purchasing power

●	Consumers’ increasing receptivity to consumer lending

●	Government support and deregulation of the industry

With regard to the last point, the Chinese government has released several papers and other guiding policies over the past year aimed at encouraging growth of the industry, bolstering pilot programs, and eventually creating a nationwide social-credit system.

Commercial Payment Advisory Services Industry

We provide commercial payment advisory services to our clients so that they may obtain acceptance bills from banks. The market for acceptance bills has grown significantly over the past twenty years. According to the Han Ding Report, in 2009, the total value of bank acceptance bills and discounted bank acceptance bills issued that year was more than RMB 10 trillion (approximately$1.5 trillion) and RMB 20 trillion (approximately$3.01 trillion), respectively. As of 2014, the total value of acceptance and discounted commercial acceptance bills was more than RMB 22 trillion (approximately$3.31 trillion) and RMB 6 trillion (approximately$0.90 trillion), respectively. In the first three quarters of 2015, enterprises had issued commercial acceptance bills of an aggregate value of RMB 16.6 trillion (approximately$2.41 trillion). Among those enterprises, about 66% were SMEs. Acceptance bills provide SMEs with an efficient solution to finance their capital needs. According to the Han Ding Report, acceptance bills are more commonly used in east China, such as in the Jiangsu, Zhejiang, Shandong and Guangdong provinces.

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International Corporate Financing Advisory Services Industry

We help our clients that have overseas financing needs obtain financing to support their overseas business development. Since the PRC’s “Reform and Opening-up” Policy was first established in 1979, China has accomplished remarkable achievements in overseas investments. According to the 2014 Statistical Bulletin of China’s Outward Foreign Direct Investment, Chinese investors invested in 6,128 companies located in 156 different countries and territories, and the investment amount was approximately $123.12 billion, an increase of 14.2% from 2013.

The “One Belt and One Road” Policy was implemented in 2013 and it encourages Chinese companies to seek more development opportunities in the international market. As this policy continues to be implemented, more SMEs seek opportunities abroad, thus increasing the need for international corporate financing.

According to the China Monetary Policy Report for the Fourth Quarter of 2014, by the end of 2014, the amount of loan in foreign currencies of financial institutions was RMB 86.8 trillion (approximately$ 13.32 trillion), indicating a year-to-year growth rate of 13.3%. According to the Han Ding Report, by the end of September, 2015, the amount of loan in foreign currencies of financial institutions was RMB 97.8 trillion (approximately$14.71 trillion), representing a growth rate of 14.5% compared with the same period of 2014.

Intermediary Bank Loan Advisory Services Industry

We help our clients (typically SMEs) obtain loan financing from PRC banks. SMEs have become an important force for sustained, rapid and healthy development of China’s economy. Moreover, SMEs have played an irreplaceable role in promoting China’s economic development, providing jobs labors and promoting market prosperity. According to the survey of SME Bureau in 2008, 85.6% of SMEs lack liquidity, and 23% of defunct SMEs resulted from inadequate capital.

Because of this dire need to cater to the financing needs of SMEs, a large number of financial advisory entities have emerged in China. According to the Han Ding Report, regulation over the financial advisory industry is rudimentary at best. Competition is fierce, barriers of entry are low and the market is subject to significant changes as a result of an unstable financial and legal policy regulating the industry.

Our Market Opportunity

China’s rapidly growing consumption levels and relatively limited consumer finance options have created opportunities for marketplaces that connect borrowers and lenders. By 2019, China’s consumption loan balance is expected to reach RMB41.1 trillion (approximately US$ 6.185.62 trillion) according to the Han Ding Report. The primary drivers for the growth of consumer finance marketplaces include the growing consumption market and increasing demand for consumer finance. In addition, it is also driven by consumers’ need for higher borrowing limits and convenient transaction processing, and improving credit assessment capabilities made possible through the application of big data analytics. Government support and deregulation of the industry will also encourage the growth of this industry.

With economic globalization, the general demand for the consulting services in China is growing rapidly. According to China Association for Scientific and Technological Advice and the National Bureau of Statistics data, from 2007 to 2014, the Chinese consulting industry maintained rapid and stable growth, with an average annual growth rate of 11.23 percent. By 2014, total revenues in the consulting industry reached RMB 143.84 billion (approximately US$21.63 billion), including financial advisory revenue of RMB24.45 billion (approximately US$3.68 billion), accounting for 16.90% of total consulting revenue. (Source: http://www.dypzw.com/news/5316)

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In recent years, the financial needs of SMEs have supported, stimulated and promoted the rapid development of the financial advisory industry. From 2007 to 2014, the industry revenues grew from RMB 6.73 billion (approximately US$1.01 billion) to RMB 24.45 billion (approximately US$3.68 billion), with an average growth rate of 21.38%. In 2016, it is anticipated that the revenues of financial consulting industry will reach RMB 38.281 billion (approximately US$5.76 billion) (Source: http://www.cs.com.cn/ssgs/gsxl/201512/t20151218_4865983.html).

It is noteworthy that the PRC government is encouraging domestic companies to invest overseas and introduced the “going-out” strategy to facilitate China’s outbound investment in 2000. This strategy emerged as a prominent force to drive Chinese companies into new markets. In addition, we believe that with the “One Belt One Road Initiatives”, the PRC government has laid the groundwork to connect China with Southeast Asia, Africa and Europe. This presents new opportunities for Chinese companies’ outbound investment and will further spur demand for overseas financing. The total amount of China’s outbound investment increased from USD21.2 billion in 2006 to USD123.1 billion in 2014, representing a year-on-year growth rate of 14.2%. (Source: http://www.fdi.gov.cn/1800000121_33_5576_0_7.html). According to the CCG database, as of 2014, approximately 30,000 overseas entities had been established by 18,500 Chinese investors (Source: http://www.ccgidea.org.cn/Research/view.aspx?Id=3409).

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BUSINESS

Our Mission

Our mission is to be the one-stop shop for providing financial solutions to small-to-medium sized enterprises.

Our founders started our company to champion small-to-medium sized enterprises, in the belief that the growth of such enterprises will form the backbone of and spur China’s transformation from a middle-class country to a high income economy. Meeting the capital needs of the small-to-medium sized enterprises will be integral to their growth.

Our Business

We are in the business of providing financial advisory services to meet the financial and capital needs of our clients, which comprise largely of small-to-medium sized enterprises (“SMEs”). Through our wholly-owned subsidiaries, Hongkong Internet Financial Services Limited (“HKIFS”) and Beijing Yingxin Yijia Network Technology Co., Ltd (“WFOE”) and our contractually controlled and managed company, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (“Sheng Ying Xin” or “SYX”) and its wholly owned subsidiary, Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) , we offer commercial payment advisory services, international corporate financing advisory services and intermediary bank loan advisory services. Historically, we have also made direct loans to certain qualified borrowers. We do not anticipate making any more direct loans but instead, we will be depositing our funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers. Be that as it may, we had made the “direct loans” to better utilize our excess cash on hand at that time. However we anticipate that future “entrusted loans” will be infrequent, if at all.

We generate revenues from service fees in connection with our (i) commercial payment advisory services, (ii) international corporate financing advisory services, and (iii)intermediary bank loan advisory services. Additionally we earn interest income from our direct or designated lending business. As return from these (entrusted) loans is limited and infrequent, we do not regard such loan business as a separate line of business. In addition, we do not expect the balance of such loans to increase significantly in the future and the interest income from such loans would not become a significant portion of our net income. We may gradually cease the conduct of this form of investment when there are better investment options of our cash. We record the interest from these loans under “Other Income” in our financial statements.

We presently provide all our financial advisory services though Sheng Ying Xin and Kashgar SYX although we have historically generated all our revenue through Sheng Ying Xin. We have been advised that there are no PRC regulations limiting the transition of our financial advisory services to Beijing Yingxin Yijia Network Technology Co., Ltd.

On December 18, 2015, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd received an Internet Content Provider (“ICP”) license to provide value-added Internet information services. We are now implementing our “Plus Internet” strategy by developing an online electronic platform in stages. It will at first, allow our clients to access information regarding available financial products and services and then later track their loan application status. The ICP license is a permit issued by the Chinese Ministry of Industry and Information Technology to permit China-based websites to operate in China.

Competitive Strengths

Although we operate in a highly-competitive industry, we believe that the following strengths contribute to our success and are differentiating factors that set us apart from our peers.

●	Experienced and committed management team. Key members of our management team, including Mr. Jianxin Lin and Mr. Jinchi Xu, have had extensive experience in the financial advisory service industry. Mr. Lin and Mr. Xu have provided financial advisory services similar to our services to many small-to-medium sized enterprises (“SMEs”) since 2008 and collectively have over 15 years’ experience. Their experience has provided them with the skills and expertise that are essential in approaching and selecting appropriate banks, dealing with bank personnel, identifying and evaluating appropriate financial products and services, structuring tailored financial solutions and bargaining with banks on behalf of our clients. In addition, they also have extensive experience directly operating SMEs. Such experience has provided our key management team with a large and diverse industry client base and first-hand understanding of SMEs’ various financing needs.

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●	Substantial potential client base. Prior to establishing our company, Mr. Jianxin Lin and Mr. Jinchi Xu have worked together to offer financial advisory services to small – to – medium sized enterprises since early 2008 and over the years, they accumulated a substantial client base and forged strong relationships with these clients through a proven track record of successfully advising on their financing needs. We believe that these clients will continue to be a source of business as well as a good referral source to new clients.

●	Strong Relationships with Domestic and Overseas Banks. We have forged strong, on-going relationships with domestic and oversea banks over the years. As the primary goal of financial advisory services offered by us is to facilitate the successful execution of financial transactions by our clients with third-party banks, we have, through the course of our representation, come to familiarize ourselves with the financial products and services of these banks. We have also successful promoted these financial products and services to our clients as part of structuring their financing needs and as a result, enabled the banks and their personnel to meet their business goals such as monthly deposits, loan and wealth management products sales targets. We believe this incentivizes banks and their employees to continue their relationship with us, updating us on new products and services and even offering preferential terms to our clients. It is through leveraging this relationship with many banks that we believe we are able to provide a unique value-added service to our clients and will be able to grow our client base. These banks may also refer us clients that they are unable to serve either due to their internal client assessment requirements or availability of financial product and service offerings.

●	Innovative Financial Solutions. We believe that because of our various suite of advisory services, we are able to come up with creative business solutions for our clients. Our services largely involve combining already existing, available financial products and services offered by banks (including bank deposits, wealth management products, letters of guarantee, acceptance bills and loans) to form a customized financing solution for both our clients and the banks with whom we work with. This innovative business model, in turn, allows us to meet our clients’ different needs by accessing high quality and highly sought-after financial products which may be offered only to selective clients of the bank and not to general public.

Our Strategies

The key elements of our strategy to grow our business include:

●	Strengthen our service capabilities with a focus on higher margin commercial payment advisory service. We plan to focus on strengthening and developing commercial payment advisory services as our core business which we believe is a fast growing segment and has great growth potential. In Financial Year 2016 , our most profitable revenue segment is in providing commercial payment advisory services where our profit margin was 97.6 % compared to 97.6% for intermediary bank loan advisory services , 97.2% for International corporate financing advisory services . As a percentage of revenue, our revenue from commercial payment advisory services is the largest and we believe, based on observing the marketplace, that this segment will continue to be our main source of revenue. We plan to expand our commercial payment advisory services to large state-owned enterprises.

●	Expand geographical coverage. We aim to serve more clients from economically fast-developing areas such as Tianjin, Shandong, Hubei, Yangtze River Delta and the Pearl River Delta. When we first started operations, the bulk of our clients were from the Fujian province because of legacy relationships with their clients with management, particularly, Mr. Jianxin Lin and Mr. Jinchi Xu. However in 2016, 76.5% of our customers hail from outside the Fujian province. We believe we have significant growth potential in these areas because (i) there are a large number of small-to-medium sized enterprises there that have greater demand for financing and alternative payment methods, and (ii) local banks based in these areas offer more diverse financial products and flexible services.

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●	Enhance our ability to attract, incentivize and retain talented professionals. We believe our success greatly depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving our competitive advantage in the market, we plan to implement a series of initiatives to attract additional and retain mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multi-level performance review mechanism. We implemented a key performance indicator, or KPI mechanism to assess the performance of departments and individuals and help determine compensation structures for each department and individual. We believe this KPI mechanism will enable us to monitor and keep track of the contributions and efforts of each employee and to help us efficiently identify and appropriately compensate our most valuable employees in the Company.

●	Expand our service portfolio. We plan to further expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

●	Enhance our IT infrastructure. We received an Internet Content Provider (“ICP”) license for value-added Internet information services on December 18, 2015. We are implementing our “Plus Internet” strategy by developing our electronic platform in stages to allow our clients to firstly access information regarding available financial products and services and then later track their loan application status. We believe this will allow us to expand client reach beyond the physical boundaries of our office(s), and to efficiently match our clients’ financing needs with financing products offered by various financial sources online

Our Services

We currently provide financial advisory services including (i) commercial payment advisory services, (i) international corporate financing advisory services, and (iii) intermediary bank loan advisory services.

Additionally we earn interest income from our direct lending business. Previously we used to make direct loans to our customers but we now make loans by depositing (“entrusting”) these funds into accounts with banks, which in turn will make loans to our clients. We do not expect the balance of such loans to increase significantly in the future and the interest income from such loans would not become a significant portion of our net income. We may gradually cease the conduct of this form of investment when there are better investment options of our cash. Therefore, we do not regard such loan business as a separate line of business and instead we record the interest from these loans under “Other Income” in our financial statements.

The following table set forth our major service lines in terms of transaction value through present date:

Service Line	Revenue
(October 1, 2014 – December 31 , 2016)
(USD in thousands)
Commercial payment advisory services	14,370.2
International corporate financing advisory service	2,108.5
Intermediary bank loan advisory services	7,124.9
Total	23,603.6

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Commercial payment advisory services

We provide commercial payment advisory services to our clients so that they may to obtain acceptance bills from banks.

A banker’s acceptance bill or banker’s acceptance, is a promised future payment, or time draft, which is accepted and guaranteed by a bank and drawn on a deposit at the bank. The banker’s acceptance specifies the amount of money, the date, and the person to which the payment is due. After acceptance, the draft becomes an unconditional liability of the bank. But the holder of the draft can sell (exchange) it for cash at a discount to a buyer who is willing to wait until the maturity date for the funds in the deposit.

A banker’s acceptance starts as a time draft drawn on a bank deposit by a bank’s customer to pay money at a future date, typically within six months to one year, analogous to a post-dated check. Next, the bank accepts (guarantees) payment to the holder of the draft, analogous to a post-dated check drawn on a deposit with over-draft protection.

The party that holds the banker’s acceptance may keep the acceptance until it matures, and thereby allow the bank to make the promised payment, or it may sell the acceptance at a discount today to any party willing to wait for the face value payment of the deposit on the maturity date. The rates at which they trade, calculated from the discount prices relative to their face values, are called banker’s acceptance rates or simply discount rates. The banker’s acceptance rate with a financial institution’s commission added in is called the all-in rate.

Banker’s acceptances make a transaction between two parties who do not know each other safer, because they allow the parties to substitute the bank’s credit worthiness for that who owes the payment. They are used widely in international trade for payments that are due for a future shipment of goods and services. For example, an importer may draft a banker’s acceptance when it does not have a close relationship with and cannot obtain credit from an exporter. Once the importer and bank have completed an acceptance agreement, whereby the bank accepts liabilities of the importer and the importer deposits funds at the bank (enough for the future payment plus fees), the importer can issue a time draft to the exporter for a future payment with the bank’s guarantee.

Acceptance bills are one of the most popular means of settlement used by SMEs in China as they allow SMEs to obtain working capital at a relatively low interest rate. In addition, such acceptance bills are generally acceptable to counter parties because such instrument can be further endorsed to meet such parties’ own payment needs or presented to banks to be cashed. During the course of providing commercial payment advisory services to our clients, we are also able to forge and maintain good relationships with banks because for banks, issuance of acceptance bills is not only a way to extend credit without using cash, but also a way to increase deposits by requesting the applicants to pay initial deposits as security for issuance of acceptance bills.

The following diagram illustrates the different parties and roles in the transaction process for our commercial payment advisory services.

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Our Company
Discuss clients' payment obligations and identify and structure appropriate financial solutions coordinate with banks to structure low-risk financing solutions tailored for clients' need
Payment for service fee
Borrowers (Our clients)
Clients
Banks
BANK
Prepare application materials and deposit cash with banks or purchase financial products from banks, and provide security to banks
Deliver acceptance bills
Our client's supplier/payee

For the period from October 1, 2014 through December 31 , 2016, we had helped 27 SMEs obtain acceptance bills from banks in 28 transactions with a total transaction amount of RMB 8.3 billion (approximately US$ 1.3 billion ).

Below are the steps in the provision of commercial payment advisory services:

Review of client application:

●	Members of our key management receive a client’s enquiry about our commercial payment advisory services. Based on initial discussions, they determine the client’s requirements for financing payments to suppliers/payees (including amount and timing for such payments) and determine, on a preliminary basis, whether there would be available financial products and services offered by banks;

●	The client’s contact information is given to a client manager for preliminary application review by our deputy general manager;

●	The client manager collects necessary materials and information from the potential borrower, including, but not limited to, corporate information, identification of its shareholders and management, financial statements for the three months immediately prior to the application and procurement contracts with its suppliers/payees (evidencing the need to make payment). The client manager then analyzes such materials to verify the client’s financing needs and whether the client’s credit and asset status would meet the relevant banks’ requirements for issuance of acceptance bills. Results of such analysis is given to members of our key management for their consideration; and

●	If members of our key management decide to accept such client and proceed to provide our commercial payment advisory services, we then enter into a financial advisory service contract with such client, specifying the subject amount of cash to be deposited with the banks or to be used for purchasing wealth management products from the banks, our service fees and other rights and obligations of such client and us, typically including scope of our services and confidentiality obligations;

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Structuring the transaction

●	Members of our key management narrow down the possible banks based on the client’s needs regarding amount and timing of payments to be made, interest rate for deposit, availability and annualized rate of return on wealth management products, costs and other considerations. Management will discuss the potential transaction with the banks and generally select two to three for further consideration;

●	Members of our key management counsel the client on whether to either deposit the funds with the bank or purchase the bank’s wealth management products with a similar maturity as the acceptance bill;

●	Members of our key management then work with the selected bank to structure the transaction for the issuance of acceptance bills to our client(including applying for lines of credit and opting to either deposit the funds and/or purchase wealth management products), and negotiate preliminary terms (including interest rate for cash deposits, availability and annualized rate of return of wealth management products and application and processing fees) with such bank;

Application

●	A product and service advisor is then assigned to handle further communication with the bank regarding the application;

●	When ready, the full set of application materials for the relevant line of credit based on the client’s needs is passed to the product and service advisor for submission to the bank;

●	After submission of the application materials, our product and service advisor communicates with our contact at the bank on an on-going basis regarding the status of the application, and works with various departments of the bank to facilitate the transaction to closure;

●	After the line of credit is given, the client is able to drawdown on it on an “when-needed” basis;

●	The relevant client manager then further assists the client in making repayments to the bank either in the form of a cash deposit or the purchase of wealth management products.

Our clients have typically been able to realize interest rates exceeding 4% p.a. for wealth management products, which they can immediately use, along with the principal to fulfill their payment obligations when they mature.

We charge our clients a service fee which is calculated at a percentage (typically ranging from 0.5% to 2%) of the amount of cash deposited with the bank or the value of the wealth management products purchased from the bank.

International corporate financing advisory services

We help our clients that have overseas financing needs obtain financing to support their overseas business development. We work closely with overseas and domestic banks to identify appropriate facilities for our clients or their offshore affiliates. The overseas investments we help finance are typically made through offshore affiliates of our clients.

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Below are the steps in a typical international corporate financing transaction:

●	After we receive a client’s enquiry about our international corporate financing advisory services, our key management team determines the client’s financing needs to support its overseas investments (including the amount needed, term of the loan, location and currency of the loan, the amount of interest the client is able to bear and what security (if any) the client can provide);

●	A client manager is assigned to help conduct a preliminary application examination;

●	The client manager collects necessary materials, including basic corporate information of the offshore affiliate and supporting documents, including, but not limited to, business licenses or incorporation certificates, business registration certificates, audited financial reports, articles of association, tax returns and identification certificates of ultimate shareholders and legal representatives, and analyzes such materials to determine whether the client would meet the risk profile of the banks;

●	Results of such analysis are given to members of our key management for their consideration. If members of our key management decide to accept the client and proceed to provide our international corporate financing advisory services, we then enter into a financial advisory service contract with such client. The agreement would specify the subject amount of facilities to be obtained from the overseas bank for the client’s offshore affiliate, our service fees, and the scope of our services;

●	Members of our key management narrow down the banks and ultimately select one based on amount of funds needed, term of the loan sought, the amount of interest the borrowing party is able to bear and what security (if any) the client can provide. This would typically be an overseas bank or an affiliate branch of a PRC bank;

●	Members of our key management communicate with the selected overseas bank to confirm interest rates, identify domestic banks with which it would prefer to work and the available transaction limits it has with such domestic banks;

●	We negotiate terms on behalf of our client’s offshore affiliate, including loan interest rate, term of loan, and guarantee required;

●	We facilitate the execution of a loan contract by the offshore affiliate of our client and the overseas bank;

●	A product and service advisor is then appointed to handle further communication with the bank regarding application materials and other aspects of the application;

●	The client manager continues to assist our client in preparing the full set of application materials according to the bank’s requirements. This may include obtaining it incorporation certificate, business registration certificate, articles of association and audited financial statements;

●	When ready, the full set application materials is passed to the product and service advisor for submission to the bank. The client manager further assists our client in transferring the agreed amount of cash to the bank either in the form of a cash deposit or purchase of wealth management products;

●	After submission of application materials to the banks, our product and service advisor communicates with our contacts at the banks on an on-going basis regarding the application review status, and works with various departments of the bank to facilitate the steps needed to close the financing, including the issuance of certificates of deposit or executing the wealth management purchase agreements with such client, acceptance of certificates of deposit or wealth management purchase agreement as security and issuance of letter of guarantee, acceptance of letter of guarantee, and ultimately, obtaining approval for the extending facilities to our client’s offshore affiliate.

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We charge our clients a service fee which is calculated at a percentage (typically ranging from 0.2% to 0.4%) of the amount of facilities obtained by our client’s offshore affiliate.

For the period from September 16, 2014 through December 31 , 2016, we had helped 8 SMEs obtain facilities from overseas banks in the amount of US$ 550 million for their offshore affiliates located in France, Singapore and Taiwan. We plan to continue providing international corporate financing advisory services to our clients to support their overseas development in various areas of the world, including Europe, the United States, South Asia and the Middle East.

The following diagram illustrates the different parties and roles in the transaction process for our international corporate financing advisory services.

Affiliate of onshore SME
Provide credit facility
Overseas Bank
Offshore
Onshore
Issue letter of guarantee
Provide collateral
SME
Domestic Bank
Identity appropriate overseas bank and domestic bank, structure financing solutions and facilitate the application process
Payment of service fee
Our Company

Intermediary bank loan advisory services

We help our clients (typically SMEs) obtain loan financing from PRC banks. We work closely with banks to help identify and negotiate loan financing packages for such clients.

For the period from October 1, 2014 through December 31 , 2016, we provided bank loan advisory services to 17 clients, comprising 13 SMEs and 4 individuals in 19 loan financings, with a total loan amount of RMB 2.5 billion (approximately US$ 379 million).

Going forward, we intend to focus solely on SMEs and do not intend to continue to provide such services to individuals.

Because we have extensive bank loan-related information of a variety of PRC banks, including their loan interest rates, requirement for security and collateral, discount rates, loan application procedures and application materials required, we are able to expeditiously and effectively locate the most suitable bank to meet our clients’ needs.

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A typical transaction involves the following steps:

●	We first communicate with our clients regarding their financing needs, including the loan amount needed, term of the loan they are seeking, amount of interest they are able to bear and what security(if any) they are able provide and what guarantors may be available;

●	We collect required documents (including business licenses, organization code certificates, tax registration certificates, bank account opening permits, articles of association, capital verification reports, identification certificates of ultimate shareholders and legal representatives, and audited financial reports) to review their credit status based on our internal requirements;

●	Upon their acceptance, we enter into a financial advisory service contract with our clients specifying the subject amount of the loan, our service fees and scope of our services;

●	Next we engage in talks with various banks to identify the most appropriate banks for our clients in terms of collateral discount rates and interest rates;

●	We further assist our clients in preparing application materials, coordinate with the banks in their due diligence, negotiate terms on behalf of our clients to help them obtain the best terms (typically including accelerated application processing, lower interest rates and higher discount rates) for their financings from banks; and

●	We track the application approval process and keep our clients updated as to their status.

Through our bank loan advisory services, our clients are able to obtain loans on more favorable terms or in a more efficient manner. We charge our clients an introduction fee which is calculated at a percentage (typically ranging from 1% to 3%) of the loan amount when our clients successfully receive the facilities from the banks.

Entrusted loans/direct loans

During the period from our inception to December 31, 2016 , we entered into two lending contracts with one corporate client, under which, we agreed to lend RMB45 million (approximately US$6.77 million) and RMB105 million (approximately US$ 15.79 million), respectively, to this client for a term of 448 days and 237 days, respectively. These loans have since been repaid. On March 18, 2016, we entered into another loan contract with Xiamen Jingsu Trading Limited Company (“Jingsu”) to lend a total of RMB 20 million (approximately $2.88 million). This loan has been repaid on March 9, 2017. On September 25, 2016, we entered into a loan contract with an individual client, under which we agreed to lend a total of RMB 20 million (approximately US$2.88 million) for a term of 365 days.

Going forward, we plan to lend funds to our clients in the form of entrusted loans. Entrusted loans are commonly found in China, which restricts direct borrowing and lending between commercial enterprises. The loans offer companies with idle funds the chance to earn interest by allowing an agent bank to loan the funds out, while still letting the companies choose whom the agent bank lends the funds to. The People’s Bank of China, China’s central bank, has allowed entrusted loans since 2001. However, as revenue from these (entrusted) loans is limited and infrequent, we do not regard such loan business as a separate line of business.

According to a report by the Wall Street Journal, entrusted loans increased by a net RMB 2.55 trillion (approximately$407.38 billion) from 2013 to 2014, equivalent to 29% of all new RMB bank loans issued during the year compared to only 16% of bank loans the year before (Source: http://blogs.wsj.com/chinarealtime/2014/05/02/a-partial-primer-to-chinas-biggest-shadow-entrusted-loans/).

We plan to entrust our funds to commercial banks to be loaned in the form of short-term loans to select clients of ours upon repayment of these currently outstanding direct loans. We anticipate to receive interest income at an annual interest rate generally ranging from 15% to 20%. However, As we do not expect the balance of such loans to increase significantly in the future and the interest income from such loans would not become a significant portion of our net income, we may gradually cease the conduct of this form of investment when there are better investment options of our cash.

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The process with regard to how entrusted loan applications will be reviewed, processed and approved is described below:

Before granting loans:

●	Client managers conduct initial assessment of clients’ credit status, review of application materials (including, but not limited to, corporate information, licenses and permits held for their operations, capital verification reports, credit reports, audited financial statements for the recent three years, identification of management and shareholders, list of fixed assets, list of receivables and payables, land use certificate, lease contract, list of intellectual properties, tax payment proofs, material contracts and documents relating to any guarantees and pledges provided by such clients);

●	Client managers then submit the application materials together with the initial review results and assessment for further review by the client manager group leader to ensure completeness and compliance with internal policies;

●	Loan applications are then submitted to our risk management personnel for review from a risk control perspective. Special attention is paid to whether the mortgages, guarantees provided and accounts receivables pledged are sufficient to fully secure the loans;

●	Our product and service advisors assist in conducting thorough due diligence regarding clients’ and guarantor’s credit status, repayment capacity, production and operation conditions;

●	Product and service advisors then complete a client and family information form and credit assessment form based on their due diligence results, including their own opinion as to whether such client satisfies our internal requirements. This information is uploaded onto our credit management system;

●	The person in charge of our entrusted loan business, our deputy general manager, conducts a final review of the application, and if he approves, he sends the application to designated personnel of commercial banks for review and processing.

Granting of loans:

●	Our product and service advisors track the bank’s due diligence and review processes and notify our clients and their guarantors (if applicable) to come to the bank to sign the entrusted loan contracts and complete required procedures when the bank has completed its review process and approves the loan;

●	Product and service advisors then work with the bank to grant the loan to our client. Funds for the loans granted to our client will be transferred from us to the participating bank, and then transferred from such bank to the client’s account.

After granting loans:

●	Our product and service advisors conduct on-going monitoring and inspections (including initial inspection after granting loans, regular inspections and special inspections after granting the loans) of our clients’ credit status and operations status;

●	Our product and service advisors report any potential risks or red flags uncovered through such monitoring and inspections to the person in charge of entrusted loan business or our key management in a timely manner, and propose measures to address any of such risks or red flags;

●	We send repayment alerts to clients through SMS messages and telephone calls when the loans are due;

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	●	If our clients do not repay the loans when they become due, we, together with the commercial bank, on the day following the due date, contact them to inquire about the reasons repayment has not been made, and take appropriate measures, including working with guarantors to ensure prompt repayment;

·	●	If our client is still unable to repay a loan within ten days of the due date, our general policy is to, together with the bank, visit the errant client and formulate a collection and repayment plan;

·	●	After 30 days of non-payment, our general policy is to exercise our rights over the collateral or submit such disputes to the People’s Court for adjudication and enforcement.

Prior to April14, 2016, we provided loans directly to selected clients. We entered into two loan contracts with Beijing Ailirui Trading Company Limited (“Ailirui”) on June 10, 2015 and June 15, 2015 to lend RMB 45 million (approximately $6.78 million) and RMB 105 million (approximately $15.81 million) respectively at the interest rates of 18% and 16%, respectively, per annum pro-rated to the actual term of the loan with a maturity date of December 31, 2015. However, these loans were not repaid on December 31, 2015 and on December 31, 2015 and February 28, 2016, we entered into two supplemental contracts to extend the term of these loans to February 29, 2016 and August 31, 2016, respectively. These loans have all since been repaid in full.

On March 18, 2016, we entered into another loan contract with Xiamen Jingsu Trading Limited Company (“Jingsu”) to lend a total of RMB 20 million (approximately $2.88 million) at an interest rate of 14% per annum pro-rated to the actual term of the loan. On each of March 24, 28 and 31, 2016 and April 14, 2016, Jingsu signed four notes to evidence the drawing down of loans on these dates of RMB 5 million (approximately $0.72 million), RMB 5 million (approximately $0.72 million), RMB 5 million (approximately $0.72 million) and RMB 3 million (approximately $0.43 million), respectively, from Sheng Ying Xin (Beijing) Management Consulting Co., Ltd amounting to an aggregate of RMB 18 million (approximately $2.59 million) instead of RMB20 million (approximately US$ 2.88 million) as originally contemplated by the aforementioned loan contract. These loans had an original maturity date of September 17, 2016 which was later extended to March 17, 2017. These loans have been repaid in full.

On September 25, 2016, we entered into a loan contract with an individual, Mr. Cai Longge, to lend a total of RMB 20 million (approximately $2.88 million) at an interest rate of 14% per annum pro-rated to the actual term of the loan. On September 27, 2016, October 8, 2016, October 14, 2016 and December 15, 2016, Mr. Cai signed four notes to evidence the drawing down of loans on these dates of RMB 4 million (approximately $576,600), RMB 3 million (approximately $432,500), RMB 4 million (approximately $576,600) and RMB 4.45 million (approximately $641,500), respectively, from Sheng Ying Xin (Beijing) Management Consulting Co., Ltd amounting to an aggregate of RMB 15.45 million (approximately $2.23 million) instead of RMB 20 million (approximately US$2.88 million) as originally contemplated by the aforementioned loan contract. The maturity date of these loans are September 24, 2017. These loans have not been repaid.

As advised by our PRC legal counsel, Han Kun Law Offices, such direct lending activities with corporate clients are not in compliance with certain provisions of the Lending General Provisions, under which, the PBOC could impose fines on us and the amount of the potential fine would be no less than one time but no more than five times the gains that we obtained from such direct lending activities. The gains from said lending activities were approximately $1.95 million and accordingly, the potential fine would be no less than $1.95 million and no more than US$9.75 million However, pursuant to Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases, private lending contracts relating to direct private lending activities between companies (such as ours) are effective if such lending activities are not part of the ordinary business of the lender. Therefore, according to our PRC legal advisors and based on past practices and recent interpretation of the Supreme People’s Court, it is unlikely PBOC will impose any fines or penalties on us. However, we cannot assure that no such fines or other punitive actions will be taken against us.

We do not foresee interest income from entrusted loans being a major source of revenue for us. As revenue from these (entrusted) loans is historically limited and infrequent, we do not regard such loan business as a separate line of business. We record the revenue from these loans under “Other Income” in our financial statements.

Our Clients

Our clients are mainly SMEs that need financing to either support or expand their businesses or those of their affiliates overseas. We plan to further expand our client base to large state-owned enterprises. Additionally, we plan to further expand our service portfolio by merging with or acquiring entities already holding other such financial service licenses, such as factoring, microcredit, financial leasing, pawn mortgage and rural banking licenses so that we may expand into providing such services.

From inception through December 31 , 2016, 75% of our revenue was originated from clients located in Fujian province because of the relationships our key management has with these clients.

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Of the 51 clients we served in the period from October 1, 2014 through December 31 , 2016, 36 of them were based in Fujian province.

We plan to expand to serve more clients from economically fast-developing areas such as Tianjin, Shandong, Hubei, Yangtze River Delta area and the Pearl River Delta area.

There was no customer whose revenue accounts for more than 10% of total revenue for the year ended December 31, 2016. Two customers have outstanding accounts receivable balances that accounts for 15.0% and 12.5% of the total accounts receivable balance as of December 31, 2016, respectively.

Two customers accounted for 11.7% and 10.5% of total revenue for the year ended December 31, 2015, respectively. Their outstanding accounts receivable balance for these customers was 3.2%, 17.1% of the total accounts receivable balance as of December 31, 2015, respectively. Other three customers have accounts receivable balances that accounts for 15.2%, 15.2% and 10.4% of the total accounts receivable balance as of December 31, 2015, respectively.

Our Relationships with Partner Banks

By facilitating financial transactions, we help banks and their personnel to their business goals (such as monthly deposit, loan and wealth management products sales targets). We believe this incentivizes banks and their employees to continue their relationship with us and even offer preferential terms to the clients we bring them. Key members of our management have therefore been able to forge and maintain strong relationships with some domestic and overseas banks, including large PRC national banks.

Seasonality

Although we have been in business for only one calendar year since October 2014 and it difficult to determine the cyclical nature of our business with any certainty, the financial advisory services sector typically slows down towards the end of the calendar year through Chinese New Year where banks and lending institutions typically wind down their lending activities. The financial advisory services business is fairly constant the rest of the year.

IT Infrastructure

We received an ICP license for value-added Internet information services on December 18, 2015. We plan to develop an electronic online platform in stages to initially allow our clients to access to information regarding available financial products, then to track the status of their applications online. Please refer to “Our Strategies” for further information.

We are in the process of establishing an integrated online electronic platform to efficiently match our clients with financing needs with financing products offered by various financial sources online. We started to build this internet platform in December 2014, and currently expect the platform to be completed by 2017.

Marketing

As of present date, approximately 40% of our existing clients are clients that have previously accepted financial advisory services from Mr. Jianxin Lin and Mr. Jinchi Xu or who have been referred to us directly by such clients. We believe we are able to obtain new clients through referrals from our existing clients and banks with which we have an ongoing relationship. We intend to continue to focus on referrals as the primary method of new client development. We also intend to enhance our brand recognition and attract potential clients through a variety of marketing methods, including online publicity activities, such as posting information regarding our services and available financial products and services provided by banks on our website, and onsite promotion activities in branches of the banks with whom we work, such as placing promotional pamphlets about our services.

Competition

We operate in an increasingly competitive environment and compete for clients on the basis of service offerings and client services. According to Beijing Han Ding Century Consulting Co., Ltd, a third-party market research firm we commissioned to prepare a report about the financial advisory services in China and our market position therein. It is difficult to locate companies that are providing exactly the same services as we do. However, as a supplement to their primary businesses, many companies, including asset management companies, investment consulting services providers, commercial banks and international factoring companies also provide services similar some of our service segments.

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Based on the report by Beijing Heading Century Consulting Co., Ltd, we believe the following companies are our competitors in the various service lines set forth below:

Generally

SanMei Financial Services Ltd (“SanMei”) –SanMei is a financial service platform that provides financial services such as financial product consulting, customer financial advisory, management consulting, financial information consulting and human resources services. Currently, its business model includes three main modules, namely agency service, financial institutions outsourcing and consulting services. The company mainly provides financial intermediation services to SMEs in Nanan City and small and medium banks in Quanzhou.

Guanqun Chi Cheng Investment Management (Beijing) Co., Ltd (“GCC”) – GCC operates a nationwide platform that provides internet financing, mergers and acquisitions and angel investments to SMEs. Because SMEs usually have limited resources and sales channels, GCC use a method called “combined debt and equity”, which is a combination of financing, equity investment and securitization.

Commercial Payment Advisory Service

Shanghai Lujiazui International Financial Assets Trading Market Inc. (“Lujin”) - Lujin is the only financial assets trading information service platform that runs its practice through the trading platform of the State Counsel of China. It provides investment and financing service to SMEs and individuals. As of January 2014, it had more than 5.7 million registered users. Lujin offers financial instruments beneficial rights transfer information services to financial and non-financial companies. Financial instruments beneficial rights transfer is a process in which the borrowers (usually companies) pledge their bank acceptance bills, and then transfer the beneficial interests to investors. Lujin’s role is an informational intermediary between the holders of bank acceptance bills and the investors.

Shanghai Pulan Financial Service Ltd (“Pulan”) - Pulan is the pilot entity of “financial instrument broker” appointed by the Pudong New Area government. It mainly provides financial instrument brokerage services to SMEs. It provides its clients with discount rates based on regions and banks.

Bida Holdings Group (“Bida”)–Bida is invested in various areas, including money brokerage, investment banking, inter-bank bonds, factoring, and pawn shops. Bida aims to build the most efficient capital chain service to connect companies directly with the capital market. Bida has developed many online and offline financial instruments.

International Corporate Financing Advisory Services

China Export & Credit Insurance Corporation (“SinoSure”) - SinoSure is the only contract policy credit insurance business financial institution. SinoRating is SinoSure’s professional consulting entity that provides domestic and overseas clients with financial products and services. Since its establishment in 2002, SinoRating has provided its clients with various high-quality professional credit investigation reports, industry analysis reports, credit rating and risk management consulting services, and overseas investment advisory services. SinoRating uses “Stepping Out” as its service motto to launch its international investment advisory services. Its services include providing information about potential overseas projects, advising on “Stepping Out” policy, estimating risks of overseas projects, providing financing consulting services regarding overseas projects and training services for its “Stepping Out” strategy.

JRF International Factoring Ltd (“JRF”) - JRF focuses its practice on providing services such as account receivable acquisitions, trade finance, receivables collection and management, buyer credit guarantees and other comprehensive international factoring services. JRF joined the International Factors Group in 2009, and in the same year, it became a member of Commercial Finance Associate. In 2012, JRF joined Factors Chain International (FCI), becoming one of the FCI members with other 22 Chinese banks and the first Chinese commercial factoring company that is a member of FCI.

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Xinyin International Commercial Factoring Company (“Xinyin”) - Xinyin mainly provides factoring services that combines trade financing, sales ledger management, accounts receivable management and collection, customer credit investigation and assessment, and credit risk guarantees.

CubeTech Global Asset Information Technology Ltd (“CubeTech”) – CubeTech’s core practice is to provide Chinese institutional investors with a one-stop solution in cross-border investments. The company now has offices in Beijing, Shanghai, New York and London. CubeTech applies mature asset management information technology to cross-border investment management by using the big data method.

Intermediary loan advisory services

The major competitors in this industry include asset management companies and investment guarantees enterprises:

Beijing Liuxing Juntong Information Technology Co., Ltd (Juntong) - Juntong focuses its practice on asset management, investment management and investment consulting services. Juntong first created the real domestic “financial supermarket” model, relying on online loans, financing, investment and financing, insurance, internet banking, as well as offline stores, franchisees, direct sales team and other systems, creating a complete integration of online and offline O2O business model.

Beijing Jiaoguang Yidai Investment Management Ltd (Yidai) -Yidai is a professional investment guarantee company that provides its clients with services such as enterprise operating fund loan, credit loan, consumption loan secured by real properties and second-hand house loan etc.

Lianrong Weiye Investment Guarantee (Beijing) Ltd (Lianrong)-Lianrong specializing in economic contract loan (not including financing loan), investment consulting and investment management services.

Entrusted Loans

We have no data on entrusted loans and who our competitors are as these are largely private loans between commercial entities through banks. These company-to-company loans, known as entrusted lending, have emerged as the fastest-growing part of China’s shadow-banking system, which provides credit outside of formal banking channels. Banks make money by charging fees to both the lending company and the borrower, and they do not record the loans on their balance sheets. (Source: http://www.wsj.com/articles/SB10001424052702304163604579531383712290244)

Employees

As of December 31 , 2016, we have 32 employees, all located in Beijing, China. The following table sets forth the number of our employees by function as of the same date:

Functional Area	Number of Employees	% of Total
Senior management	5	15.6%
Product and service advisors	4	12.5%
Client managers	9	28.1%
Human resources and administrative personnel	8	25.0%
IT staff	2	6.3%
Risk management	1	3.1%
Other	3	9.4%
Total	32	100.0%

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As required by regulations in China, we participate in various employee social security plans that are organized by local governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes.

Risk Control

We place great emphasis on risk management and are committed to enhancing our risk management capabilities.

Risk Management Procedures for Commercial Payment Advisory Services, International Corporate Financing Advisory Services and Intermediary Bank Loan Advisory Services

Although we do not bear any economic risk or credit risk for the loans and/or acceptance bills issued by the bank to our clients, we may be exposed to reputation risk if the borrowers default. The domestic and international banks implement their own risk management procedures in the underwriting of the loans and acceptance bill to the borrowers. The following diagram sets forth our risk management policies and procedures relating to various stages of our commercial payment advisory services, international corporate financing advisory services, and intermediary bank loan advisory services:

Our risk management procedures primarily include the following steps:

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Multi-level credit review:

●	Examination of preliminary applications by a client manager: A client manager is appointed to collect client materials to verify whether a potential client is in good standing and further understand its credit and asset status. The manager will determine whether such client could meet the bank’s requirements for the financing products the potential client requires. Such materials include, but are not limited to business licenses, organization code certificates, tax registration certificates, bank account opening permits, articles of association, capital verification reports, financial reports and credit report on SAIC’s system;

●	Review by review committee: Our review committee, led by , further reviews the materials collected by the client manager to assess the client’s repayment capability and determines whether to accept the client’s application;

Review and execution of service contract:

The client manager prepares our service contract and sends it to our risk management personnel for review from a legal compliance and risk management perspective. Special attention to made to certain provisions such as payment schedule and dispute resolution. The client manager, together with our finance department sign our service contract with the client upon approval by our deputy general manager in charge and general manager. The approval from our deputy general manager and general manager may be dispensed with if the review committee does not report any client deficiencies after two days.

Review of application materials to be submitted to banks to ensure completeness:

In order to facilitate banks’ review and approval process, a product and service advisor is appointed to assist our client in preparing and submitting application materials or any supplementary documents required by banks. The product and service advisor carefully reviews and checks such documents based on the bank’s requirements to ensure the completeness; and

Payment notification and resolution of any overdue payment:

The client manager tracks the repayment schedule, and sends repayment notices to the client before the due date. In case of any overdue payment, the client manager would contact the client to enquire about the reasons for overdue repayment, and will discuss with clients regarding possible solutions. If the client is still unable to pay our service fees and/or the principal as further agreed, we will, together with the bank, take action, including exercising our rights over collaterals or submitting the dispute to the relevant court for enforcement.

Risk Management Procedures for Entrusted Loan Services

We have adopted a set of more stringent risk management procedures for our entrusted loan services. In addition to the procedures described above which are also applicable to our entrusted loan services, the risk management procedures for entrusted loan services also includes:

Registration of collateral: To ensure we are able to exercise our rights over the collateral when a client defaults on repayment of loans, our risk management personnel prepares registers the collateral with the relevant authorities;

Compulsory enforcement notarization: We also arrange to have our entrusted loan agreement notarized so that we are entitled to immediate compulsory enforcement when client is unable to repay our loans;

On-going monitoring and inspections of client’s credit status: A client manager is appointed to conduct on-going monitoring and inspection of our client’s credit status and use of loan proceeds to ensure timely discovery of any potential credit risks; and

Risk early-warning: The client manager will sends risk alerts to our management when a client’s credit status deteriorates, or if loan proceeds are not used in the way that has been agreed in the contract or a client fails to collect any large amount of receivables.

To control our credit risk and have a better understanding of our client’s credit and operation status, we typically ask a client applying for entrusted loans to provide more supporting documentations to be examined and reviewed by our client manager and review committee. Please see “Our Services – Entrusted loans/direct loans” for further information.

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Intellectual Property

Trademark

Our brand, trade names, trademarks, trade secrets, proprietary database and other intellectual property rights distinguish our products and services from those of our competitors and contribute to our competitive advantage in the financial advisory services industry. We rely on a combination of trademark, copyright and trade secret laws as well as confidentiality agreements with our key employees. We are in the process of applying for three trademarks in China.

Set forth below is a detailed description of our trademarks under application.

Country	Trademark	Application Number	Classes	Our Ref	Status

Mainland China		*	35**	*	In process

Mainland China		20358381	35**	*	In process

Mainland China		21639200	35**	*	In process

Mainland China		20358382	35**	*	In process

* To be filed by amendment.

**Class 35 -- Advertising; business management; business administration; office functions.

Domain Name

We have one registered domain name, www.cifsp.com. We have registered our website with Beijing City Communications Control Bureau and received an ICP license (ICP Number: 151135).

Facilities

Our office is located on a leased premise in Beijing, China, where we lease approximately 545.28 square meters of office space. We believe that our existing facilities are adequate for our current requirements and we will be able to enter into lease arrangements on commercially reasonable terms for future expansion.

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In Beijing, we lease approximately 5,869.35 square feet of office space at Unit13-14 on the 15th Floor of the World Financial Center office building located atNo.1 East Third Ring Middle Road, Chaoyang District, Beijing. The lease started on November 1, 2014 and expires on December 31, 2017. This lease provides for a rent-free period from November 1, 2014 to January31, 2015, during which the lessee only needs to be responsible for the monthly property management fees of RMB 16,903.68 (approximately US$ 2.541.91). After the rent-free period, the lessee shall pay a monthly rent of RMB 272,640.00 (approximately US$ 40,998.50). In addition, the lessee needs to pay a deposit fee of RMB 1,447,718.40 (approximately US$ 217,702.02) with five days after signing the lease agreement.

Insurance

We participate in government sponsored social security programs including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We do not maintain business interruption insurance, casualty insurance on our assets or key-man life insurance. We consider our insurance coverage to be in line with that of other financial advisory service companies of similar size in China.

Legal Proceedings

We are currently not a party to any legal, arbitration or administrative proceedings that, in the opinion of our management, are likely to have a material and adverse effect on our business, financial condition or results of operations, and we are not aware of any threat of any of the above-mentioned proceedings. However, we may from time to time become a party to various legal, arbitration or administrative proceedings arising

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REGULATION

We operate in an increasingly complex legal and regulatory environment. We are subject to a variety of PRC and foreign laws, rules and regulations across a number of aspects of our business. This section summarizes the principal PRC laws, rules and regulations relevant to our business and operations. Areas in which we are subject to laws, rules and regulations outside of the PRC include data protection and privacy, consumer protection, content regulation, intellectual property, competition, taxation, anti-money laundering and anti-corruption. See “Risk Factors — Risks Related to Our Business and Industry — the laws and regulations governing the financial advisory service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.”

Our online commerce business is classified as value-added telecommunication businesses by the PRC government. Current PRC laws, rules and regulations restrict foreign ownership in value-added telecommunication services. As a result, we operate our online commerce business and other business in which foreign investment is restricted or prohibited through our variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, which is owned by PRC citizens and holds all licenses associated with these businesses.

The applicable PRC laws, rules and regulations governing value-added telecommunication services may change in the future. We may be required to obtain additional approvals, licenses and permits and to comply with any new regulatory requirements adopted from time to time. Moreover, substantial uncertainties exist with respect to the interpretation and implementation of these PRC laws, rules and regulations. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

Regulation on Wholly Foreign Owned Enterprises and Foreign Investment Restrictions

The Wholly Foreign owned Enterprise Law of the PRC promulgated by the Standing Committee of the Nation People’s Congress (“SCNPC”), effective in 1986 and as amended in 2000 and 2016, and the Implementation Rules of the Wholly Foreign Owned Enterprise Law of the PRC promulgated by the State Council, effective in 1990 and as amended in 2001 and 2014, regulate the establishment, approval, registered capital and day-to-day operational matters of wholly foreign owned enterprises, such as our PRC subsidiary, WFOE.

On September 3, 2016, SCNPC promulgated the Decision on Revising the Law of the PRC on Foreign-invested Enterprises and Other Three Laws, effective on October 1, 2016. Accordingly, on October 8, 2016, the MOFCOM promulgated the Interim Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises. Pursuant to above decision and the interim measure, for establishment and change of foreign-invested enterprises (including wholly foreign owned enterprises) not involving special market entry management measures, the filing administration shall replace previous examination and approval administration.

The Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which is promulgated by the Ministry of Commerce and the National Development and Reform Commission and governs investment activities in the PRC by foreign investors. The Catalogue divides industries into three categories — “encouraged,” “restricted,” and “prohibited” for foreign investment. Industries not listed in the Catalogue are generally deemed as falling into a fourth category, “permitted.”

Our financial advisory services fall under the permitted category. Our variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd holds all material approvals required for our financial advisory services operations.

However, industries such as value-added telecommunication services, including internet information services, are restricted from foreign investment. As such, our ICP license is held by our variable interest entity, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd, which is owned by Mr. Jianxin Lin and Mr. Shaoyong Huang (collectively, the “SYX Shareholders”), both of whom are PRC nationals.

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The Catalogue does not apply to our companies registered and domiciled in the British Virgin Islands and Hong Kong and operate outside China.

Regulation of Telecommunications and Internet Information Services

Regulation of Telecommunications Services

Under the Telecommunications Regulations of the PRC, or the Telecommunications Regulations, promulgated on September 25, 2000 by the State Council of the PRC, a telecommunication services provider in China must obtain an operating license from the Ministry of Industry and Information Technology, or the MIIT, or its provincial counterparts. The Telecommunications Regulations categorize all telecommunication services in China as either basic telecommunications services or value-added telecommunications services. Our online electronic platform commerce business is classified as value-added telecommunications services.

Foreign investment in telecommunications businesses is governed by the State Council’s Administrative Rules for Foreign Investments in Telecommunications Enterprises, issued by the State Council on December 11, 2001 and amended on September 10, 2008, under which a foreign investor’s beneficial equity ownership in an entity providing value-added telecommunications services in China is not permitted to exceed 50%. In addition, for a foreign investor to acquire any equity interest in a business providing value-added telecommunications services in China, it must demonstrate a positive track record and experience in providing such services. The MIIT’s Notice Regarding Strengthening Administration of Foreign Investment in Operating Value-Added Telecommunication Businesses, or the MIIT Notice, issued on July 13, 2006 prohibits holders of these services licenses from leasing, transferring or selling their licenses in any form, or providing any resource, sites or facilities, to any foreign investors intending to conduct such businesses in China.

In addition to restricting dealings with foreign investors, the MIIT Notice contains a number of detailed requirements applicable to holders of value-added telecommunications services licenses, including that license holders or their shareholders must directly own the domain names and trademarks used in their daily operations and each license holder must possess the necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license, including maintaining its network and providing Internet security in accordance with the relevant regulatory standards. The MIIT or its provincial counterpart has the power to require corrective actions after it discovers any non-compliance of the license holders, and where such license holders fail to take such steps, the MIIT or its provincial counterpart has the power to revoke the value-added telecommunications services licenses.

Regulation of Internet Information Services

As a subsector of the telecommunications industry, Internet information services are regulated by the Administrative Measures on Internet Information Services, or the ICP Measures, promulgated on September 25, 2000 by the State Council and amended on January 8, 2011. “Internet information services” are defined as services that provide information to online users through the internet. Internet information services providers, also called Internet content providers, or ICPs, that provide commercial services are required to obtain an operating license from the MIIT or its provincial counterpart.

To the extent the internet information services provided relate to certain matters, including news, publication, education or medical and health care (including pharmaceutical products and medical equipment), approvals must also be obtained from the relevant industry regulators in accordance with the laws, rules and regulations governing those industries.

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Regulation of Internet Content

The PRC government has promulgated measures relating to Internet content through various ministries and agencies, including the MIIT, the News Office of the State Council, the Ministry of Culture and the General Administration of Press and Publication. In addition to various approval and license requirements, these measures specifically prohibit internet activities that result in the dissemination of any content which is found to contain pornography, promote gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC or compromise State security or secrets. ICPs must monitor and control the information posted on their websites. If any prohibited content is found, they must remove such content immediately, keep a record of it and report to the relevant authorities. If an ICP violates these measures, the PRC government may impose fines and revoke any relevant business operation licenses.

Regulation of Internet Security

The Decision in Relation to Protection of the Internet Security enacted by the SCNPC on December 28, 2000 provides that the following activities conducted through the Internet are subject to criminal punishment:

●	gaining improper entry into a computer or system of strategic importance;

●	disseminating politically disruptive information or obscenities;

●	leaking State secrets;

●	spreading false commercial information; or

●	infringing intellectual property rights.

The Administrative Measures on the Security Protection of Computer Information Network with International Connections, issued by the Ministry of Public Security on December 16, 1997 and amended on January 8, 2011, prohibit the use of the Internet in a manner that would result in the leakage of State secrets or the spread of socially destabilizing content. If a value-added telecommunications services license holder violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

Regulation Relating to Privacy Protection

Under the ICP Measures, ICPs are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes upon the lawful rights and interests of others. Depending on the nature of the violation, ICPs may face criminal charges or sanctions by PRC security authorities for such acts, and may be ordered to suspend temporarily their services or have their licenses revoked.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011, ICPs are also prohibited from collecting any user personal information or providing any such information to third parties without the consent of a user. ICPs must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for its services. ICPs are also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, ICPs must take remedial measures immediately and report any material leak to the telecommunications regulatory authority.

In addition, the Decision on Strengthening Network Information Protection promulgated by the Standing Committee of the National People’s Congress on December 28, 2012 emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires ICPs to establish and publish policies regarding the collection and use of personal electronic information and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss. Furthermore, MIIT’s Rules on Protection of Personal Information of Telecommunications and Internet Users promulgated on July 16, 2013 contain detailed requirements on the use and collection of personal information as well as the security measures to be taken by ICPs.

The PRC government retains the power and authority to order ICPs to provide an Internet user’s personal information if such user posts any prohibited content or engages in any illegal activities through the Internet.

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Regulations Relating to Intellectual Property Rights

Patent. Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Anti-counterfeiting Regulations

According to the Trademark Law of the PRC, counterfeit or unauthorized production of the label of another person’s registered trademark, or sale of any label that is counterfeited or produced without authorization will be deemed as an infringement of the exclusive right to use a registered trademark. The infringing party may also be held liable for damages suffered by the owner of the intellectual property rights, which will be equal to the gains obtained by the infringing party or the losses suffered by such owner as a result of the infringement, including reasonable expenses incurred by such owner in connection with enforcing its rights.

In addition, under the Administrative Measures for Online Trading issued by the SAIC on January 26, 2014, as an operator of a commercial platform, we must adopt measures to ensure safe online transactions, protect consumers’ rights and prevent trademark infringement.

Regulations on Tax

PRC Enterprise Income Tax

The PRC enterprise income tax, or EIT, is calculated based on the taxable income determined under the applicable EIT Law and its implementation rules, which became effective on January 1, 2008. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in China, including foreign-invested enterprises.

Uncertainties exist with respect to how the EIT Law applies to our tax residence status and our offshore subsidiaries. Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in Circular 82 issued by the State Administration of Taxation, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder.

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According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met:

●	the primary location of the day-to-day operational management is in the PRC;

●	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

●	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in the PRC; and

●	50% or more of voting board members or senior executives habitually reside in the PRC.

We believe that we meet the conditions outlined in the immediately preceding paragraph and should be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.”

In the event that we or any of our offshore subsidiaries is considered to be a PRC resident enterprise: (1) we or our offshore subsidiaries, as the case may be, may be subject to the PRC enterprise income tax at the rate of 25% on our worldwide taxable income; (2) dividend income that we or our offshore subsidiaries, as the case may be, receive from our PRC subsidiaries may be exempt from the PRC withholding tax; and (3) dividends paid to our overseas shareholders who are non-PRC resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of up to 10%, and similarly, dividends paid to our overseas shareholders who are non-PRC resident individuals, as well as gains realized by such shareholders from the transfer of our shares, may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of 20%, subject to the provision of any applicable agreement for the avoidance of double taxation.

Under SAT Circular 698 and Bulletin 7, if a non-resident enterprise transfers “PRC taxable assets” of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas non-public holding company without reasonable commercial purpose, the parties involved in the indirect transfer of the PRC taxable assets and the PRC resident enterprise whose equity is transferred indirectly, may report such equity transfer matter to the PRC competent tax authority of the PRC resident enterprise. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such disposition may be subject to a PRC withholding tax rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price which is not on an arm’s length basis and results in reducing the taxable income, the relevant tax authority has the power to make a reasonable adjustment as to the taxable income of the transaction. Circular 698 was retroactively effective on January 1, 2008. On February3, 2015, the State Administration of Taxation released SAT Bulletin 7 to amend and clarify several issues related to Circular 698. According to SAT Bulletin7, the term “PRC taxable assets” includes assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises; and when determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. If Circular 698 and Bulletin 7 were determined by the tax authorities to be applicable to us, our offshore subsidiaries and our non-resident enterprise investors, we, our offshore subsidiaries and our non-resident enterprise investors might be required to expend valuable resources to comply with this circular, which may materially and adversely affect us or our non-resident enterprise investors. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or other assets attributable to a PRC establishment of a non-PRC company.”

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Under applicable PRC laws, payers of PRC-sourced income to non-PRC residents are generally obligated to withhold PRC income taxes from the payment. In the event of a failure to withhold, the non-PRC residents are required to pay such taxes on their own. Failure to comply with the tax payment obligations by the non-PRC residents will result in penalties, including full payment of taxes owed, fines and default interest on those taxes.

PRC Value-added Tax

Pursuant to the Pilot Measure for Imposition of Value-Added Tax to Replace Business Tax for Transport and Shipping Industry and Some of the Modern Service Industries, promulgated by the Ministry of Finance and the State Administration of Taxation on November 16, 2011 (the “PilotMeasure”),any entity or individual conducting business in some modern service industry, such as the service we are engaging in, is generally required to pay a value-added tax, or VAT, at the rate of 6% on the revenues generated from providing such services. A taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

On March 30, 2016, the Ministry of Finance and the State Administration of Taxation promulgated the Notice of the Ministry of Finance and the State Administration of Taxation on Overall Implementation of the Pilot Program of Replacing Business Tax with Value-added Tax. Pursuant to this notice, from May 1, 2016, a value-added tax will generally be imposed to replace the business tax in the construction industry, real estate industry, finance industry, consumer service industry and other industries on a nationwide basis.

Regulations Relating to Foreign Exchange and Dividend Distribution

Foreign Exchange Regulation

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. The Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment promulgated by SAFE on February 28, 2015, or SAFE Circular 13, further abolished SAFE’s administrative examination and approval with respect to the verification and approval of foreign exchange registration under domestic direct investment and overseas direct investment. Instead, banks shall directly examine and process the said foreign exchange registration in accordance with relevant regulations issued by SAFE. Thereafter, SAFE and its branches shall indirectly administer the said foreign exchange registration via banks.

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On March 30, 2015, SAFE promulgated the Circular on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or SAFE Circular 19, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting following purposes that the converted RMB may not be used:(i)the converted RMB cannot be used for expenditure beyond business scope of the foreign-invested enterprise or expenditure prohibited by PRC laws and regulations; (ii) the converted RMB cannot be used for investment in securities, unless otherwise prescribed by PRC laws and regulations; (iii) the converted RMB cannot be used for disbursing RMB entrusted loans (unless permitted under its business scope), repaying inter-corporate borrowings (including third-party advances) and repaying RMB bank loans that have been sub-lent to third parties; or (iv) the converted RMB cannot be used for the expenses related to the purchase of real estate not for self-use, unless the foreign-invested enterprise is a foreign-invested real estate enterprise.

We typically do not need to use our offshore foreign currency to fund our PRC operations. In the event we need to do so, we will apply to conduct the relevant procedure of SAFE and other PRC government authorities as necessary.

SAFE Circular 37

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation. However, we may not be aware of the identities of all our beneficial owners who are PRC residents. In addition, we do not have control over our beneficial owners and cannot assure you that all of our PRC resident beneficial owners will comply with SAFE Circular 37. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or amend the registration may also limit our ability to contribute additional capital to our PRC subsidiaries or receive dividends or other distributions from our PRC subsidiaries or other proceeds from disposal of our PRC subsidiaries, or we may be penalized by SAFE.

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Share Option Rules

Under the Administration Measures on Individual Foreign Exchange Control issued by the PBOC on December 25, 2006, all foreign exchange matters involved in employee share ownership plans and share option plans in which PRC citizens participate require approval from SAFE or its authorized branch. Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, issued by SAFE on February 15, 2012, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (i) register with SAFE or its local branches, (ii) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (iii) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers. We will make efforts to comply with these requirements upon completion of our initial public offering.

Regulation of Dividend Distribution

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended, the Wholly Foreign-owned Enterprise Law and its implementation regulations and the Chinese-foreign Equity Joint Venture Law and its implementation regulations. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

M&A Rules and Overseas Listings

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, issued by six PRC governmental and regulatory agencies, including the MOFCOM and the CSRC, on August 8, 2006 and amended on June 22, 2009, require that a SPV formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC in the event that the SPV acquires equity interests in the PRC companies in exchange for the shares of offshore companies.

The application of the M&A Rules remains unclear. Our PRC counsel, Han Kun Law Offices, has advised us that, under current PRC laws, rules and regulations and the M&A Rules, prior approval from the CSRC is not required under the M&A Rules for our initial public offering because (i) WFOE was established by means of direct investment, rather than by merger or acquisition of the equity interest or assets of any “Domestic Company” as defined under the M&A Rules, and (ii) no provision in the M&A Rules classifies the contractual arrangements between WFOE and Sheng Ying Xin as a type of transaction which is subject to the M&A Rules. However, as there has been no official interpretation or clarification of the M&A Rules, there is uncertainty as to how these rules will be implemented in practice. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — Any requirement to obtain prior approval under the M&A Rules and/or any other regulations promulgated by relevant PRC regulatory agencies in the future could delay this offering and failure to obtain any such approvals, if required, could have a material adverse effect on our business, operating results and reputation as well as the trading price of our ordinary shares, and could also create uncertainties for this offering.”

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must comply with local minimum wage standards. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

In addition, according to the PRC Social Insurance Law, employers in China must provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title

Jianxin Lin	33	Chairman of the Board and Chief Executive Officer

Jinchi Xu	38	Director

Sheve Li Tay	44	Independent Director

Hong Huang	45	Independent Director

Kam Cheong Leong	52	Independent Director

Lu Sun	34	Chief Financial Officer

Mr. Jianxin Lin is our founder and has served as Chairman of the board of directors and Chief Executive Officer since our inception. In 2006, Mr. Lin expanded his business practice into the textile industry and founded Shishi City Sheng Qi Textile Trading Co., Ltd and has been its Chief Executive Officer and General Manager since then. In 2011, Mr. Lin founded Nanchang Hansheng Industry & Trade Co., Ltd in Jiangxi Province, serving as its Chief Executive Officer and General Manager. He then founded Sheng Qi (Fujian) Investment Co. Ltd, in 2012 and serves as its Chief Executive Officer and General Manager of a company. In 2014, Mr. Lin founded Ding Zhi Tai Da Investment Management (Beijing) Co., Ltd (later changed its name to Sheng Ying Xin (Beijing) Management Consulting Co., Ltd on February 17, 2016) and serves as its Chief Executive Officer and General Manager. Mr. Lin received his Bachelor degree in Business Management in 2015. Mr. Lin also serves as Vice President of the Shishi Cloth Industry Association, Honorary President of Shishi Cultural Exchange Association, Executive Director of the Chamber of Commerce in Quanzhou Nanchang, and Standing Director at Jiangxi Industrial and Commercial Association. He currently devotes 30 hours a week as our Chairman and Chief Executive Officer.

Mr. Jinchi Xu is our founder and has served as our director since our inception. Mr. Xu is a senior investment manager with more than 10 years of progressive experience in finance management. He has been working as the Deputy General Manager at Hongkong Fucheng International Investment Co. Ltd since 2006. Mr. Xu graduated from Fujian Medical University in 2002 with a Bachelor Degree in Iconography.

Ms. Sheve Li Tay has over 17 years of experience in accounting and auditing. She has been working as a Senior Manager in Audit Assurance at Ernst & Young (HongKong) from November, 1997 to September, 2007 and as a Senior Manager in Finance from October, 2007 to September, 2010. During her time working at Ernst & Young (Hong Kong), she served as an auditor for several public companies that are listed on NASDAQ and New York Stock Exchange (NYSE). Ms. Tay worked as the President of Finance and Capital Management Department at Centron Telecom International Holding Limited from October, 2010 to June, 2011. Ms. Tay also served as an independent non-executive director of Grand Concord International Holding Limited from August, 2011 to November, 2016, and she was in the same position at Natural United Resources Holdings Limited from November, 2011 to January, 2014. Ms. Tay currently serves as an independent non-executive director of China 33 Media Group Limited. Ms. Tay has been a certified public accountant of the Hong Kong Institute of Certified Public Accountants and the fellow member of Association of Chartered Certified Accountants since 2002. She graduated from the University of Strathclyde, United Kingdom, in 1994 with a bachelor’s degree in Arts majoring in Accounting and Finance. In 2004, she obtained a Master’s degree in Applied Finance from University of Western Sydney.

Mr. Hong Huang is one of our three independent directors. He worked as an attorney at Beijing Zhanda Law Firm from April, 2005 to March, 2014. Mr. Huang then joined Dentons Beijing and has been serving as a Partner since April, 2014. Mr. Huang graduated from East China University of Political Science and Law in 1993 with a degree in Bachelor of Law. He also attended the University of Trier, Germany, in 2002 and graduated in 2003 with a Master Degree of Law.

Mr. Kam Cheong Leong is an entrepreneur and venture capitalist who has been developing and managing companies since 1996. In 1996, he founded the Chinese Financial Forum in Canada and has been managing this forum until 2001. Mr. Leong served as the Economic Advisor to the Government of Ontario from 1997 to 2000. In addition, Mr. Leong was the co-founder of the Chinese Economic Times Publication Inc. and served as its CEO from 1994 to 2001. He was also the President of Moneyfocus.com Inc. from 1998 to 2001. Mr. Leong has been serving as the President at Fortune Capital Management Ltd. since 1995. In 2015, he co-founded Asian Pacific Think Tank in Thailand and has been serving as a director since then. Mr. Leong graduated from University of Calgary in 1988 with a Bachelor degree in Business Administration.

Ms. Lu Sun has served as our Chief Financial Officer since our inception. She served as the Secretary of board of directors and Accounting Manager from 2006 to 2015 at Shineco, Inc. Ms. Sun joined our subsidiary, Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd as its Chief Financial Officer in December 2015. Ms. Sun received her Bachelor degree in Finance from University of International Business and Economics in 2012. She currently devotes 40 hours a week as our Chief Financial Officer.

Board of Directors

Our board of directors consist s of five directors. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract or arrangement in which he is interested, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

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Committees of the Board of Directors

We establish ed three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Ms. Sheve Li Tay, Messrs. Hong Huang and Kam Cheong Leong. Ms. Sheve Li Tay is the chairman of our audit committee. We have determined that Ms. Sheve Li Tay, and Messrs. Hong Huang and Kam Cheong Leong satisfy the “independence” requirements of NASDAQ Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. Our board of directors has determined that Ms. Tay qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

A copy of the audit committee’s current charter is available at our corporate website at: http://www.cifsp.com/zaixian/web/Audit%20Committee%20Charter.html

Compensation Committee. Our compensation committee consists of Mr. Hong Huang, Ms. Sheve Li Tay and Mr. Kam Cheong Leong . Mr. Hong Huang is the chairman of our compensation committee. We have determined that Mr. Hong Huang, Ms. Sheve Li Tay and Mr. Kam Cheong Leong satisfy the “independence” requirements under NASDAQ Rule 5605. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

A copy of the compensation committee’s current charter is available at our corporate website at: http://www.cifsp.com/zaixian/web/Compensation%20Committee%20Charter.html

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Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consist s of Messrs. Kam Cheong Leong, Hong Huang and Ms. Sheve Li Tay. Mr. Kam Cheong Leong is the chairperson of our nominating and corporate governance committee. Messrs. Kam Cheong Leong, Hong Huang and Ms. Sheve Li Tay and satisfy the “independence” requirements under NASDAQ Rule 5605. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

A copy of the nominating and corporate governance committee’s current charter is available at our corporate website at: http://www.cifsp.com/zaixian/web/Nominating%20and%20Corporate%20Governance%20Committee%20Charter.html

Duties of Directors

Under British Virgin Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by the directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Each of our directors will hold office until the expiration of his or her term as provided in the written agreement with our company, if any, and until his or her successor has been elected or appointed. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated. Our officers are elected by and serve at the discretion of the board of directors.

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Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based and in accordance with Section 7(a)(iii) of the form of Employment Agreement filed as exhibit 10.1 hereto, namely (1) a lump sum cash payment equal to 3 months of the executive officer’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for 3 months fo1lowing the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive officer. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have entered into director agreements with each of our independent director appointees. These agreements set forth the services to be provided and compensation to be received by our independent directors, as well as the independent directors’ obligations in terms of confidentiality, non-competition and non-solicitation. Pursuant to these agreements, the directorship of our independent director appointees will last until the earlier of (i) the date on which the director ceases to be a member of our board of directors for any reason or (ii) the date of termination of these agreements. Each party to a director agreement may terminate the agreement through a 30-day prior written notice or such shorter period as the parties may agree upon.

Compensation of Directors and Executive Officers

For the fiscal years ended December 31, 2015 and December 31, 2016 , we paid an aggregate of approximately US$46,255 and US$59,617 respectively in cash to our executive officers, and we did not pay any compensation to our non-executive directors as they were only appointed on February 22, 2017 . We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and consolidated variable interest entity are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

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PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each of our principal shareholders who beneficially own more than 5% of our total outstanding ordinary shares;

The calculations in the table below are based on 20,000,000 ordinary shares outstanding as of the date of this prospectus, and ordinary shares outstanding immediately after the completion of this offering, including ordinary shares to be sold by us in this offering.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
	Number	%(1)	Number	%(2)	Number	%(3)
Directors and Executive Officers *
Jianxin Lin(4)	16,340,000	81.7%	16,340,000	75.6%	16,340,000	68.1%
Jinchu Xu	-	-	-	-	-	-
Lu Sun	-	-	-	-	-	-
Sheve Li Tay	-	-	-	-	-	-
Hong Huang	-	-	-	-	-	-
Kam Cheong Leong	-	-	-	-	-	-

All Directors and Executive Officers as Group	16,340,000	-	16,340,000	-	16,340,000	-

Principal Shareholder:
Jianxin Management Limited(4)	16,340,000	81.7%	16,340,000	75.6%	16,340,000	68.1%

Notes:

* The business address for our directors and officers is Dongsanhuan Middle Road, #1 Building, Unit 1, Room 1501, Unit 13-14, Chaoyang District, Beijing, People’s Republic of China 100020.

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(1)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 20,000,000, being the number of shares outstanding as of the date of this prospectus and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus.

(2)

For each person and group included in this table, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group by the sum of (i) 21,600,000, being the number of ordinary shares outstanding immediately after the completion of a minimum offering of 1,600,000 ordinary shares and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus.

(3)	For each person and group included in this table, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group by the sum of (i) 24,000,000, being the number of ordinary shares outstanding immediately after the completion of a maximum offering of 4,000,000 ordinary shares and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days after the date of this prospectus.

(4)

Represents 16,340,000 ordinary shares held by Jianxin Management Limited, a company incorporated in the British Virgin Islands. The registered office address is P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands. Jianxin Management Limited is wholly owned by Jianxin Lin.

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. None of our existing shareholders has different voting rights from other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements between WFOE and Sheng Ying Xin

On February 17, 2016, WFOE entered into certain contractual arrangements with Sheng Ying Xin and the SYX Shareholders, as amended and re-signed on April 26, 2016. Pursuant to these contractual arrangements, WFOE shall have the power, rights and obligations equivalent in all material respects to those it would possess if it were the sole equity holder of Sheng Ying Xin, including absolute control rights and the rights to the assets, property and revenue of Sheng Ying Xin and the receipt of, approximately 100% of the net income of Sheng Ying Xin as a service fee to WFOE. SYX Shareholders did not receive any consideration in exchange for their agreements to give up their control over Sheng Ying Xin.

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Sheng Ying Xin and WFOE, WFOE provides Sheng Ying Xin with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis and to the extent permissible under the PRC laws, utilizing its advantages in technology, human resources, and information. For services rendered to Sheng Ying Xin by WFOE under this agreement, WFOE is entitled to collect a service fee on a monthly basis, which is approximately equal to the net income of Sheng Ying Xin.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless it is terminated by WFOE with 30-day prior notice. Sheng Ying Xin does not have the right to terminate the agreement unilaterally. WFOE may unilaterally extend the term of this agreement with prior written notice.

The sole director and president of WFOE, Mr. Jianxin Lin, is currently managing Sheng Ying Xin pursuant to the terms of the Exclusive Business Cooperation Agreement. WFOE has absolute authority relating to the management of Sheng Ying Xin, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions.

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Contracts that give us effective control of the variable interest entity

Share Pledge Agreement

Under the Share Pledge Agreement between the two SYX Shareholders and WFOE, the SYX Shareholders pledged all of their equity interests in Sheng Ying Xin to WFOE to guarantee the performance of Sheng Ying Xin’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The SYX Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The SYX Shareholders further agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest. All of the equity interest pledges with respect to the equity interests of Sheng Ying Xin according to the Share Pledge Agreement have been registered with relevant office of the Administration for Industry and Commerce in China.

The Share Pledge Agreement shall be effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Sheng Ying Xin. WFOE shall cancel or terminate the Share Pledge Agreement upon Sheng Ying Xin’s full payment of fees payable under the Exclusive Business Cooperation Agreement.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the SYX Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Sheng Ying Xin at the exercise price of RMB1.00. The agreement remains effective for a term of ten years and may be renewed at WFOE’s election. Once WFOE exercise such option, the parties shall enter into a separate equity interest transfer or similar agreement.

Power of Attorney

Under the Power of Attorney, the SYX Shareholders authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the director, supervisor, the chief executive officer and other senior management members of Sheng Ying Xin.

Although it is not explicitly stipulated in the Power of Attorney, the term of the Power of Attorney shall be the same as the term of that of the Exclusive Option Agreement.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid from the date of execution of this Power of Attorney, so long as the SYX Shareholder is a shareholder of Company.

Related party transactions

1. As of December 31 , 2016

As of December 31 , 2016 and December 31, 2015, the Company has related party payables of $0 and $163,361 , respectively, due to Mr. Jianxin Lin who lend funds for the Company’s operations. The payables are unsecured, non-interest bearing and due on demand.

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	As of December 31 , 2016	As of December 31, 2015
Mr. Jianxin Lin	$163,361	$228,978

Transaction with and balances due from a related party:

For the year ended December 31 , 2016, the Company had no revenue to or purchases from related parties. For the year ended December 31, 2015, the Company recorded revenue from related parties of $421,105. The trade balance due from a related party is $0 and $153,998 as of December 31 , 2016 and December 31, 2015, respectively. The Company provides consulting services to these related parties in its normal course of business on the same terms as those provided to its unrelated clients.

Name of Related party	Due from related party as of December 31 , 2016	Due from related party as of December 31, 2015
Xiamen Luye Trading Co., Ltd	$-	$153,998

Related parties of the Company represented entities that are directly or indirectly owned by directors and officers of the Company or in which the directors of the Company has significant influence.

1. As of December 31, 2016 and 2015

As of December 31, 2016 and 2015 , the Company has related party payables of $163,361 and $228,978 , respectively, due to Mr. Jianxin Lin who lend funds for the Company’s operations. The payables are unsecured, non-interest bearing and due on demand.

Transaction and balances from related parties:

For the year ended December 31, 2016 and 2015 , the Company recorded revenue to related parties of $0 and $421,105, respectively, and no purchases from related parties for the year ended December 31, 2016 and 2015 . The trade balance due from a related party is $0 and $153,998 as of December 31, 2016 and 2015 , respectively. The Company provides consulting services to these related parties in its normal course of business on the same terms as those provided to its unrelated clients.

Company Name	Due from related party as of December 31, 2015
Xiamen Luye Trading Co., Ltd	$153,998

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Company Name	Revenue Amount Year ended December 31, 2015

Xiamen Luye Trading Co., Ltd	$230,910
Xiamen Beiruichen Trading Co., Ltd	190,195
Total	$421,105

Related parties of the Company represented entities that are directly or indirectly owned by directors and officers of the Company or in which the directors of the Company has significant influence.

Review, approval or ratification of transactions with related persons.

Our Audit Committee , consisting of independent directors, is charged with reviewing and approving all agreements and transactions which had been entered into with related parties, as well as reviewing and approving all future related party transactions.

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DESCRIPTION OF SHARE CAPITAL

General

China Internet Nationwide Financial Services Inc. is a BVI business company incorporated on September 28, 2015and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, the BVI Act, and the applicable laws of the British Virgin Islands, or the BVI (including applicable common law).

Our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering authorizes us to issue an unlimited number of shares of a single class each with a par value of US$0.001.

The following description of our share capital and our constitutional rules under our memorandum and articles of association is qualified in its entirety by reference to our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering, which have been filed as an exhibit to the registration statement of which this prospectus is a part.

Memorandum and Articles of Association

The following discussion describes our amended and restated memorandum and articles of association that (subject to any limitations, restrictions or modifications in our memorandum or articles of association; and subject to any rights or restrictions attaching to any shares) will be in effect upon the completion of this offering:

Objects and Purposes, Register, and Shareholders. Subject to the BVI Act and BVI law, our objects and purposes are unlimited. Our register of members will be maintained by our transfer agent, Island Stock Transfer. Under the BVI Act, a BVI company may treat the registered holder of a share as the only person entitled to (a) exercise any voting rights attaching to the share, (b) receive notices, (c) receive a distribution in respect of the share and (d) exercise other rights and powers attaching to the share. Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee such as Cede & Co, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such shares registered in its name. The beneficial owners of the shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting and other rights in respect of the shares in accordance with their directions.

Directors’ Powers. Under the BVI Act, subject to any modifications or limitations in a company’s memorandum and articles of association, a company’s business and affairs are managed by, or under the direction or supervision of, its directors; and directors generally have all powers necessary to manage a company. A director must disclose any interest he has on any proposal, arrangement or contract not entered into in the ordinary course of business and on usual terms and conditions. An interested director may (subject to the memorandum and articles) vote on a transaction in which he has an interest. In accordance with, and subject to, our memorandum and articles, the directors may by resolution of directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

Rights, Preferences and Restrictions of Ordinary Shares. Subject to the restrictions described under the section titled “Dividend Policy” above, our directors may (subject to the memorandum and articles) authorize dividends at such time and in such amount as they determine. Each ordinary share is entitled to one vote on any resolution of shareholders . In the event of a liquidation or dissolution of the Company, our shareholders are (subject to the memorandum and articles) entitled to share ratably in all surplus assets remaining available for distribution to them after payment and discharge of all claims, debts, liabilities and obligations of the Company and after provision is made for each class of shares (if any) having preference over the ordinary shares. There are no sinking fund provisions applicable to our ordinary shares. Holders of our ordinary shares have no pre-emptive rights. Subject to the provisions of the BVI Act, we may, (subject to the memorandum and articles) the consent of the shareholder whose shares are to be purchased , repurchase our ordinary shares in certain circumstances provided that the Company will, immediately after the repurchase, satisfy the solvency test. The Company will satisfy the solvency test, if (i) the value of the Company’s assets exceeds its liabilities; and (ii) the Company is able to pay its debts as they fall due.

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In accordance with the BVI Act:

(i)	the Company may purchase, redeem or otherwise acquire its own shares in accordance with either (a) Sections 60, 61 and 62 of the BVI Act (save to the extent that those Sections are negated, modified or inconsistent with provisions for the purchase, redemption or acquisition of its own shares specified in the Company’s memorandum and articles); or (b) such other provisions for the purchase, redemption or acquisition of its own shares as may be specified in the Company’s memorandum and articles. The Company’s memorandum and articles provide that such Sections 60, 61 and 62 do not apply to the Company; and

(ii)	where a company may purchase, redeem or otherwise acquire its own shares otherwise than in accordance with Sections 60, 61 and 62 of the BVI Act, it may not purchase, redeem or otherwise acquire the shares without the consent of the member whose shares are to be purchased, redeemed or otherwise acquired, unless the Company is permitted by the memorandum and articles to purchase, redeem or otherwise acquire the shares without that consent; and

(iii)	unless the shares are held as treasury shares in accordance with Section 64 of the BVI Act, any shares acquired by the Company are deemed to be cancelled immediately on purchase, redemption or other acquisition.

Variation of the Rights of Shareholders. As permitted by the BVI Act and our memorandum and articles, the rights attached to shares of the Company may (subject to the memorandum and articles) only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than fifty percent of the issued shares of that class, except where a different majority is required under our memorandum and articles or the BVI Act. A greater majority is required in relation to a scheme of arrangement and may be required in relation to a plan of arrangement, as described under “—Summary of Certain Significant Provisions of BVI Law—Mergers, Consolidations and Similar Arrangements” below.

Shareholder Meetings. In accordance with, and subject to, our memorandum and articles, (a) any director of the Company may convene meetings of the shareholders at such times as the director considers necessary or desirable (and the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice); and (b) upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of shareholders. Under BVI law, the memorandum and articles of association may be amended to decrease but not increase the required percentage to call a meeting above 30%. In accordance with, and subject to, our memorandum and articles, (a) the director convening a meeting shall give not less than 7 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the Company and are entitled to vote at the meeting; and the other directors; (b) a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all of the ordinary shares that that shareholder holds; (c) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50%of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (d) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of the shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the ordinary shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

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Dividends. Subject to the BVI Act and our memorandum and articles, our directors may, by resolution, declare dividends at a time and amount as they think fit if they are satisfied, based on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI law restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for ordinary shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not (except as otherwise provided in our memorandum or articles) required to pay dividends under BVI law. In accordance with, and subject to, our memorandum and articles, no dividend shall bear interest as against the Company (except as otherwise provided in our memorandum or articles).

Disclosure of the Securities and Exchange Commission’s Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer of Shares. Subject to any applicable restrictions or limitations arising pursuant to (i) our memorandum and articles; or (ii) the BVI Act, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve (such instrument of transfer being signed by the transferor and containing the name and address of the transferee). Our memorandum and articles also (save as otherwise provided therein) provide that shares may be dealt with by means of a system utilized for the purposes of holding and transferring of shares in uncertificated form.

Summary of Certain Significant Provisions of BVI Law

The BVI Act differs from laws applicable to US corporations and their shareholders. Set forth below is a summary of certain significant provisions of the BVI Act applicable to us (save to the extent that such provisions have been, to the extent permitted under the BVI Act, negated or modified in our memorandum and articles in accordance with the BVI Act).

Mergers, Consolidations and Similar Arrangements. The BVI Act provides for mergers as that expression is understood under US corporate law. Common law mergers are also permitted outside of the scope of the BVI Act. Under the BVI Act, two or more companies may either merge into one of such existing companies, or the surviving company, or consolidate with both existing companies ceasing to exist and forming a new company, or the consolidated company. The procedure for a merger or consolidation between the Company and another company (which need not be a BVI company, and which may be the Company’s parent, but need not be) is set out in the BVI Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be authorized by a resolution of members (and the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class if the memorandum or articles so provide or if the plan of merger or consolidation contains any provisions that, if contained in a proposed amendment to the memorandum or articles, would entitle the class to vote on the proposed amendment as a class) of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The Company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. If the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside BVI, it shall file the additional instruments required under Section 174(2)(b) of the BVI Act. The Registrar then (if he is satisfied that the requirements of the BVI Act have been complied with) registers, in the case of a merger, the articles of merger or consolidation and any amendment to the memorandum and articles of the surviving company and, in the case of a consolidation, the memorandum and articles of association of the new consolidated company and issues a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger or consolidation is effective on the date that the articles of merger or consolidation are registered by the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation but if the surviving company or the consolidated company is a company incorporated under the laws of a jurisdiction outside the BVI, the merger or consolidation is effective as provided by the laws of that other jurisdiction.

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As soon as a merger or consolidation becomes effective (inter alia), (a) the surviving company or consolidated company (so far as is consistent with its amended memorandum and articles, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) the memorandum and articles of any surviving company are automatically amended to the extent, if any, that changes to its amended memorandum and articles are contained in the articles of merger; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger or consolidation by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger or consolidation, but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof, as the case may be or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company but if the surviving company or the consolidated company is incorporated under the laws of a jurisdiction outside the BVI, the effect of the merger or consolidation is the same as noted foregoing except in so far as the laws of the other jurisdiction otherwise provide.

The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation (save that this shall not apply to a foreign company).

If the directors determine it to be in the best interests of the Company, it is also possible for a merger to be approved as a court approved plan of arrangement or as a scheme of arrangement in accordance with (in each such case) the BVI Act. The convening of any necessary shareholders meetings and subsequently the arrangement must be authorized by the BVI court. A scheme of arrangement requires the approval of 75% of the votes of the shareholders or class of shareholders, as the case may be. If the effect of the scheme is different in relation to different shareholders, it may be necessary for them to vote separately in relation to the scheme, with it being required to secure the requisite approval level of each separate voting group. Under a plan of arrangement, a BVI court may determine what shareholder approvals are required and the manner of obtaining the approval.

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Continuation into a Jurisdiction Outside the BVI. In accordance with, and subject to, our memorandum and articles, the Company may by resolution of shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. The Company does not cease to be a BVI company unless the foreign law permits continuation and the BVI company has complied with the requirements of that foreign law. Where a company that wishes to continue as a company incorporated under the laws of a jurisdiction outside the BVI has a charge registered in respect of the property of the company undersection 163 of the BVI Act which has not been released or satisfied, it shall, before continuing and provided that the charge does not contain a covenant prohibiting continuation of the company outside the BVI, provide a written declaration addressed to the Registrar specifying that: (a) a notice of satisfaction or release in respect of the charge has been filed and registered under section 165 of the BVI Act; (b) where paragraph (a) has not been complied with, the chargee to whom the registered charge relates has been notified in writing of the intention to continue the company as a company incorporated under the laws of a jurisdiction outside the BVI and the chargee has given his or her consent or has not objected to the continuation; or (c) where paragraph (a) has not been satisfied and the chargee, after notification under paragraph (b), has not given his or her consent or objected to the continuation, the chargee’s interest secured by the registered charge shall not be diminished or in any way compromised by the continuation and the charge shall operate as a liability of the continued company incorporated under the laws of a jurisdiction outside of the BVI. Where a company is continued under the laws of a jurisdiction outside the BVI, (a) the company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation, (b) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the BVI, (c) no proceedings, whether civil or criminal, pending by or against the company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the BVI, but the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the shareholder, director, officer or agent thereof, as the case may be; and (d) service of process may continue to be effected on the registered agent of the company in the BVI in respect of any claim, debt, liability or obligation of the Company during its existence as a company under the BVI Act.

Directors. In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any ordinary shares), (a) the directors are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine; (b) each director holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal: (c) a director may be removed from office (i) with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least 75% of the shareholders of the Company entitled to vote or (ii) with cause, by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director; (d) a director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; (e) the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors and where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office; (f) a vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office; and (g) a director is not required to hold ordinary shares as a qualification to office.

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In accordance with, and subject to, our memorandum and articles, (a) any one director of the Company may call a meeting of the directors by sending a written notice to each other director; (b) the directors of the Company or any committee thereof may meet at such times and in such manner as the directors may determine to be necessary or desirable; (c) a director shall be given not less than 3 days’ notice of meetings of directors, but a meeting of directors held without 3 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director and the inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting; (d) a meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, unless there are only 2 directors in which case the quorum is two; (e) a director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated; (f) a resolution of directors is passed if either (i) the resolution is approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or (ii) the resolution is consented to in writing by a majority of directors or by a majority of members of a committee of directors of the Company, as the case may be, unless (in either case) the BVI Act or our memorandum and articles require a different majority.

Indemnification of Directors. In accordance with, and subject to, our memorandum and articles (including the limitations detailed therein), the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

In accordance with, and subject to, our memorandum and articles (including the limitations detailed therein), (a) the indemnity referred to above only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful; (b) the decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the articles, unless a question of law is involved; and (c) the termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

In accordance with, and subject to, our memorandum and articles, the Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the articles.

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Directors and Conflicts of Interest. As noted above, pursuant to the BVI Act and the Company’s memorandum and articles of association, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the BVI Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

In accordance with, and subject to, our memorandum and articles, (a) a director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company; and (b) for the purposes noted foregoing, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

Shareholders’ Suits. The enforcement of the Company’s rights will ordinarily be a matter for its directors.

In certain circumstances, a shareholder has the right to seek various remedies against the Company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages, proposes to engage in, or has engaged in conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the Company, the BVI court may, on application of a shareholder or director of the Company, make an order directing the Company or director to comply with, or restraining the Company or director from engaging in conduct that contravenes, the BVI Act or the memorandum or articles.

Furthermore, pursuant to Section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the Company have been, are being or are likely to be, conducted in a manner that is, or any acts of the Company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order which, inter alia, can require the Company or any other person to pay compensation to the shareholder.

The BVI Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which contravenes the BVI Act or the Company’s memorandum and articles of association, the court can issue a restraining or compliance order. Under Section 184G of the BVI Act, a shareholder of a company may bring an action against the Company for breach of a duty owed by the Company to him as a shareholder. A shareholder also pursuant to Section 184C of the BVI Act may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the Company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where it is satisfied that:

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●	the Company does not intend to bring, diligently continue or defend or discontinue proceedings; and

●	it is in the interests of the Company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the Company’s interests, taking into account the directors’ views on commercial matters;

●	whether the proceedings are likely to succeed;

●	the costs of the proceedings in relation to the relief likely to be obtained; and

●	whether an alternative remedy to the derivative claim is available.

Any shareholder of a company may apply to the BVI court under the Insolvency Act, 2003 of the BVI, or the Insolvency Act, for the appointment of a liquidator to liquidate the Company and the court may appoint a liquidator for the Company if it is of the opinion that it is just and equitable to do so.

Appraisal Rights. The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the votes of the outstanding shares of the company pursuant to the terms of Section 176 of the BVI Act; and (e) an arrangement, if permitted by the BVI court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. For example, under the rule established in the English case known as Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of the Company. As such, if those who control the Company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

●	a company is acting or proposing to act illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

●	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

●	those who control the Company are perpetrating a “fraud on the minority.”

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Share Repurchases and Redemptions. As permitted by the BVI Act and subject to our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by us by resolution of directors and with the consent of the shareholder whose shares are being purchased . Depending on the circumstances of the redemption or repurchase, our directors may need to determine that, immediately following the redemption or repurchase, we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the BVI Act, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the or any other stock exchange on which our securities are listed.

Inspection of Books and Records. Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar, including the Company’s certificate of incorporation, its memorandum and articles of association (with any amendments thereto), records of license fees paid to date, any articles of dissolution, any articles of merger, and a register of charges created by the Company (if the Company has elected to file such a register or an applicable chargee has caused the same to be filed).

A shareholder of a company is entitled, on giving written notice to the Company, to inspect:

(a)	the memorandum and articles of association;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the memorandum and articles of association of the Company, the directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the BVI court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Our registered agent is Start Incorp Services Limited of Start Chambers, Wickham’s Cay II,P.O. Box 2221, Road Town, Tortola, British Virgin Islands. A company is required to keep a copy of its register of members and register of directors at the offices of its registered agent in the BVI, and the Company is required to notify any changes to the originals of such registers (assuming the originals are held elsewhere) to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

Where the place at which the original register of members or the original register of directors of the Company is changed, the Company must provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

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A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors may determine the minutes of meetings and resolutions of shareholders and of classes of shareholders; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the Company’s registered agent, the Company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Dissolution; Winding Up. As permitted by the BVI Act and subject to our memorandum and articles of association, we may be voluntarily liquidated and dissolved under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

We also may be wound up and dissolved in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Anti-Money Laundering Laws. In order to comply with legislation and regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person. We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to his or her attention in the course of his or her business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Exchange controls. We know of no BVI laws, decrees, regulations or other legislation that limit the import or export of capital or the payment of dividends to shareholders holders who do not reside in the BVI.

Material Differences in BVI Law and our Amended and Restated Memorandum and Articles of Association and Delaware Law

Our corporate affairs are governed by our amended and restated memorandum and articles of association and the provisions of applicable BVI law, including the BVI Act and BVI common law. The BVI Act differs from laws applicable to US corporations and their shareholders. The following table provides a comparison between certain statutory provisions of the BVI Act (together with the provisions of our memorandum and articles of association) and the Delaware General Corporation Law relating to shareholders’ rights.

Shareholder Meetings

BVI	Delaware
● In accordance with, and subject to, our memorandum and articles, (a) any director of the company may convene meetings of the shareholders at such times and in such manner as the director considers necessary or desirable; and (b) upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders	● May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors

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May be held inside or outside the BVI	● May be held inside or outside Delaware

● In accordance with, and subject to, our memorandum and articles, (a) the director convening a meeting shall give not less than 7 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the company and are entitled to vote at the meeting; and the other directors; and (b) the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice	● Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

Shareholder’s Voting Rights

BVI	Delaware

● In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder; and (b) the instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented	● Any person authorized to vote may authorize another person or persons to act for him by proxy

● In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (b) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of ordinary shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved	● The charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum

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● In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) at any meeting of the chairman appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting; and (b) a resolution of shareholders is passed if either (i) the resolution is approved at a duly convened and constituted meeting of the shareholders of the company by the affirmative vote of a majority of the votes of the ordinary shares entitled to vote thereon which were present at the meeting and were voted; or (ii) the resolution is consented to in writing by a majority of the votes of ordinary shares entitled to vote thereon; unless (in either case) the BVI Act or our memorandum and articles require a different majority

● In accordance with, and subject to, our memorandum and articles, (a) the rights attached to ordinary shares as specified in the memorandum and articles may only, whether or not the company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than 50% of the issued ordinary shares of that class, except where some other majority is required under our memorandum and articles of association or the BVI Act	● Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders

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● In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), the company may amend its memorandum or articles by a resolution of shareholders or by a resolution of directors, save that no amendment may be made by a resolution of directors: (i) to restrict the rights or powers of the shareholders to amend the memorandum or articles; (ii) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the shareholders; or (iv) to certain specified clauses of the memorandum of association	● The memorandum and articles of association may provide for cumulative voting

Directors

BVI	Delaware

● In accordance with, and subject to, our memorandum and articles, the minimum number of directors shall be one	● Board must consist of at least one member

● In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) the directors are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine; (b) each director holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal: (c) a director may be removed from office (i) with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least 75% of the shareholders of the company entitled to vote or (ii) with cause, by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director; (d) a director may resign his office by giving written notice of his resignation to the company and the resignation has effect from the date the notice is received by the company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; (e) the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors and where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office; (f) a vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office; and (g) a director is not required to hold ordinary shares as a qualification to office.	● Number of board members shall be fixed by the by laws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter

● Directors do not have to be independent	● Directors do not have to be independent

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Fiduciary Duties

BVI	Delaware

●   Directors owe duties at both common law and under statute including as follows:

●   Duty to act honestly and in good faith and in what the director believes to be in the best interests of the company;

●   Duty to exercise care, diligence and skill that a reasonable director would exercise in the same circumstances; and

●   Duty to exercise powers for a proper purpose and directors shall not act, or agree to the company acting, in a manner that contravenes the BVI Act or the memorandum and articles of association;

● Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation
● Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits

● The BVI Act provides that a director of a company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders or (b) the company received fair value for the transaction	● Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction

Shareholder Derivative Actions

BVI	Delaware

●    Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

●    the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and

●    it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole when considering whether to grant leave, the BVI court is also required to have regard to the following matters:

●    In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

i.	whether the shareholder is acting in good faith;

●    Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort

●    Such action shall not be dismissed or compromised without the approval of the Delaware Court of Chancery

ii.	whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;

iii.	whether the action is likely to succeed;

iv.	the costs of the proceedings in relation to the relief likely to be obtained; and

v.	whether an alternative remedy to the derivative claim is available

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SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of this offering, we will have between 21,600,000 and 24,000,000 ordinary shares outstanding, assuming a minimum and maximum offering respectively and not including shares underlying underwriter warrants (please see below “Underwriter Warrants”). All of the ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We intend to apply to list the ordinary shares on the NASDAQ Global Market, but we cannot assure you that a regular trading market will develop in the ordinary shares. We do not expect that a trading market will develop for our ordinary shares.

Underwriter Warrants

In addition to cash compensation, we have agreed to issue to the underwriters and to register herein warrants to purchase up to a total of 260,000 ordinary shares (equal to 6.5% of the maximum number of ordinary shares sold in this offering) and to also register herein such underlying shares. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the initial public offering and expiring two (2) years from the effective date of the registration statement. The warrants are exercisable at a per share price of $6.00 (equal to 120% of the public offering price per share in the offering). The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering, except as provided for in FINRA Conduct Rule 5110(g)(2). The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, subdivisions, combinations, reclassification, merger or consolidation.

Lock-up Agreements

We have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of             on behalf of the underwriters.

Furthermore, each of our directors, executive officers, and existing shareholder             has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These restrictions also apply to any acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ordinary shares may dispose of significant numbers of our ordinary shares in the future. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares of the same class, which immediately after this offering will equal ordinary shares, which number of shares has been calculated based on an assumed initial offering price of US$5 per ordinary share; or

●	the average weekly trading volume of our ordinary shares of the same classor otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

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TAXATION

The following is a summary of the material British Virgin Islands, the People’s Republic of China and United States federal income tax consequences and considerations relevant to an investment in our ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address United States state or local tax laws, or tax laws of jurisdictions other than the British Virgin Islands, the People’s Republic of China and the United States. To the extent the discussion herein relates to matters of British Virgin Islands, the People’s Republic of China or United States tax law, it is the opinion of Harneys, our counsel as to matters of British Virgin Islands law, Han Kun Law Offices, our counsel as to matters of PRC law, and Sichenzia Ross Ference Kesner LLP, our counsel as to matters of United States federal law, respectively.

British Virgin Islands Taxation

Under British Virgin Islands law as currently in effect, a holder of ordinary shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the ordinary shares and all holders of ordinary shares are not liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated or re-registered under the BVI Act or persons not resident in the British Virgin Islands. In addition, shares of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges where the company and other companies within its group are not BVI land owning companies for the purposes of the BVI Act.

There is no income tax treaty currently in effect between the United States and the British Virgin Islands or between China and the British Virgin Islands.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

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We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. We do not believe that CIFS meets all of the conditions above. CIFS is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

However, if the PRC tax authorities determine that CIFS is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of CIFS would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that CIFS is treated as a PRC resident enterprise.

Provided that our British Virgin Islands holding company, CIFS, is not deemed to be a PRC resident enterprise, holders of our ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under SAT Circular 698 and Bulletin 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, , the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise,. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and Bulletin 7, and we may be required to expend valuable resources to comply with SAT Circular 698 and Bulletin 7, or to establish that we should not be taxed under these circulars. See “Risks Related to Doing Business in China—Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.”

Material United States Federal Income Tax Considerations

The following is a general summary of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the ordinary shares by U.S. Investors (as defined below) that purchase the ordinary shares pursuant to the public offering and hold such ordinary shares as capital assets as defined under the Internal Revenue Code of 1986, as amended, or the Code. This summary is based on the Code, the Treasury regulations issued pursuant to the Code, or the Treasury Regulations, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the Internal Revenue Service, or IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is for general information only and does not address all of the tax considerations that may be relevant to specific U.S. Investors in light of their particular circumstances or to U.S. Investors subject to special treatment under U.S. federal income tax law (such as banks or other financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships, regulated investment companies, dealers in stock, securities or currencies, brokers, real estate investment trusts, certain former citizens or residents of the United States, persons who acquire ordinary shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or constructively 10.0% or more of our company’s shares, persons that are resident in or hold ordinary shares in connection with a permanent establishment outside the United States or persons that generally mark their securities to market for U.S. federal income tax purposes). This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

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As used in this summary, the term “U.S. Investor” means a beneficial owner of ordinary shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust, (a) if a court within the United States is able to exercise primary supervision over its administration and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all of its substantial decisions, or (b) if a valid election is in effect for the trust to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the ordinary shares, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of the ordinary shares.

Prospective investors should consult their tax advisers as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of Dividends

Subject to the PFIC discussion below, a U.S. Investor will be required to include in gross income the gross amount of any distribution paid on the ordinary shares (including any amount of taxes withheld by our company) out of our company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of our company’s current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Investor’s adjusted tax basis in the ordinary shares and thereafter will be treated as a gain from the sale of the ordinary shares. Our company does not currently maintain, and does not intend to maintain, calculations of our earnings and profits in accordance with U.S. federal income tax principles. Consequently, a U.S. Investor should treat the entire amount of any distribution received as a dividend.

In case of a U.S. Investor that is a corporation, dividends paid on the ordinary shares will be subject to regular corporate rates and will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Subject to the discussion below, dividends paid on the ordinary shares to individuals and certain other non-corporate persons will generally be subject to tax at ordinary income rates.

Certain dividends received by non-corporate U.S. Investors, including individuals, in taxable years beginning before January 1, 2013, generally will be subject to a maximum income tax rate of 15.0%. This reduced income tax rate is applicable to dividends paid by “qualified foreign corporations” and only if certain holding period requirements and other conditions are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the U.S. and which includes an exchange of information program or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the U.S. Unless legislation is enacted extending the favorable tax treatment of dividends, dividends received by non-corporate U.S. investors in taxable years beginning after December 31, 2012 will generally be subject to tax at ordinary income rates.

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As described above in the discussion of “—People’s Republic of China Taxation,” in the event our company is treated as a PRC “resident enterprise” under PRC law, our company may be required to withhold PRC income tax on dividends paid on the ordinary shares under the new EIT Law. For U.S. federal income tax purposes, U.S. Investors will be treated as having received the amount of PRC taxes withheld by our company, and as then having paid over the withheld taxes to the PRC taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Investor with respect to a payment of dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Investor from our company with respect to the payment.

A U.S. Investor may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the ordinary shares. A U.S. Investor who does not elect to claim a foreign tax credit for foreign income tax withheld, may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such investor elects to do so for all creditable foreign income taxes. For purposes of calculating the foreign tax credit limitation, dividends paid by our company will, depending on the circumstances of the U.S. investor, be either general or passive income.

Our company expects to pay dividends, if any, in non-U.S. currency. A dividend paid in non-U.S. currency must be included in a U.S. Investor’s income as a U.S. dollar amount based on the exchange rate in effect on the date such dividend is actually or constructively received, regardless of whether the dividend is in fact converted into U.S. dollars. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Investor generally will not recognize a foreign currency gain or loss. If the non-U.S. currency is converted into U.S. dollars on a later date, however, the U.S. Investor must include in income any gain or loss resulting from any exchange rate fluctuations. Such gain or loss will generally be ordinary income or loss, and will be from sources within the United States for foreign tax credit limitation purposes. U.S. Investors should consult their own tax advisors regarding the tax consequences to them if our company pays dividends in non-U.S. currency.

Taxation of Sale, Exchange or Other Disposition of ordinary shares

Subject to the PFIC discussion below, a U.S. Investor generally will recognize capital gain or loss upon the sale, exchange or other disposition of ordinary shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other disposition and the U.S. Investor’s adjusted tax basis in such ordinary shares. This capital gain or loss will be long-term capital gain or loss if the U.S. Investor’s holding period in the ordinary shares exceeds one year. Long-term capital gain of a non-corporate U.S. investor is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for U.S. foreign tax credit purposes. U.S. Investors are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on the disposition of ordinary shares, including the availability of the foreign tax credit under an investor’s own particular circumstances.

A U.S. Investor that receives non-U.S. currency on the disposition of the ordinary shares will realize an amount equal to the U.S. dollar value of the foreign currency received on the date of disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date) whether or not converted into U.S. dollars at that time. Very generally, the U.S. Investor will recognize currency gain or loss if the U.S. dollar value of the currency received on the settlement date differs from the amount realized with respect to the ordinary shares. Any currency gain or loss on the settlement date or on any subsequent disposition of the foreign currency generally will be U.S. source ordinary income or loss.

Passive Foreign Investment Company

In general, a foreign corporation will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75.0% of its gross income is “passive income” or (ii) at least 50.0% of the average value of its total assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, certain royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. In determining whether a foreign corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25.0% interest (by value) is taken into account.

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We do not expect to be a PFIC for the current taxable year or any future year. The PFIC determination, however, depends upon the application of complex U.S. federal income tax rules concerning the classification of our assets and income for this purpose and the application of these rules is uncertain in some respects. Under the income and asset tests, whether our company is a PFIC will be determined annually based upon the composition and nature of our income and the composition, nature and valuation of our assets, all of which are subject to change. For purposes of the asset test, any cash, including proceeds from the public offering, will generally be treated as a passive asset and the amount of cash held by our company in any year will depend, in part, on when our company spends the cash raised from the public offering and generated in its operations. In addition, the determination of our company’s PFIC status will depend upon the nature of the assets acquired by our company. Moreover, the determination of the value of our company’s assets may depend on its market capitalization, and that market capitalization may fluctuate. Accordingly, there can be no assurance that we will not be a PFIC in the current or any future year. In addition, there can be no assurance that the IRS will not challenge any determination by our company that it does not constitute a PFIC.

If our company is classified as a PFIC for any taxable year during which a U.S. Investor owns ordinary shares, the U.S. Investor, absent certain elections (including a mark-to-market election), will generally be subject to adverse rules (regardless of whether our company continues to be classified as a PFIC) with respect to (i) any “excess distributions” (generally, any distributions received by the U.S. Investor on the ordinary shares in a taxable year that are greater than 125 percent of the average annual distributions received by the U.S. Investor in the three preceding taxable years or, if shorter, the U.S. Investor’s holding period for the ordinary shares) and (ii) any gain realized on the sale or other disposition of ordinary shares.

Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Investor’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which our company is classified as a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years during which our company was classified as a PFIC will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year and an interest charge will be imposed with respect to the resulting tax attributable to each such taxable year.

If our company is a PFIC for any taxable year during which a U.S. Investor holds the ordinary shares, our company will continue to be treated as a PFIC with respect to that U.S. Investor for all succeeding years during which the U.S. Investor holds the ordinary shares. The U.S. Investor may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the special tax rules discussed above) as if the U.S. Investor’s ordinary shares had been sold on the last day of the last taxable year for which our company was a PFIC. If our company holds or acquires an interest in an entity which is itself a PFIC, such an interest may be treated as owned by a U.S. Investor. U.S. Investors should consult their own tax advisers regarding the consequences to them if our company holds or acquires an interest in an entity which is itself a PFIC.

Although the PFIC rules permit a U.S. holder of stock in a PFIC in certain circumstances to avoid some of the disadvantageous tax treatment described above by making a “qualified electing fund,” or QEF, election, a U.S. Investor will not be able to elect to treat our company as a QEF because our company does not intend to prepare the information that the U.S. Investor would need to make a QEF election.

If our company is a PFIC in any year with respect to a U.S. Investor, the disadvantageous tax treatment described above may in part be avoided with respect to our company if a U.S. Investor validly makes a mark-to-market election as of the beginning of such U.S. Investor’s holding period. If such election is made, such U.S. Investor generally will be required to take into account the difference, if any, between the fair market value of, and its adjusted tax basis in, the ordinary shares at the end of each taxable year as ordinary income or, to the extent of any net mark-to-market gains previously included in income, ordinary loss, and to make corresponding adjustments to the tax basis of such ordinary shares. In addition, any gain from a sale, exchange or other disposition of the ordinary shares will be treated as ordinary income, and any loss will be treated as ordinary loss (to the extent of any net mark-to-market gains previously included in income). A mark-to-market election is available to a U.S. Investor only if the ordinary shares are considered “marketable stock.” Generally, shares will be considered marketable stock if the shares are “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations.

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If our company is a PFIC in any year with respect to a U.S. Investor, the U.S. Investor will be required to file an annual return on IRS Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares. In addition, under recently enacted U.S. legislation and subject to future guidance, if we are a PFIC, U.S. Investors will be required to file, for taxable years beginning after March 18, 2010, an annual information return with the IRS relating to their ownership of the ordinary shares. Although expected, no guidance has yet been issued about such return, including on the information required to be reported on such return, the form of the return, or the due date for the return.

U.S. Investors should consult their tax advisors regarding the potential application of the PFIC regime, including eligibility for and the manner and advisability of making a mark-to-market election.

Certain Reporting Requirements

Certain U.S. Investors are required to file information returns with the IRS, including IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, reporting transfers of cash or other property to our company and information relating to the U.S. Investor and our company. Substantial penalties may be imposed upon a U.S. Investor that fails to comply.

Subject to specified exceptions and future guidance, recently enacted U.S. tax legislation generally requires a U.S. Investor (that is an individual or, to the extent provided in future guidance, a U.S entity) to report to the IRS such U.S. Investor’s interests in stock or securities issued by a non-U.S. person (such as the company) for taxable years beginning after March 18, 2010. Although expected, no guidance on this reporting requirement has yet been issued. U.S. Investors should consult their tax advisors regarding the information reporting obligations that may arise from their acquisition, ownership or disposition of ordinary shares.

Backup Withholding Tax and Information Reporting Requirements

Under certain circumstances, U.S. backup withholding tax and/or information reporting may apply to U.S. Investors with respect to dividend payments made on or the payment of proceeds from the sale, exchange or other disposition of the ordinary shares, unless an applicable exemption is satisfied. U.S. Investors that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against a U.S. Investor’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Investor timely furnishes required information to the IRS.

PLAN OF DISTRIBUTION AND Underwriting

We have entered into an underwriting agreement with Boustead Securities, LLC, as representative of the underwriters (the “Representative”), and Network 1 Financial Securities, Inc. (together with the Representative, the “Underwriters”). The Underwriters are not purchasing or selling any securities offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of securities, but rather they have agreed to use their best efforts to arrange for the sale of all of the securities offered hereby. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the Underwriters, and the Underwriters have agreed to offer and sell, on a best efforts basis, at the public offering price less the underwriting fees and commissions set forth below a minimum of 1,600,000 ordinary shares and a maximum of 40,000,000 ordinary shares. The Underwriters may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with the Offering.

The Underwriters must sell the minimum number of securities offered (1,600,000 ordinary shares) if any shares are sold. The Underwriters are required to use only their best efforts to sell the securities offered. We expect to conduct the initial closing of this Offering once we have raised the minimum offering amount of $8,000,000. Therefore, we may conduct additional closings until the maximum offering amount of $20,000,000 is raised or we decide in our sole discretion to terminate the Offering. On the initial and any subsequent closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price of the shares being sold by us on such closing date;

●	we will cause to be delivered the ordinary shares being sold on such closing date in book-entry form; and

●	we will pay the Underwriters their commissions.

140

Pursuant to an escrow agreement among us, the Underwriters and Signature Bank (the “Escrow Agent”), as escrow agent, until at least 1,600,000 ordinary shares are sold, all funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account with the Escrow Agent and will be held by the Escrow Agent for such account. The Underwriters and we shall require all investor checks for payment for the securities to be made payable to, Signature Bank, as the Escrow Agent and delivered to the Escrow Agent for deposit in the escrow account at 585 Fifth Avenue, New York, NY 10017 USA, Attention: Steve Fay, Vice President. All subscription agreements and checks should be delivered to Signature Bank, 585 Fifth Avenue, New York, NY 10017 USA, Attention: Steve Fay, Vice President. Failure to do so will result in checks being returned to the investor who submitted the check. The investors will have sole claim to the proceeds held in trust prior to the receipt of the minimum offering proceeds. The funds are held for the benefit of the investors until the minimum is reached. Prior to reaching the minimum claims may not be reached by creditors of the Company. If the Underwriters do not sell at least 1,600,000 ordinary shares by August 31, 2017, all funds will be returned within five (5) business days to subscribers without interest or deduction. If this Offering completes, then on the closing date, net proceeds will be delivered to us and we will issue the ordinary shares to purchasers. Investors may withdraw their subscriptions from the escrow account at any time prior to closing. Unless purchasers instruct us otherwise, we will deliver the ordinary shares electronically upon receipt of purchaser funds to the accounts of those purchasers who hold accounts at the Underwriters, or elsewhere, as specified by the purchaser, as soon as practical upon the closing of the Offering. Alternately, purchasers who do not carry an account at the Underwriters may request that the shares be held in book-entry at the Company’s transfer agent, or may be issued in book-entry at the Company’s transfer agent and subsequently delivered electronically to the purchasers’ respective brokerage account upon request of the purchasers.

Fees, Commissions and Expense Reimbursement

The Underwriters will collectively receive an underwriting commission equal to between $520,000 in the case of a minimum offering and $1,300,000 in the case of a maximum offering, representing six and one half percent (6.5%) of the gross proceeds to be raised in this Offering.

The following table shows, for each of the minimum and maximum offering amounts, the per share and maximum total public offering price, underwriting fees to be paid to the Underwriters by us, and proceeds to us, before expenses and assuming a $5.00 per share offering price.

	Per Share	Minimum Offering	Maximum Offering
Public Offering Price	$5.00	$8,000,000	$20,000,000
Underwriting fees and commissions	$0.375	$600,000	$1,500,000
Proceeds to Us, Before Expenses	$4.625	$7,400,000	$18,500,000

Because the actual amount to be raised in this Offering is uncertain, the actual total Offering commissions are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the subscription agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the subscription agreement as well, which may also be waived.

Under the underwriting agreement, we have also agreed to reimburse the Representative non-accountable expenses payable in cash, equal to one percent (1%) of the gross proceeds of this Offering and an additional $75,000 of legal fees, $25,000 of travel expenses and $25,000 for a third party due diligence report incurred by the Underwriters in connection with the Offering. Any expenses in excess of $5,000 in the aggregate shall be subject to our prior written approval. We have also agreed to pay the Representative a financial advisory fee of $100,000.

We estimate that the total expenses of the Offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Underwriters’ fees and commissions, will be approximately $1,100,000 , all of which are payable by us.

141

The Underwriters intend to offer our ordinary shares to their retail customers only in states in which we are permitted to offer our ordinary shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the NASDAQ Global Market are “covered securities.” If we were unable to meet the NASDAQ Global Market’s listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the Offering in each state in which we planned to sell shares. Consequently, we will not complete this Offering unless we meet the NASDAQ Global Market’s listing requirements.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. The underwriting agreement and a form of subscription agreement are included as exhibits to the registration statement of which this prospectus forms a part.

Warrants

We have agreed to issue to the Underwriters and to register herein warrants to purchase up to a total of 260,000 ordinary shares (equal to 6.5% of the maximum number of ordinary shares sold in this Offering) and to also register herein such underlying shares. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the initial public offering and expiring two (2) years from the effective date of the Registration Statement. The warrants are exercisable at a per share price of $6.00 (equal to 120% of the public offering price per share in the Offering). The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Underwriters (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the Offering, except as provided for in FINRA Conduct Rule 5110(g)(2). The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, subdivisions, combinations, reclassification, merger or consolidation.

Lock-Up Agreements

We, on behalf of ourselves and any successor entity, have agreed that we will not, for a period of one hundred eighty (180) days from the effective date of the Registration Statement (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of our company or such other securities, in cash or otherwise. The restrictions shall not apply to the securities to be sold hereunder.

The Underwriters may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriters will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

As underwriters, the Underwriters will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the Underwriters acting as principal. Under these rules and regulations, the Underwriters:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

142

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the Underwriters based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be delivered to potential investors by the Underwriters. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriters’ website and any information contained in any other website maintained by the Underwriters is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of our shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Underwriters against liabilities relating to the Offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriters may be required to make for these liabilities. The Underwriters and their affiliates may also provide from time to time in the future certain financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. From time to time, the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Application for NASDAQ Market Listing

We intent to apply to have our ordinary shares (including any over-subscription shares sold, if any) approved for listing/quotation on the NASDAQ Global Market under the symbol “CIFS.” We will not consummate and close this offering without a listing approval letter from the NASDAQ Global Market. Our receipt of a listing approval letter is not the same as an actual listing on the NASDAQ Global Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this “best efforts, mini-max” offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If the application is approved, trading of our ordinary shares on the NASDAQ Global Market will begin within five days following the closing of this offering. If our ordinary shares are listed on the NASDAQ Global Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

In order to list, the NASDAQ Global Market requires that, among other criteria, at least 1,250,000 publicly-held shares of our ordinary shares be outstanding, the shares be held in the aggregate by at least 450 round lot holders, the market value of the publicly-held shares of our ordinary shares be at least $45.0 million, our stockholders’ equity after giving effect to the sale of our shares in this offering be at least $110 million, the bid price per share of our ordinary shares be $4.00 or more, and there be at least three registered and active market makers for our ordinary shares. If the application is approved, trading of our shares on the NASDAQ Global Market will begin within five days after the date of initial issuance of the ordinary shares.

143

Expenses Relating to this Offering

Set forth below is an itemization of the total expenses, excluding underwriting fee and commissions and underwriting expenses, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee, all amounts are estimates.

U.S. Securities Exchange Commission registration fee	$2,499
FINRA filing fee	$3,500
NASDAQ listing fee	$125,000
Legal fees and expenses for Chinese counsel	$160,000
Legal fees and expenses for U.S. counsel - SRFKLLP	$265,000
Legal fees and expenses for BVI counsel	$19,631
Service fees and expenses for BVI registered agent	$15,000
Accounting fees and expenses	$360,000
Service fees and expenses for Transfer Agent	$10,000
Printing fees	$25,000
Miscellaneous	$114,370
Total	$1,100,000

Legal Matters

Sichenzia Ross Ference Kesner LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the ordinary shares offered hereby will be opined upon for us by Harneys . Ortoli Rosenstadt LLP is acting as counsel to the Underwriters. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Sichenzia Ross Ference Kesner LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law and Harneys with respect to matters governed by British Virgin Islands law.

Experts

The financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 included in this prospectus and in the registration statement have been so included in reliance on the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

144

The current address of Marcum Bernstein & Pinchuk LLP is Unit 2419-2422, Kerry Center South Tower #1 Guang Hua Road, Chaoyang District, Beijing, China 100020.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the ordinary shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Underwriter, voting trustee, director, officer, or employee.

Disclosure of Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports (including an annual report on Form 20-F, which we will be required to file within 120 days from the end of each fiscal year), and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

145

CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC. AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders

of China Internet Nationwide Financial Services Inc.

We have audited the accompanying consolidated balance sheets of China Internet Nationwide Financial Services Inc. and Subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Internet Nationwide Financial Services Inc. and Subsidiaries, as of December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

April 14, 2017

F-2

CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2016	2015
ASSETS

Current assets
Cash	$1,880,425	$455,201
Accounts receivable (including $0 and $153,998 of receivable from related parties as of December 31, 2016 and 2015, respectively)	8,088,511	4,866,623
Other receivables and prepayments	94,474	1,956,645
Loans to third parties	19,237,422	23,099,666
Deferred offering cost	312,202	-
Total Current Assets	29,613,034	30,378,135
Non-current assets
Equipment, net	28,777	40,225
Intangible assets, net	2,772	3,686
Long-term office rental deposit	208,695	222,945
Total Assets	$29,853,278	$30,644,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued payroll	$490,875	$408,846
Other payables and accruals	53,827	82,155
Due to a related party	163,361	228,978
Taxes payable	3,755,872	1,599,622
Total Current Liabilities	4,463,935	2,319,601
Commitments and contingencies
Shareholders’ equity
Common Stock ($0.001 par value, unlimited authorized shares, and 20,000,000 share issued and outstanding)	20,000	20,000
Additional paid in capital	9,147,398	24,503,664
Statutory reserve	1,657,084	545,013
Retained earnings	17,679,458	4,902,762
Accumulated other comprehensive loss	(3,114,597)	(1,646,049)
Total Shareholders’ Equity	25,389,343	28,325,390
Total Liabilities and Shareholders’ Equity	$29,853,278	$30,644,991

All of the VIE’s assets can be used to settle obligations of its primary beneficiary. Liabilities recognized as a result of consolidating the VIE do not represent additional claims on the Company’s general assets.

See notes to the consolidated financial statements

F-3

CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31, 2016	Year Ended December 31, 2015

Revenue
- Third parties	$15,821,980	$7,360,581
- Related parties	-	421,105
Total revenue	15,821,980	7,781,686

Cost of revenues	380,072	235,152
Gross profit	15,441,908	7,546,534

Operating expenses
Selling and marketing expenses	245,246	151,489
General and administrative expenses	1,348,862	1,573,262
Total Operating expenses	1,594,108	1,724,751
Income from operations	13,847,800	5,821,783

Other income (expenses)
Interest income on bank deposit	1,273	292
Gain on disposal of a non-operating department	-	454,836
Other expenses	(301,618)	(741,112)
Interest income from loans to third parties	2,794,134	1,946,974
Total other income, net	2,493,789	1,660,990

Income before income tax expenses	16,341,589	7,482,773
Income tax expenses	2,452,822	1,870,748
Net Income	$13,888,767	$5,612,025
Other comprehensive loss
Foreign currency translation loss	(1,468,548)	(1,645,416)
Comprehensive Income	$12,420,219	$3,966,609

Weighted average number of shares, basic and diluted	20,000,000	20,000,000
Basic and diluted earnings per share	$0.694	$0.281

See notes to consolidated financial statements

F-4

CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2016	Year Ended December 31, 2015
Cash flows from operating activities:
Net income	$13,888,767	$5,612,025
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,979	8,613
Deferred taxes	-	53,748
Gain on sale of a non-operating department	-	(454,836)
Changes in operating assets and liabilities:
Accounts receivable	(3,689,700)	(5,075,469)
Other receivables and prepayments	1,814,225	(1,585,600)
Accrued payroll	112,961	370,643
Other payables and accruals	(24,101)	207
Tax payable	2,358,698	1,668,268
Net cash provided by operating activities	14,470,829	597,599
Cash flows from investing activities:
Payment to purchase equipment	-	(42,315)
Payment to purchase intangible assets	-	(4,118)
Loans to third parties	(21,295,334)	(24,090,967)
Collection of loans to third parties	23,786,941	-
Net cash provided by (used in) investing activities	2,491,607	(24,137,400)
Cash flows from financing activities:
Borrowings from a related party	3,430	958,263
Repayment to a related party	(67,434)	(1,045,554)
Capital contribution	-	24,523,664
Return of capital	(15,356,266)	-
Deferred offering cost	(326,053)	-
Net cash (used in) provided by financing activities	(15,746,323)	24,436,373
Effect of exchange rate changes on cash	209,111	(446,056)
Net increase in cash	1,425,224	450,516
Cash at beginning of year	455,201	4,685
Cash at end of year	$1,880,425	$455,201
Supplemental disclosure of cash flow information
Interest paid	$-	$-
Income taxes paid	$1,012,765	$312,024
Non- cash investing activities
Note receivable from the sale of non-operating department	$-	$454,836

See notes to the consolidated financial statements

F-5

CHINA INTERNET NATIONWIDE FINANCIAL SERVICES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Additional			Accumulated other	Total
	Common stock		Paid-in	Statutory	Retained	Comprehensive	Shareholders’
	Shares	Amount	Capital	Reserve	Earnings	Loss	Equity
Balance at December 31,2014	-	$-	$-	$-	$(164,250)	$(633)	$(164,883)
Net income	-	-	-	-	5,612,025	-	5,612,025
Share contribution	20,000,000	20,000	-	-	-	-	20,000
Capital contribution	-	-	24,503,664	-	-	-	24,503,663
Transfer to statutory reserves	-	-	-	545,013	(545,013)	-	-
Foreign currency translation loss	-	-	-	-	-	(1,645,416)	(1,645,416)
Balance at December 31, 2015	20,000,000	$20,000	$24,503,664	$545,013	$4,902,762	$(1,646,049)	$28,325,390
Net income	-	-	-	-	13,888,767	-	13,888,767
Return of capital	-	-	(15,356,266)	-	-	-	(15,356,266)
Transfer to statutory reserves	-	-	-	1,112,071	(1,112,071)	-	-
Foreign currency translation loss	-	-	-	-	-	(1,468,548)	(1,468,548)
Balance as of December 31, 2016	20,000,000	$20,000	$9,147,398	$1,657,084	$17,679,458	$(3,114,597)	$25,389,343

See notes to the consolidated financial statements

F-6

NOTE 1. ORGANIZATION AND PRINCIPAL ACTIVITIES

China Internet Nationwide Financial Services Inc. (“CIFS” or the “Company”), incorporated in the British Virgin Islands (the “BVI”) on September 28, 2015, is engaged in the business of providing financial advisory services to meet the financial and capital needs of its clients, which comprise largely of small-to-medium sized enterprises, through the Company’s wholly-owned subsidiaries. The Company offers commercial payment advisory services, international corporate financing advisory services and intermediary bank loan advisory services. The Company’s wholly owned subsidiaries include: Hongkong Internet Financial Services Limited, (“HKFS’) which was established in Hongkong on October 7, 2015, and Beijing Yingxin Yijia Internet Technology Co., Ltd., (“Yingxin Yijia”) which was established on December 31, 2015 in Beijing, China by HKFS.

Beijing Sheng Ying Xin Management Consulting Co., Ltd. (“Sheng Ying Xin”) was incorporated in Beijing, China on September 16, 2014. On December 29, 2016, Sheng Ying Xin incorporated Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd. (“Kashgar SYX”) in the People’s Republic of China with a registered capital of RMB 5,000,000 (approximately US$ 726,665), which capital has to be contributed in full by December 31, 2026. The legal representative of Kashi SYX is Mr. Shaoyong Huang, who is also a 1% equity shareholder of Sheng Ying Xin.

CIFS is 81.7% owned by Mr. Jianxin Lin (through an entirely owned and controlled British Virgin Islands company, Jianxin Management Limited) , who also owned 99% of Sheng Ying Xin directly and 1% of Sheng Ying Xin indirectly since its inception, September 16, 2014; Mr. Jianxin Lin is the chief executive officer of both CIFS and Sheng Ying Xin. So CIFS and Sheng Ying Xin were considered to be under common control since September 28, 2015.

On April 26, 2016, a series of agreements were entered into among Yingxin Yijia, Sheng Ying Xin and its shareholders (the “VIE Agreements”). As a result of the VIE Agreements, Yingxin Yijia become the primary beneficiary of Sheng Ying Xin. CIFS is able to exercise control over Sheng Ying Xin and was entitled to substantially all of the economic benefits of Sheng Ying Xin through Yingxin Yijia, and CIFS treats Sheng Ying Xin as its variable interest entity (“VIE”) under U.S. GAAP. As a result, the results of operations, assets and liabilities of Sheng Ying Xin and its subsidiary (collectively “VIEs”) have been included in the accompanying consolidated financial statements.

Since CIFS and its subsidiaries were formed in 2015 and do not have significant operations since inception as well as CIFS and Sheng Ying Xin are under common control, the VIE Agreements dated April 26, 2016 shall be considered as capital transaction in substance. Accordingly, the consolidated balance sheets as of December 31, 2015 and 2016 included the accounts and balances of CIFS and its subsidiaries, Sheng Ying Xin and its subsidiary at their respectively carrying value. The consolidated statements of income and comprehensive income for the years ended December 31, 2016 and 2015 were the historical operations of Sheng Ying Xin.

F-7

As of December 31, 2016, the Company’s corporate structure is set forth below:

The following is a summary of the VIE agreements:

Exclusive Business Cooperation Agreement

Pursuant to the terms of a certain Exclusive Business Cooperation Agreement dated April 26, 2016, between Sheng Ying Xin and Yingxin Yijia (the “Exclusive Business Cooperation Agreement”), Yingxin Yijia is the exclusive technology services and consultancy service provider to Sheng Ying Xin. Sheng Ying Xin agreed to pay Yingxin Yijia all fees payable for technologies services and consultancy service, the amount of which equals to 100% net profit of Sheng Ying Xin. Any payment from Sheng Ying Xin to Yingxin Yijia must comply with applicable Chinese laws. Yingxin Yijia is also obligated to bears all losses of Sheng Ying Xin. Further, the parties agreed that Yingxin Yijia shall retain sole ownership of all intellectual property developed in connection with providing technology services to Sheng Ying Xin. The Exclusive Business Cooperation Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by Yingxin Yijia, prior to the expiration of the term. The extended term shall be determined by Yingxin Yijia, and Sheng Ying Xin shall accept such extended term unconditionally.

Power of Attorney

Pursuant to the terms of a certain Power of Attorney dated April 26, 2016, among Yingxin Yijia and the shareholders of Sheng Ying Xin (the “Power of Attorney”), each of the shareholders of Sheng Ying Xin irrevocably appointed Yingxin Yijia as their proxy to exercise on each of such shareholder’s behalf all of their voting rights as shareholders pursuant to PRC law and the Articles of Association of Sheng Ying Xin, including the appointment and election of directors of Sheng Ying Xin. The term of the Power of Attorney is valid so long as such shareholder is a shareholder of Sheng Ying Xin.

F-8

Exclusive Option Agreement

Pursuant to the terms of a certain Exclusive Option Agreement dated April 26, 2016, among Yingxin Yijia, Sheng Ying Xin and the shareholders of Sheng Ying Xin (the “Exclusive Option Agreement”), the shareholders of Sheng Ying Xin granted Yingxin Yijia an irrevocable and exclusive purchase option (the “Option”) to acquire Sheng Ying Xin’s equity interests and/or remaining assets, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. Accordingly, the Option is exercisable at any time at Yingxin Yijia’s discretion so long as such exercise and subsequent acquisition of Sheng Ying Xin does not violate PRC law. The consideration for the exercise of the Option is RMB 1 in total. To the extent Sheng Ying Xin shareholders receive any of such consideration, the Option requires Sheng Ying Xin shareholders to transfer (and not retain) the same to Sheng Ying Xin or Yingxin Yijia. The Exclusive Option Agreement has a ten-year term. The term of these agreements may be extended if confirmed in writing by Yingxin Yijia, and if no written confirmation was obtained from Yingxin Yijia, the Exclusive Option Agreement will be automatically renewed, the term of the renewed agreement will be determined till Yingxin Yijia’s written confirmation.

Share Pledge Agreement

Pursuant to the terms of a certain Share Pledge Agreement dated April 26, 2016 among Yingxin Yijia and the shareholders of Sheng Ying Xin (the “Share Pledge Agreement”), the shareholders of Sheng Ying Xin pledged all of their equity interests in Sheng Ying Xin, including the proceeds thereof, to guarantee all of Yingxin Yijia’s rights and benefits under the Exclusive Business Cooperation agreement, the Power of Attorney and the Exclusive Option Agreement. Prior to termination of the Share Pledge Agreement, the pledged equity interests cannot be transferred without Yingxin Yijia’s prior written consent. All of the equity interest pledges with respect to the equity interests of Sheng Ying Xin according to the Share Pledge Agreement have been registered with relevant office of the Administration for Industry and Commerce in China. The Share Pledge Agreement will be valid until all the payments related to the services provided by Yingxin Yijia to Sheng Ying Xin due under the Exclusive Business Cooperation Agreements have been fulfilled. Therefore, the Share Pledge Agreement shall only be terminated when the payments related to the ten-year Exclusive Business Cooperation Agreement are paid in full and Yingxin Yijia does not intend to extend the term of the Exclusive Business Cooperation Agreement.

Summarized below is the information related to the combined VIEs’ assets and liabilities as of December 31, 2016 and 2015, respectively:

	As of December 31, 2016	As of December 31,2015

Current assets	$29,489,009	$30,218,278
Plant and equipment, net	28,777	40,225
Other noncurrent assets	211,467	226,631
Total assets	29,729,253	30,485,134
Total liabilities	(4,300,574)	(2,159, 601)
Net assets	$25,428,679	$28,325,533

F-9

Summarized below is the information related to the financial performance of the VIEs reported in the Company’s consolidated statements of operations and comprehensive income for the years ended December 31, 2016 and 2015, respectively:

	Year ended December 31, 2016	Year ended December 31, 2015

Revenues	$15,821,980	$7,781,686
Cost of revenues	380,072	235,152
Total operating expenses	1,555,571	1,724,607
Net income	13,920,490	5,612,168

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b) Principle of Consolidation

The consolidated financial statements include the financial statements of all the subsidiaries and VIEs of the Company. All transactions and balances between the Company and its subsidiaries and VIEs have been eliminated upon consolidation.

(c) Foreign currency translation and transactions

The functional currency of CIFS and HKFS is United States dollars (“US$”).The functional currency of Yingxin Yijia, Sheng Ying Xin and Kashgar Sheng Ying Xin, is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange differences are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company’s PRC subsidiary and the financial statements of VIEs are prepared using RMB are translated into Company’s reporting currency, the US$. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and Shareholders’ equity is translated at historical exchange rates except for the change in retained earnings during the year which is the result of the income. The cumulative translation adjustments are recorded in accumulated other comprehensive income in the accompanying consolidated statements of shareholders’ equity.

F-10

The exchange rates applied are as follows:

	December 31, 2016	December 31, 2015
RMB exchange rate at balance sheets dates,	6.9370	6.4936

	Year Ended December 31, 2016	Year Ended December 31, 2015
Average exchange rate for each period	6.6423	6.2264

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The source of the exchange rates is generated from People's Bank of China.

(d) Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

(e) Cash

Cash represents cash on hand and deposits held with banks.

(f) Accounts receivable and loans to third parties

Accounts receivable and loans to third parties are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable and loans receivable. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Based on management’s assessment of the collectability of the accounts receivable and loans to third party, no allowance was deemed necessary as of December 31, 2016 and 2015. The value-added tax receivable from customers included in the accounts receivable in the balance sheet were $457,840 and $275,469 as of December 31, 2016 and 2015, respectively.

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(g) Equipment

The Company states equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets with 5% residual value.

Estimated useful lives of equipment:

Useful Life
Furniture	10 years
Electronic equipment	3 years

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred.

(h) Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. For the years ended December 31, 2016 and 2015, the Company did not recognize any impairment of its long-lived assets.

(i) Statuary Reserve

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”).

Appropriations to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of Board of Directors.

(j) Revenue recognition

Revenue principally consists of consulting service revenue. Revenue comprises the fair value of the consideration received or receivable for the provision of services in the ordinary course of the Company’s activities and is recorded net of value added tax (“VAT”). Consistent with the criteria of ASC 605 “Revenue Recognition” (“ASC 605”), the Company recognizes revenue when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been provided, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

F-12

The Company’s services include commercial payment advisory services, intermediary bank loan advisory services, and international corporate financing advisory services.

For commercial payment advisory after signing contracts with the client, the Company starts to identify and select banks and financial products, coordinate with banks to structure financing solutions for the client. Then the client prepares application materials and sends them to the bank. When approved by the bank, the client will deposit cash with the bank or purchases wealth management products sold by the bank. After this step, the bank will issue a letter of guarantee, which the client will pledge as security for the acceptance bills. The letter of guarantee is a document that the bank provides certifying itself as guarantor. The Company’s service fee is a percentage of the amount of cash deposited with or wealth management products purchased from the bank by the client. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client.

For intermediary bank loan advisory services, the Company matches small-to-medium sized enterprises (“SMEs”) with financing sources. The Company charges borrowers an introduction fee which is calculated at a percentage of the loan. The Company recognizes revenue after the client receives a bank credit contract from the bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the client receives the bank financing and signs off on the contract completion confirmation.

For international corporate financing advisory services, the Company works with overseas banks to structure and provide clients with financing solutions to obtain facilities from overseas banks for the clients’ offshore affiliates. After signing contracts with the client, the Company starts to identify overseas banks and domestic banks, structure financing solutions and facilitate application processes. After the client provides security to the domestic bank, the domestic bank will issue a letter of guarantee to the overseas bank. The overseas bank will provide credit to the affiliate designated by client. The Company’s service fee is a percentage of credit granted by the overseas bank to the offshore affiliate. The Company recognizes revenue after the offshore affiliate receives credit approval notice from the offshore bank and when the Company receives a contract completion confirmation from the client. The Company typically receives the contract completion confirmation when the affiliate receives the bank financing and the client signs off on the contract completion confirmation.

There is no claw back provisions or other guarantees. Full service fee are due upon the contract completion confirmation from the client.

(k) Taxation

a)	Corporate Income Taxes

CIFS is incorporated in the BVI. Under the current law of the BVI, CIFS is not subject to tax on income or capital gains. Additionally, if dividends are paid by CIFS to its shareholders, no BVI withholding tax will be imposed.

F-13

HKFS was incorporated in Hongkong and does not conduct any substantial operations of its own. No provision for Hongkong profits tax has been made in the financial statements as HKFS has no assessable profits for the year ended December 31, 2016.

The CIFS’s PRC subsidiary, Yingxin Yijia and its variable interest entities, Sheng Ying Xin and Kashgar Sheng Ying Xin, being incorporated in the PRC, are governed by the income tax law of the PRC and are subject to PRC enterprise income tax (“EIT”). Effective from January 1, 2008, the EIT rate of PRC is 25%, and applies to both domestic and foreign invested enterprises. Kashgar Sheng Ying Xin, which was incorporated in Kashgar City, Xinjiang Autonomous Region in People's Republic of China, is exempted from income tax from its inception to December 31, 2020 and is subject to a tax rate of 25% after December 31, 2020.

The components of the income tax expense are as follows:

	Year ended December 31, 2016	Year ended December 31, 2015

Current	$2,452,822	$1,817,000
Deferred	-	53,748
Total	$2,452,822	$1,870,748

F-14

Reconciliation of the income tax expenses at the PRC statutory EIT rate of 25% for the years ended December 31, 2016 and 2015 and the Company’s effective income tax expenses is as follows:

	Year ended December 31, 2016	Year ended December 31, 2015
Profit before income taxes	16,341,589	7,482,773
Statutory EIT rate	25%	25%
Income tax expenses computed at statutory EIT rate	4,085,397	1,870,693
Reconciling items:
Valuation Allowance	7,904	-
Effect of tax holidays	(1,640,885)	-
Others	406	55
Income tax expense	2,452,822	1,870,748

b)	Value-added Tax

PRC Value-added Tax

Sheng Ying Xin and Kashgar Sheng Ying Xin are operating entities who provided services in China and therefore are subject to Chinese value-added tax (“VAT”). Sales revenue represents the invoiced value of services, net of a VAT. Before August 1, 2015, Sheng Ying Xin was classified as a small-scale taxpayer, and the VAT is at a rate of 3%. Since August 1, 2015, Sheng Ying Xin was classified as a general taxpayer at a rate of 6%. Kashgar Sheng Ying Xin is subject to a 6% VAT rate. Furthermore, VAT payables of both companies are subject to a 12% surtax, which includes urban maintenance and construction taxes and additional education fees.

c)	Deferred Tax

The Company follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in statement of income and comprehensive income in the period that includes the enactment date. There were no deferred tax asset balance as of December 31, 2016 and 2015. There were no net operating losses carried forward incurred by the Company as of December 31, 2016 and 2015, respectively.

F-15

The tax authority of the PRC government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities. The tax returns of the Company’s PRC subsidiaries and VIEs are subject to examination by the relevant tax authorities. According to the PRC Tax Administration Law on the Levying and Collection of Taxes, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. The Company did not have any material interest or penalties associated with tax positions for the years ended December 31, 2016 and 2015 and did not have any significant unrecognized uncertain tax positions as of December 31, 2016 and 2015, respectively. The Company does not expect that the position of unrecognized tax benefits will significantly increase or decrease within 12 months of December 31, 2016.

d)	Taxes Payable

Taxes payable consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Corporate income tax payable	$2,729,691	$1,433,048
Value added tax payable	916,606	136,126
Other surtaxes payable	109,575	20,448
Total	$3,755,872	$1,599,622

(l) Comprehensive income

The Company presents comprehensive income in accordance with ASC 220, “Comprehensive Income”, which establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive loss, as presented in the Company’s consolidated balance sheets are the cumulative foreign currency translation adjustments.

(m) Earnings per Share

Earnings per share (“EPS”) are calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic earnings per share is computed by dividing income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common stock. Common shares issuable upon the conversion of the convertible preferred shares are included in the computation of diluted earnings per share on an “if-converted” basis when the impact is dilutive. The dilutive effect of outstanding common share warrants and options are reflected in the diluted earnings per share by application of the treasury stock method when the impact is dilutive. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There is no dilutive effect for the years ended December 31, 2016 and 2015.

F-16

(n) Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable and short term loans approximate their fair values because of the short-term nature of these instruments.

(o) Deferred offering cost

The Company capitalized all direct and incremental professional fees incurred relating to the Company’s offering, which will be offset against the gross proceeds of the offering. Total deferred offering costs as of December 31, 2016 amounted to $312,202.

(p) Recently issued accounting standards

FASB Accounting Standards Update No. 2014-09

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which was subsequently modified in August 2015 by ASU No. 2015-14, Revenue from Contracts with Customers, Deferral of the Effective Date, which defers the effective date of the new revenue recognition standard by one year. As a result, the ASU No. 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The core principle of ASU No. 2014-09 is that companies should recognize revenue when the transfer of promised goods or services to customers occurs in an amount that reflects what the company expects to receive. It requires additional disclosures to describe the nature, amount, timing and uncertainty of revenue and cash flows from contracts with customers. In 2016, the FASB issued additional ASUs that clarify the implementation guidance on principal versus agent considerations (ASU 2016-08), on identifying performance obligations and licensing (ASU 2016-10), and on narrow-scope improvements and practical expedients (ASU 2016-12) as well as on the revenue recognition criteria and other technical corrections (ASU 2016-20).”Companies may use either a full retrospective or modified retrospective approach to adopt this ASU. Management is currently evaluating the impact of adopting this new guidance on the Company’s consolidated financial statements and related disclosures. The Company has not yet selected a transition approach.

FASB Accounting Standards Update No. 2016-02

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). The amendments in this update create Topic 842, Leases, and supersede the leases requirements in Topic 840, Leases. Topic 842 specifies the accounting for leases. The objective of Topic 842 is to establish the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. The main difference between Topic 842 and Topic 840 is the recognition of lease assets and lease liabilities for those leases classified as operating leases under Topic 840. Topic 842 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model in Topic 842, the effect of leases in the statement of operations and the statement of cash flows is largely unchanged from previous GAAP. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years for public business entities. Early application of the amendments in ASU 2016-02 is permitted. Management is currently in the process of evaluating the impact of the adoption of ASU 2016-02 on The Company’s consolidated financial statements.

F-17

FASB Accounting Standards Update No. 2016-15

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” The amendments in this Update provide guidance on eight specific cash flow issues including: 1) Debt Prepayment or Debt Extinguishment Costs, 2) Settlement of Zero-Coupon Debt Instruments or Other Debt Instruments with Coupon Interest Rates That Are Insignificant in Relation to the Effective Interest Rate of the Borrowing, 3) Contingent Consideration Payments Made after a Business, 4) Proceeds from the Settlement of Insurance Claims Combination, 5) Proceeds from the Settlement of Corporate-Owned Life Insurance Policies, including Bank-Owned Life Insurance Policies, 6) Distributions Received from Equity Method Investees, 7) Beneficial Interests in Securitization Transactions and 8) Separately Identifiable Cash Flows and Application of the Predominance Principle. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

FASB Accounting Standards Update No. 2017-01

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The standard should be applied prospectively on or after the effective date. The Company is currently evaluating the impact of adopting this standard prospectively upon any transactions of acquisitions or disposals of assets or businesses.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

F-18

NOTE 3. CASH

Cash consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Cash on hand	$3,038	$972
Cash in banks	1,877,387	454,229
Total cash	$1,880,425	$455,201

NOTE 4. OTHER RECEIVABLES AND PREPAYMENTS

Other receivables and prepayments consisted of the following:

	As of December 31, 2016	As of December 31, 2015
Interest receivable	$60,497	$1,483,461
Due from third parties	-	461,993
Others	33,977	11,191
Total	$94,474	$1,956,645

Interest receivable represents interest income earned on loans to third parties (See Note 5). Due from third parties mainly represents receivable related to the sale of the non-operating department, other expenses of year ended December 31, 2015 were the payroll costs related to that department.

NOTE 5. LOANS TO THIRD PARTIES

The Company lends their own funds to the eligible clients occasionally and receives interest income to better utilize the Company’s cash.

Loans to third parties consisted of direct loans and entrusted loan as follows:

	As of December 31, 2016	As of December 31, 2015

Direct loans to third parties	$16,354,331	$23,099,666
Entrusted loans to third parties	2,883,091	-
Total loans to third parties	$19,237,422	$23,099,666

F-19

Direct loans

The Company lends their own funds directly to third party companies and an individual . The detailed direct loan information as of December 31, 2016 is as follows:

Borrower	Amount	Annual Interest rate	Due date
A	$7,207,725	16%	From 6/6/2017 to 9/13/2017
B	2,594,784	14%	3/17/2017
C	2,227,188	14%	9/24/2017
D	4,324,634	16%	From 9/5/2017 to 9/12/2017
Total	$16,354,331

The loans to above customers are made in several batches with varying due dates.

Direct loan balance as of December 31, 2015 of $23,099,666 was to one borrower and was fully collected in 2016. The interest income from such direct loans was $2,369,943 and $1,946,974 for the years ended December 31, 2016 and 2015.

Entrusted loan

The Company also deposit (“entrust”) its funds in trust accounts with certain bank lenders, who will, in turn, make loans to borrowers. The balance of entrusted loan as of December 31, 2016 was $2,883,091 to one borrower and was fully collected in 2017.

NOTE 6. EQUIPMENT, NET

Equipment consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Furniture	$24,338	$25,999
Electronic equipment	20,801	22,222
Total equipment	45,139	48,221
Less: accumulated depreciation	(16,362)	(7,996)
Equipment, net	$28,777	$40,225

Depreciation expense was $9,271 and $ 7,996, respectively for the years ended December 31, 2016 and 2015.

F-20

NOTE 7. INTANGIBLE ASSETS, NET

The intangible assets consisted of the following:

	As of December 31, 2016	As of December 31, 2015

Accounting software	$3,696	$3,949
Less: accumulated amortization	(924)	(263)
Intangible assets, net	$2,772	$3,686

Amortization expense was $708 and $263, respectively, for the years ended December 31, 2016 and 2015.

NOTE 8. RELATED PARTY TRANSACTIONS

Due to a related party:

As of December 31, 2016 and 2015, the Company has related party payables of $163,361 and $228,978, respectively, due to Mr. Jianxin Lin who lend funds for the Company’s operations. The payables are unsecured, non-interest bearing and due on demand.

	As of December 31, 2016	As of December 31, 2015
Mr. Jianxin Lin	$163,361	$228,978

Transaction and balances from related parties:

For the year ended December 31, 2015, the Company recorded revenue from related parties of $421,105. The trade balance due from a related party is $153,998 as of December 31, 2015. The Company provides consulting services to these related parties in its normal course of business on the same terms as those provided to its unrelated clients.

Company Name	Due from related party as of December 31, 2015
Xiamen Luye Trading Co., Ltd	$153,998

Revenue Amount
Year ended
Company Name	December 31, 2015

Xiamen Luye Trading Co., Ltd	$230,910
Xiamen Beiruichen Trading Co., Ltd	190,195
Total	$421,105

Related parties of the Company represented entities that are directly or indirectly owned by directors and officers of the Company or in which the directors and officers of the Company has significant influence.

F-21

NOTE 9. EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Company make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The employee benefits were expensed as contribution was made. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such contributions were approximately $146,429 and $208,220 for the years ended December 31, 2016 and 2015, respectively.

NOTE 10. CONCENTRATION OF RISK

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. As of December 31, 2016 and 2015, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in Mainland China, which management believes are of high credit quality.

Currency convertibility risk

Significant part of the Company’s businesses is transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. These exchange control measures imposed by the PRC government authorities may restrict the ability of the Company’s PRC subsidiary and VIEs to transfer its net assets, which to the Company through loans, advances or cash dividends.

Concentration of customers

There was no customer whose revenue accounts for more than 10% of total revenue for the year ended December 31, 2016. Two customers have outstanding accounts receivable balances that accounts for 15.0% and 12.5% of the total accounts receivable balance as of December 31, 2016, respectively.

Two customers accounted for 11.7% and 10.5% of total revenue for the year ended December 31, 2015, respectively. Their outstanding accounts receivable balance for these customers was 3.2%, 17.1% of the total accounts receivable balance as of December 31, 2015, respectively. Other three customers have accounts receivable balances that accounts for 15.2%, 15.2% and 10.4% of the total accounts receivable balance as of December 31, 2015, respectively.

F-22

NOTE 11. COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s operating lease commitment and donation as of December 31, 2016:

	Donation	Office Rental	Total

Year ending December 31,
2017	$576,618	$471,628	$1,048,246
2018	576,618	-	576,618
2019	576,618	-	576,618
2020	864,927	-	864,927
Total	$2,594,781	$471,628	$3,066,409

For the years ended December 31, 2016, donation expenses were $301,101. The donation was made to China Warmth Project Foundation to set up an International Vocational Education Fund. For the years ended December 31, 2016 and 2015, rental expenses under operating leases were approximately US$453,667 and US$483,970, respectively.

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable.

NOTE 12 RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiary and VIEs only from their retained earnings, if any, determined in accordance with PRC GAAP. In addition, the Company’s subsidiary and VIEs in China are required to make annual appropriations of 10% of after-tax profit to general reserve fund or statutory reserve fund until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Paid in capital of the PRC subsidiary and VIEs included in the Company’s consolidated net assets are also non-distributable for dividend purposes. As a result of these PRC laws and regulations, the Company’s PRC subsidiary and VIEs are restricted in their abilities to transfer net assets to the Company in the form of dividends, loans or advances. As of December 31, 2016 and 2015, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Company’s PRC subsidiary and VIEs that are included in the Company’s consolidated balance sheets, were $10,977,359 and $25,068,676, respectively. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiary and VIEs for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiary and VIEs due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

F-23

On March 1, 2016 the board of directors made a resolution to decrease the paid-in capital of Sheng Ying Xin from RMB 150 million (approximately $24,523,663) to RMB 50 million (approximately $9,167,398). This change of paid-in capital was filed and approved with local State Administration of Industry and Commerce on April 25, 2016 and the cash was returned to the investor.

NOTE 13. SHARE SPLIT

Pursuant to the resolution of the owner adopted on August 16, 2016, the Company is authorized to issue a maximum of 80,000,000 shares of a single class each with a par value of $0.001. On October 9, 2016, the Company effected a split of the Company’s common stock, pursuant to which every one (1) shares of common stock outstanding before the split were converted into twenty million (20,000,000) share of common stock after the split. All share and per share amounts for all periods presented herein have been adjusted to reflect the split as if it had occurred at the beginning of the first period presented.

NOTE 14. SUBSEQUENT EVENTS

Pursuant to the resolution of the shareholders adopted on March 14, 2017, the Company authorized maximum shares that the Company may issue be increased from 80,000,000 shares of a single class with a par value of US$0.001 each to an unlimited number of shares of a single class with a par value of US$0.001 each. Share amounts for all periods presented herein have been adjusted to reflect the change as if it had occurred at the beginning of the first period presented.

F-24

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We may enter into Letter of Appointments with our directors pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7.Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Jianxin Management Limited	September30, 2016	16,340,000 shares	US$ 16,340
Yukkwan Investment Limited	September 30, 2016	920,000 shares	US$ 920
Xingrong Investment Limited	September 30, 2016	840,000 shares	US$ 840
Kafung Management Limited	September 30, 2016	980,000 shares	US$ 980
Alain Investment Holdings Limited	September 30, 2016	920,000 shares	US$ 920

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II -151 of this registration statement.

146

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules, expect for Schedule 1, have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on November 4, 2016.

China Internet Nationwide Financial Services Inc.

By:	/s/ Jianxin Lin
Name:	Jianxin Lin
Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Jianxin Lin	Director and Chief Executive Officer	April 14 , 2017
Jianxin Lin

/s/ Jinchi Xu	Director	April 14 , 2017
Jinchi Xu

/s/ Sheve Li Tay	Director	April 14, 2017
Sheve Li Tay

/s/ Hong Huang	Director	April 14, 2017
Hong Huang

/s/ Kam Cheong Leong	Director	April 14, 2017
Kam Cheong Leong

/s/ Lu Sun	Chief Financial Officer	April 14 , 2017
Lu Sun

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of China Internet Nationwide Financial Services Inc. has signed this registration statement or amendment thereto in on                  , 2017 .

Authorized U.S. Representative

By:
Name:	, on behalf of
Title:

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China Internet Nationwide Financial Services Inc.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement

3.1†	Articles of Associations of China Internet Nationwide Financial Service Inc.

3.2†	Amendment to the Memorandum of Association of China Internet Nationwide Financial Service Inc.

3.3†	Memorandum of Association of China Internet Nationwide Financial Service Inc.

3.4†	Articles of Associations of Jianxin Management Limited

3.5†	Memorandum of Association of Jianxin Management Limited

3.6†	Business License of Beijing Yingxin Yijia Network Technology Co., Ltd

3.7†	Articles of Association of Beijing Yingxin Yijia Network Technology Co., Ltd

3.8†	Business License of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated February 17, 2016

3.9†	New Business License of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 25, 2016

3.10†	Articles of Association of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd

3.11†	Business License of Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd dated February 6, 2015

3.12†	Business License of Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd dated June 30, 2015

3.13†	Internet Content Provider License of People’s Republic of China

3.14†	Certificate of Incorporation of Hongkong Internet Financial Services Limited

3.15†	Incorporation Form of Hongkong Internet Financial Services Limited

3.16†	Articles of Association of Hongkong Internet Financial Services Limited

3.17	Business License of Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.

3.18	Articles of Association of Kashgar Sheng Yingxin Enterprise Consulting Co., Ltd.

3.19	Amended and Restated Memorandum of Association of China Internet Nationwide Financial Service Inc. dated March 20, 2017.

4.1	Registrant’s Specimen Certificate for Ordinary Shares

5.1	Opinion of Harneys regarding the validity of the ordinary shares being registered

8.1	Opinion of Harneys regarding certain British Virgin Islands tax matters (included in Exhibit 5.1)

8.2	Opinion of Han Kun Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	Employment Agreement between the Company and its executive officers.

10.2†	English translation of Lease Agreement dated October 8, 2014

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10.3†	English translation of Form of Financial Advisory Agreement for Commercial Payment Advisory Services (2016 version)

10.4†	English translation of Form of Financial Advisory Agreement for International Corporate Financing Advisory Services (2016 version)

10.5†	English translation of Form of Financial Advisory Agreement for Intermediary Bank Loan Advisory Services (2016 version)

10.6†	English translation of Form of Financial Advisory Agreement (2015 version)

10.7†	English translation of RMB Entrusted loan Contract (Agency Contract) entered into by and between Ding Zhi Tai Da Investment Management (Beijing) Co., Ltd and China Guangfa Bank Co., Ltd dated December 24, 2015

10.8†	English translation of Loan Contract entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Xiamen Jingsu Trading Limited Company dated March 18, 2016

10.9†	English translation of Loan Extension Contract entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Xiamen Jingsu Trading Limited Company dated September 17, 2016.

10.10†	Exclusive Business Cooperation Agreement entered into by and between Beijing Yingxin Yijia Network Technology Co., Ltd and Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 26, 2016.

10.11†	Exclusive Option Agreement among Beijing Yingxin Yijia Network Technology Co., Ltd, Jianxin Lin, Shaoyong Huang and Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 26, 2016.

10.12†	Power of Attorney granted by shareholders of Sheng Ying Xin (Beijing) Management Consulting Co., Ltd (Jianxin Lin and Shaoyong Huang) dated April 26, 2016.

10.13†	Share Pledge Agreement among Beijing Yingxin Yijia Network Technology Co., Ltd, Jianxin Lin, Shaoyong Huang and Sheng Ying Xin (Beijing) Management Consulting Co., Ltd dated April 26, 2016.

10.14 †	Loan Agreement between the Company and Jianxin Lin dated March 17, 2016.

10.15 †	Employment Agreement between the Company and Jianxin Lin dated September 30, 2014.

10.16 †	Employment Agreement between the Company and Jinchi Xu dated September 30, 2014.

10.17 †	Employment Agreement between the Company and Lu Sun dated December 1, 2015.

10.18	Letter of Appointment between the Company and Sheve Li Tay dated February 22, 2017.

10.19	Letter of Appointment between the Company and Hong Huang dated February 22, 2017.

10.20	Letter of Appointment between the Company and Kam Cheong Leong dated February 22, 2017.

10.21	Form of Lock-Up Agreement between the Company and Boustead Securities LLC

10.22	Form of Warrant Agreement between the Company and Boustead Securities LLC

10.23	English translation of Loan Contract entered into by and between Sheng Ying Xin (Beijing) Management Consulting Co., Ltd and Cai Longge dated September 25, 2016

21.1†	Subsidiaries of the Registrant

23.1	Consent of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm

23.2	Consent of Harneys (included in Exhibit 5.1)

23.3	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4 †	Consent of Beijing Han Ding Century Consulting Company

24.1†	Power of Attorney (included on signature page)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Han Kun Law Offices as to certain matters under Chinese law

99.3 †	Translation of the report titled “2012-2018 China’s Financial Advisory Services Industry Market Overview Analysis” prepared by Beijing Han Ding Century Consulting Co. Ltd .

*	To be filed by amendment.
†	Previously filed.

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